    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                MOTOROLA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              36-1115800
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                               ----------------
                           1303 EAST ALGONQUIN ROAD
                          SCHAUMBURG, ILLINOIS 60196
                           TELEPHONE: (847) 576-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S PRINCIPAL OFFICES)
                               ----------------
                               CARL F. KOENEMANN
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           1303 EAST ALGONQUIN ROAD
                          SCHAUMBURG, ILLINOIS 60196
                           TELEPHONE: (847) 576-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
           CAROL H. FORSYTE                        PETER M. ASTIZ
            SENIOR COUNSEL                GRAY CARY WARE & FREIDENRICH LLP
            MOTOROLA, INC.                       400 HAMILTON AVENUE
        1303 E. ALGONQUIN ROAD                   PALO ALTO, CA 94301
         SCHAUMBURG, IL 60196                 TELEPHONE: (650) 833-2036
       TELEPHONE: (847) 576-7646
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Starfish Software, Inc., a California corporation, with and into SS Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Registrant, pursuant to the Agreement and Plan of Merger dated as of July 1, 1998, as amended (attached as Annex A1 and A2 to the enclosed Proxy Statement/Prospectus), have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED          REGISTERED    PER SHARE(3)   PRICE(2)(3)        FEE
-----------------------------------------------------------------------------------
Common Stock, par value
 $3.00 per share(1).....  1,979,098(2)       (3)            (3)             $0
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) With attached rights to purchase additional shares of Common Stock in certain circumstances.
(2) Based upon an estimate of the maximum number of shares of the Common Stock of the Registrant, $3.00 par value per share, issuable as described herein.
(3) Pursuant to Rule 457(f) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis that the book value of the securities of Starfish Software, Inc. that would be cancelled in the Merger, if the closing date of the Merger was August 6, 1998, is less than the amount of cash to be paid by Motorola, Inc. in connection with the Merger.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

                            STARFISH SOFTWARE, INC.
                             1700 GREEN HILLS ROAD
                        SCOTTS VALLEY, CALIFORNIA 95066

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON            , 1998

TO: THE SHAREHOLDERS OF STARFISH SOFTWARE, INC.

  NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Starfish Software, Inc., a California corporation ("Starfish"), will be held
at          a.m. local time, on                   , 1998, at the offices of
Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301 (the "Special Meeting"), to consider and vote upon the following proposals:

    1. To approve and adopt the Agreement and Plan of Merger dated as of July 1, 1998 by and among Starfish, Motorola, Inc., a Delaware corporation ("Motorola"), and SS Acquisition Corporation, a California corporation and wholly-owned subsidiary of Motorola ("Sub"), as amended by that certain Amendment No. 1 dated as of July 24, 1998 (the "Merger Agreement"), and to approve the merger (the "Merger") of Starfish with and into Sub pursuant to the Merger Agreement. As a result of the Merger: (i) the separate corporate existence of Starfish will cease and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Motorola; (ii) each outstanding share of common stock, no par value per share, of Starfish ("Starfish Common Stock") and Series A Preferred Stock, no par value per share, of Starfish ("Starfish Series A Preferred Stock") (except Dissenting Shares (as defined in the attached Proxy Statement/Prospectus), if any) will be converted into the right to receive: (a) $3.50 in cash ($.55 of which is conditional and will be withheld to secure certain indemnification obligations), and (b) .0661 shares of Common Stock, $3.00 par value per share, of Motorola ("Motorola Common Stock") (.0104 shares of which are conditional and will be withheld to secure certain indemnification obligations); (iii) each outstanding share of Series B Preferred Stock, no par value per share, of Starfish ("Starfish Series B Preferred Stock" and, together with Starfish Series A Preferred Stock, collectively, "Starfish Preferred Stock") (except shares owned by Motorola and Dissenting Shares, if any) will be converted into the right to receive: (a) $35.00 in cash ($5.50 of which is conditional and will be withheld to secure certain indemnification obligations), and (b) .6608 shares of Motorola Common Stock (.1038 shares of which are conditional and will be withheld to secure certain indemnification obligations); and (iv) each outstanding option to purchase Starfish Common Stock will be converted into an option to purchase a fraction of a share of Motorola Common Stock determined based on the Option Exchange Ratio (as defined in the attached Proxy Statement/Prospectus).

    2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

  The Board of Directors has fixed the close of business on         , 1998 as
the record date for the determination of the holders of Starfish Common Stock and Starfish Series A Preferred Stock and Series B Preferred Stock for purposes of the Special Meeting (the "Record Date"). Accordingly, only shareholders of record at the close of business on such date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  Details of the proposed Merger, including the indemnification obligations and other important information concerning Starfish and Motorola, are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

  Certain officers, directors and shareholders of Starfish have entered into Voting Agreements with Motorola in respect of an aggregate of approximately
    % of the outstanding Starfish Common Stock and approximately 1% of the outstanding Starfish Series B Preferred Stock as of the Record Date pursuant to which such shareholders, among other things, have agreed to vote such shares in favor of the Merger and any matter which could reasonably be expected to facilitate the Merger. Motorola holds approximately 56.6% of the outstanding Starfish Preferred Stock and intends to vote all such shares in favor of the Merger and any matter which could reasonably be expected to facilitate the Merger.

  STARFISH'S BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THE PROPOSED MERGER, HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF STARFISH AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE STARFISH BOARD UNANIMOUSLY RECOMMENDS THAT STARFISH SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                                          By Order of the Board of Directors

                                          -------------------------
                                          Norman Cheung
                                          Chief Financial Officer

Scotts Valley, California
        , 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON, EVEN IF HE OR SHE HAS RETURNED A PROXY. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

  PLEASE DO NOT SEND ANY STARFISH STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                  SUBJECT TO COMPLETION DATED AUGUST 7, 1998

                               ----------------

                    STARFISH SOFTWARE, INC. PROXY STATEMENT
     FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON          , 1998

                               ----------------

                           MOTOROLA, INC. PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus is being furnished to shareholders of Starfish Software, Inc., a California corporation whose principal executive offices are located at 1700 Green Hills Road, Scotts Valley, California 95066 ("Starfish"), in connection with the solicitation of proxies by the Starfish Board of Directors for use at the Special Meeting of Starfish shareholders
(the "Special Meeting") to be held at       a.m., local time, on        , 1998
at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301, and at any adjournments or postponements thereof.

  This Proxy Statement/Prospectus constitutes a prospectus of Motorola, Inc., a Delaware corporation ("Motorola"), with respect to up to 1,979,098 shares of its Common Stock, par value $3.00 per share (together with the rights (if any) attaching to such stock pursuant to that certain Rights Agreement dated as of November 9, 1988, as amended, by and between Motorola and Harris Trust and Savings Bank, "Motorola Common Stock"), to be issued in connection with the proposed merger (the "Merger") of Starfish with and into SS Acquisition Corporation, a California corporation and wholly-owned subsidiary of Motorola ("Sub"), pursuant to the terms set forth in the Agreement and Plan of Merger dated as of July 1, 1998, by and among Motorola, Sub and Starfish, as amended by that certain Amendment No. 1 dated as of July 24, 1998 (the "Merger Agreement"), a copy of which is attached hereto as Annex A1 and A2.

  All information contained in this Proxy Statement/Prospectus relating to Starfish has been supplied by Starfish and all information relating to Motorola has been supplied by Motorola. Motorola has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, covering up to 1,979,098 shares of Motorola Common Stock to be issued in connection with the Merger.

                               ----------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY STARFISH SHAREHOLDERS BEFORE APPROVING AND ADOPTING THE MERGER AGREEMENT AND APPROVING THE MERGER.

NEITHER THIS TRANSACTION NOR THE SECURITIES OF MOTOROLA OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COM-
 MISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REP-
  RESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus and the accompanying forms of proxies are
first being mailed to shareholders of Starfish on or about               ,
1998.

        The date of this Proxy Statement/Prospectus is          , 1998.

                             AVAILABLE INFORMATION

  Motorola is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, information statements and other information with the Commission. Such reports, information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Motorola may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. Motorola is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by Motorola with the Commission have been and will be filed electronically. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including Motorola, that file electronically with the Commission.

  As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. For such information, reference is made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but are complete in all material respects for the purposes made herein. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement (and exhibits thereto) should be available for inspection at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by Motorola with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus and shall be deemed to be a part hereof:

  1. Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  2. Motorola's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998.

  3. Motorola's Current Report on Form 8-K dated June 5, 1998.

  4. The description of Motorola's Common Stock contained in its Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

  5. The description of Motorola's Preferred Share Purchase Rights included in the Registration Statement on Form 8-A, dated November 15, 1988, as amended by Forms 8 dated August 9, 1990 and December 2, 1992 and by Form 8-A dated February 28, 1994.

  All documents filed by Motorola with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from their respective dates of filing. Any statement contained herein or in any document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for all purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  Motorola will provide without charge to each person to whom a copy of this Proxy Statement/Prospectus has been delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Proxy Statement/Prospectus (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement/Prospectus incorporates). Requests should be directed to: A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196, telephone number (847) 576-5000. In order to ensure timely delivery of the
documents, any such request should be made by                 , 1998.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER MOTOROLA OR STARFISH. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE MOTOROLA COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LEGALLY MADE. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN ARE CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  This Proxy Statement/Prospectus contains separate trademarks of Motorola and Starfish.

                                  SAFE HARBOR
                        FOR FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on current expectations of Motorola or Starfish, as the case may be. All statements other than statements of historical facts included in this Proxy Statement/Prospectus, including those regarding the financial position, business strategy, projected costs, backlog and plans and objectives of management for future operations of Motorola or Starfish, as the case may be, are forward-looking statements. Although Motorola or Starfish believes that the expectations of Motorola or Starfish, as the case may be, reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Motorola and Starfish, as the case may be, could differ materially. Important factors that could cause actual results to differ materially from the expectations of Motorola or Starfish, as the case may be ("Cautionary Statements"), are disclosed under "Risk Factors," "Starfish Management's Discussion and Analysis of Results of Operations and Financial Condition," in Motorola's 1998 Proxy Statement on pages F-8 and F-9 and in Motorola's other SEC filings, and elsewhere in this Proxy Statement/Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Proxy Statement/Prospectus. These forward-looking statements represent the judgment of Motorola or Starfish, as the case may be, as of the date of this Proxy Statement/Prospectus. All subsequent written and oral forward-looking statements attributable to Motorola or Starfish or persons acting on behalf of Motorola or Starfish are expressly qualified in their entirety by the Cautionary Statements. Motorola and Starfish disclaim, however, any intent or obligation to update their respective forward-looking statements.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   i
SAFE HARBOR FOR FORWARD LOOKING STATEMENTS.................................  ii
SUMMARY....................................................................   1
  The Companies............................................................   1
  Special Meeting of Shareholders of Starfish..............................   1
  The Merger...............................................................   3
  Selected Summary Historical Financial Information........................   9
  Comparative Per Share Data...............................................  11
  Market Price Data........................................................  12
RISK FACTORS...............................................................  13
  General Risks............................................................  13
  Risks Related to the Merger..............................................  16
  Risks Relating to Starfish...............................................  18
THE SPECIAL MEETING........................................................  21
  General..................................................................  21
  Matters to be Considered at the Meeting..................................  21
  Record Date; Shareholders Entitled to Vote; Outstanding Shares...........  21
  Quorum; Abstentions......................................................  21
  Vote Required; Voting Agreements.........................................  22
  Voting; Revocability of Proxies..........................................  22
  Solicitation of Proxies..................................................  22
THE MERGER.................................................................  23
  Background of the Merger.................................................  23
  Reasons for the Merger; Recommendation of the Starfish Board of
   Directors...............................................................  24
  Conduct of Starfish if Merger is not Consummated.........................  26
  Shares of Motorola Common Stock to be Issued.............................  26
  Shares of Starfish Stock Outstanding.....................................  26
  Interests of Certain Persons in the Merger...............................  26
  Material Contracts Between Motorola and Starfish.........................  26
  Voting Agreements........................................................  27
  Non-Competition Agreements...............................................  27
  Accounting Treatment.....................................................  28
  Certain Federal Income Tax Consequences..................................  28
  Management and Operations After the Merger...............................  30
  Regulatory Approvals.....................................................  30
  Resale of Motorola Common Stock..........................................  31
  New York Stock Exchange Listing..........................................  31
  Dissenters' Rights.......................................................  31
THE MERGER AGREEMENT.......................................................  33
  The Merger...............................................................  33
  Effective Time of the Merger.............................................  33
  Effect of the Merger on Starfish Stock...................................  33
  Effect of the Merger on Starfish Stock Owned by Motorola.................  34

  Merger Consideration....................................................    34
  Assumption of Starfish Options..........................................    35
  Surrender of Certificates...............................................    35
  Indemnification, Escrowed Shares and Holdback Amount....................    35
  Appointment of Shareholder Representative...............................    36
  Bonus Pool..............................................................    37
  Representations and Warranties..........................................    37
  Certain Covenants and Agreements........................................    38
  Conditions..............................................................    38
  Termination.............................................................    39
  Amendment and Waiver....................................................    39
  Expenses................................................................    39
STARFISH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................    40
PRINCIPAL SHAREHOLDERS OF STARFISH........................................    43
COMPARISON OF RIGHTS OF HOLDERS OF MOTOROLA COMMON STOCK AND HOLDERS OF
 STARFISH STOCK...........................................................    44
  Number of Directors.....................................................    44
  Cumulative Voting for Directors.........................................    45
  Classified Board of Directors...........................................    45
  Director Voting.........................................................    45
  Removal of Directors....................................................    45
  Filling Vacancies on the Board of Directors.............................    46
  Advance Notice of Stockholder/Shareholder Proposals.....................    46
  Power to Call Special Meetings of Stockholders/Shareholders.............    46
  Business Combination Following a Change of Control......................    46
  Amendment of Charter Documents..........................................    47
  Indemnification.........................................................    47
  Restriction on Sales of Stock...........................................    47
  Inspection of Stockholders/Shareholders List............................    48
  Dissenters' Rights......................................................    48
  Shareholder Rights Plan.................................................    48
INFORMATION REGARDING MOTOROLA............................................    49
INFORMATION REGARDING STARFISH............................................    49
LEGAL MATTERS.............................................................    49
EXPERTS...................................................................    49
INDEX TO FINANCIAL STATEMENTS.............................................   F-1
ANNEX A1--Agreement and Plan of Merger....................................  A1-1
ANNEX A2--Amendment No. 1 dated July 24, 1998 to the Agreement and Plan of
 Merger...................................................................  A2-1
ANNEX B--Form of Exchange Agreement.......................................   B-1
ANNEX C--Chapter 13 of the California Corporations Code...................   C-1

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) contained elsewhere (including the Annexes hereto), or incorporated by reference, in this Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. Unless the context otherwise requires, references to "Motorola" mean Motorola, Inc., a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references to "Starfish" mean Starfish Software, Inc., a California corporation. Shareholders are urged to read this Proxy Statement/Prospectus (including the Annexes hereto) in its entirety.

                                 THE COMPANIES

MOTOROLA

  Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 and its telephone number at that address is (847) 576-5000. Motorola is one of the world's leading providers of wireless communications, semiconductors and advanced electronic systems, components and services. Major equipment businesses include cellular telephone, two-way radio, paging and data communications, personal communications, automotive, defense and space electronics and computers. Motorola semiconductors power communication devices, computers and millions of other products. "Motorola" is a registered trademark of Motorola.

STARFISH

  Starfish provides customized solutions for the connected information device ("CID") market, which includes smart pagers, smart phones and PC companions. Starfish's core device, server and desktop technologies form the basis of its TrueSync Technology Platform which has been designed to deliver rapid, cost effective, solutions to help its customers introduce products and services in the CID market quickly and with advanced functionality. The TrueSync Technology Platform facilitates the exchange and management of information between wireline and wireless devices based on the premise that this information should be accessible by the user on an "anywhere/everywhere" basis. Starfish technology is used with a variety of products including the REX PC Companion and TrueSync CE. Starfish was incorporated in California in March 1994. Starfish maintains its executive offices at 1700 Green Hills Road, Scotts Valley, California 95066 and its telephone number is (408) 461-5800. "Starfish," "Starfish Software" and "TrueSync" are registered trademarks of Starfish.

SS ACQUISITION CORPORATION

  Sub is a California corporation incorporated on June 29, 1998. Sub has no operations and has not engaged in any significant activities other than in connection with the Merger Agreement and the transactions contemplated thereby. Sub's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 and its telephone number at that address is (847) 576-5000.

                  SPECIAL MEETING OF SHAREHOLDERS OF STARFISH

TIME, DATE AND PLACE

  The Special Meeting will be held at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301, on
  , 1998, at       a.m., local time.

PURPOSE OF SPECIAL MEETING

  At the Special Meeting, shareholders of record of Starfish will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and to approve the Merger (which will also constitute approval of the appointment of Philippe Kahn as the Shareholder Representative (as defined in the Merger Agreement) to act in accordance with the terms of the Exchange Agreement (a form of which is attached hereto as Annex B)). As a result of the Merger, the separate corporate existence of Starfish will cease and Sub will continue as the surviving corporation and as a wholly-owned subsidiary of Motorola.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; OUTSTANDING SHARES

  Only holders of record at the close of business on             , 1998 (the
"Record Date") of issued and outstanding shares of common stock, no par value per share ("Starfish Common Stock" and, together with Starfish Preferred Stock (as defined below), collectively, "Starfish Stock"), Series A Preferred Stock, no par value per share ("Starfish Series A Preferred Stock") or Series B Preferred Stock, no par value per share ("Starfish Series B Preferred Stock", and, together with Starfish Series A Preferred Stock, collectively, "Starfish Preferred Stock") of Starfish are entitled to notice of and to vote at the Special Meeting.

  As of the Record Date, there were             shares of Starfish Common
Stock, 356,506 shares of Starfish Series A Preferred Stock and 473,725 shares of Starfish Series B Preferred Stock outstanding and held by shareholders of record. Holders of shares of Starfish Common Stock are entitled to one vote per share, and holders of shares of Starfish Preferred Stock, are entitled to one vote per share at the Special Meeting. Each share of Starfish Series A Preferred Stock is convertible into one share of Starfish Common Stock and each share of Starfish Series B Preferred Stock is convertible into ten shares of Starfish Common Stock. See "Special Meeting--Vote Required."

VOTE REQUIRED; QUORUM; VOTING AGREEMENTS

  Approval and adoption of the Merger Agreement and the approval of the Merger requires the affirmative vote of holders of (i) a majority of the outstanding shares of Starfish Common Stock entitled to vote, and (ii) a majority of the outstanding shares of Starfish Preferred Stock entitled to vote, voting together as a single class.

  The presence in person or by properly executed proxy of holders of a majority of the outstanding shares of Starfish Common Stock and the outstanding shares of Starfish Preferred Stock (determined in the aggregate, on an as converted basis) is necessary to constitute a quorum at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be tabulated to determine whether or not a quorum is present. Abstentions will be counted for purposes of determining the presence of a quorum, but will have the effect of a vote against the approval and adoption of the Merger Agreement and the approval of the Merger.

  As of the Record Date, certain directors, executive officers and 5% or greater shareholders of Starfish held or may be deemed to have held
shares of Starfish Common Stock directly or beneficially, representing     % of
the outstanding shares of Starfish Common Stock. In addition, as of the Record Date, such persons held no shares of Starfish Series A Preferred Stock. As of the Record Date, Motorola held or may be deemed to have held 99% of the outstanding shares of Starfish Series B Preferred Stock. The remaining Starfish Series B Preferred Stock is held by certain directors of Starfish.

  Certain officers, directors and shareholders of Starfish have entered into Voting Agreements with Motorola (the "Voting Agreements"), in respect of an
aggregate of approximately   % of the outstanding shares of Starfish Common
Stock and approximately 1% of the outstanding shares of Starfish Series B Preferred Stock as of the Record Date whereby they have agreed, among other things, to vote such shares of Starfish Common Stock and Starfish Series B Preferred Stock in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any matter which could reasonably be expected to facilitate the Merger. Motorola holds approximately 56.6% of the outstanding Starfish Preferred Stock and intends to vote all such shares in favor of the Merger and any matter which could reasonably be expected to facilitate the Merger.

RECOMMENDATION OF THE STARFISH BOARD OF DIRECTORS

  The Board of Directors of Starfish has carefully reviewed and considered the terms of the proposed Merger, has determined that the Merger is fair to and in the best interest of Starfish and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board unanimously recommends that holders of Starfish Stock vote "FOR" approval and adoption of the Merger Agreement and approval of the Merger. See "The Merger-- Reasons for the Merger; Recommendation of the Starfish Board of Directors."

                                   THE MERGER

EFFECTIVE TIME OF THE MERGER

  It is anticipated that the Merger will become effective as promptly as practicable after the requisite shareholder approval has been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger
will occur on or about             , 1998.

EFFECT OF THE MERGER

  Starfish Stock. At the Effective Time, each stock certificate representing shares of Starfish Common Stock, Starfish Series A Preferred Stock and Starfish Series B Preferred Stock (except for shares owned by Motorola and Dissenting Shares (as defined below), if any) will, without any action on the part of the holder thereof, be converted into a right to receive the Merger Consideration (as described below). The Merger Consideration will only be paid to holders of record of Starfish Stock at the Effective Time and will be paid only upon surrender to the Exchange Agent (as defined below) by a Starfish shareholder of the stock certificates representing shares of Starfish Stock, together with a properly completed Letter of Transmittal (as defined below). Fractional shares of Motorola Common Stock will not be issuable in connection with the Merger. Starfish shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash determined as described herein under "The Merger Agreement--Merger Consideration."

  NO ASSURANCE CAN BE GIVEN THAT THE CURRENT MARKET VALUE OF MOTOROLA COMMON STOCK OR THE VALUATION PERIOD STOCK PRICE (AS DEFINED BELOW) OF $52.97 WILL BE EQUIVALENT TO THE MARKET VALUE OF MOTOROLA COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A STARFISH SHAREHOLDER OR AT ANY OTHER TIME. SUCH MARKET VALUE MAY BE MORE OR LESS THAN THE CURRENT MARKET VALUE OR THE VALUATION PERIOD STOCK
PRICE OF MOTOROLA COMMON STOCK DUE TO NUMEROUS FACTORS. ON      , 1998, THE
CLOSING SALES PRICE OF MOTOROLA COMMON STOCK ON THE NYSE COMPOSITE TRANSACTION
REPORTING SYSTEM WAS $     PER SHARE.

  STARFISH SHAREHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

  Stock Options. At the Effective Time, each option granted by Starfish under the Starfish 1995 Stock Option Plan or the Starfish 1997 Stock Option Plan to purchase Starfish Common Stock outstanding immediately prior thereto (a "Starfish Option") will cease to represent a right to acquire shares of Starfish Common Stock and will be assumed by Motorola and automatically converted into an option (an "Exchanged Option") to purchase shares of Motorola Common Stock exercisable until the current termination of the Starfish Option (and subject to the terms of either the 1995 Stock Option Plan or the 1997 Stock Option Plan of Starfish as the case may be). The number of shares of Motorola Common Stock (rounded down to the nearest whole number) that the holder of such Exchanged Option will be entitled to purchase will be equal to the product of the number of shares of Starfish Common Stock subject to the Starfish Option immediately prior to the Effective Time and .13215 (as calculated below, the "Option Exchange Ratio"). The exercise price per share of Motorola Common Stock (rounded up to the nearest $.001) under the Exchanged Option will be equal to the exercise price per share of Starfish Common Stock under the Starfish Option divided by the Option Exchange Ratio. The Option Exchange Ratio of .13215 is the quotient of (i) $7.00 divided by (ii) $52.97 (as calculated below, the "Valuation Period Stock Price"). See "The Merger Agreement--Assumption of Starfish Options."

  Starfish Stock Owned By Motorola. Each share of Starfish Stock owned by Motorola or by any direct or indirect wholly-owned subsidiary of Motorola immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. See "The Merger Agreement--Effect of the Merger on Starfish Stock Owned by Motorola."

MERGER CONSIDERATION

  Starfish Common Stock and Starfish Series A Preferred Stock. At the Effective Time, each share of Starfish Common Stock and Starfish Series A Preferred Stock that is issued and outstanding prior thereto (except for Dissenting Shares, if any) will be converted into the right to receive (i) $3.50 in cash ($.55 of which is conditional and will be withheld to secure certain indemnification obligations) and (ii) .0661 (as calculated below, the "Common and Series A Exchange Ratio") shares of Motorola Common Stock (.0104 shares of which are conditional and will be withheld to secure certain indemnification obligations). No fractional shares of Motorola Common Stock will be issued. Starfish shareholders will receive cash in lieu of any fractional shares to which they are otherwise entitled. The Common and Series A Exchange Ratio of
 .0661 is the quotient (calculated to the nearest 0.0001) of (i) $3.50 divided by (ii) $52.97, the Valuation Period Stock Price. The Valuation Period Stock Price of $52.97 is based on the average of the high and low sale prices of Motorola Common Stock as reported on the New York Stock Exchange--Composite Transactions for the period beginning May 12, 1998 and ending June 30, 1998.

  Starfish Series B Preferred Stock. At the Effective Time, each share of Starfish Series B Preferred Stock that is issued and outstanding prior thereto (except for shares held of record by Motorola and Dissenting Shares, if any) will be converted into the right to receive (i) $35.00 in cash ($5.50 of which is conditional and will be withheld to secure certain indemnification obligations), and (ii) .6608 (as calculated below, the "Series B Exchange Ratio") shares of Motorola Common Stock (.1038 shares of which will be withheld to secure certain indemnification obligations). The Series B Exchange Ratio of
 .6608 is the quotient (calculated to the nearest 0.0001) of (i) $35.00 divided by (ii) $52.97, the Valuation Period Stock Price.

CONDITIONS TO THE MERGER; TERMINATION

  The obligations of Motorola and Starfish to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite shareholder and regulatory approvals, approval for listing on the New York Stock Exchange of the Motorola Common Stock to be issued pursuant to the Merger, the absence of any injunction prohibiting consummation of the Merger, the accuracy of the representations made in the Merger Agreement (subject to certain limitations set forth therein), and the receipt of certain legal opinions with respect to corporate, securities and, subject to certain limitations, tax matters. See "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions." Consummation of the Merger is conditioned upon the satisfaction or waiver of certain conditions set forth in the Merger Agreement. See "The Merger Agreement--Conditions."

  The consummation of the Merger is also subject to the expiration of the relevant waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "The Merger--Regulatory Approvals."

  The Merger Agreement may be terminated (i) by the mutual consent of Motorola, Sub and Starfish, (ii) by either Motorola or Starfish if the Merger has not been consummated by October 31, 1998, and (iii) under certain other circumstances. See "The Merger Agreement--Termination and Amendment and Waiver."

INDEMNIFICATION, ESCROWED SHARES AND HOLDBACK AMOUNT

  At the Effective Time (and, with respect to those shares held by holders of Starfish Stock which qualify as "dissenting shares" as defined in Section 1300(b) of the California Corporations Code ("CA Code") (the "Dissenting Shares") for which appraisal rights have not been perfected or lost, such later time as determined in accordance with Section 2.4 of the Merger Agreement), Motorola will deposit with Harris Bank & Trust (the "Exchange Agent") certificates representing approximately 15.7% of the shares of Motorola Common Stock issuable to the holders of Starfish Stock in the Merger. Such shares (the "Escrowed Shares") will be registered in the name of and deposited with the Exchange Agent pursuant to the terms of the Merger Agreement.

  In addition, Motorola will deposit into escrow: (i) on the day six months following the Closing Date (as defined in the Merger Agreement), $5,000,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement (as defined in the Merger Agreement)); (ii) on the first anniversary of the Closing Date, $5,000,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement); (iii) on the second anniversary of the Closing Date, $2,500,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement); and (iv) on the third anniversary of the Closing Date, the remaining Holdback Amount, estimated to be $2,500,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement) (the "Holdback Amount"). The Holdback Amount is an aggregate amount of approximately $15,000,000 plus interest (subject to adjustment), which is equal to the sum of $0.55 per share of Starfish Common Stock and Starfish Series A Preferred Stock issued and outstanding and $5.50 per share of Starfish Series B Preferred Stock issued and outstanding (excluding shares held by Motorola).

  The Holdback Amount and the Escrowed Shares will be available to indemnify Motorola, its affiliates, their representatives, and their successors for specified damages that Motorola has incurred or reasonably anticipates incurring by reason of: (a) any inaccuracy in or breach of any representation or warranty of Starfish; (b) any breach of any covenant or obligation of Starfish under the Merger Agreement; (c) any claim relating to Intellectual Property (as such term is defined in the Merger Agreement) for damages arising out of certain Starfish agreements (as specified in the Merger Agreement); (d) any claim with respect to the fees or expenses of a broker or finder payable by the Starfish shareholders; (e) any Legal Proceeding (as such term is defined in the Merger Agreement) relating to any inaccuracy, breach or expense of the type referred to in (a)-(d) hereof; or (f) any obligation or duty agreed to or assumed by Starfish in any contract, license or agreement not listed in Part 3.8(k) of the Starfish Disclosure Statement furnished by Starfish in connection with the Merger Agreement, entered into between Starfish and any other party, to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by Starfish or such other party of the Intellectual Property of any third party. In the event that Motorola makes a claim for indemnification, such claim shall be made, first, against the Holdback Amount, and, second, against the Escrowed Shares. Claims against the Holdback Amount and the Escrowed Shares shall be Motorola's sole remedy following the Merger for any such breaches. Motorola's right to make a claim against the Holdback Amount and the Escrowed Shares is subject to certain limitations. The obligation to indemnify will continue for two years from the Closing Date, except for indemnification obligations relating to certain of Starfish's Intellectual Property which will continue for three years from the Closing Date. See "The Merger Agreement--Indemnification, Escrowed Shares and Holdback Amount."

  The Exchange Agent shall distribute portions of the Holdback Amount and Escrowed Shares to the Starfish shareholders as soon as practicable, but in no event later than five business days, after certain portions of the Holdback Amount are deposited with the Exchange Agent by Motorola in the manner described above.

APPOINTMENT OF SHAREHOLDER REPRESENTATIVE

  In connection with the Merger, Philippe Kahn, Starfish's President, Chief Executive Officer and Chairman of the Starfish Board of Directors, shall be appointed as the Shareholder Representative to act for and on behalf of each of the Starfish shareholders. In such capacity, Mr. Kahn may, among other things, give and receive notices and communications, authorize delivery to Motorola of the Holdback Amount in satisfaction of indemnification obligations to Motorola, object to such deliveries, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with court orders and arbitrators awards with respect to such claims. As the Shareholder Representative, Mr. Kahn's decisions, acts, consents or instructions shall constitute a decision of all Starfish shareholders and shall be binding and final. In the event that a claim is brought against Mr. Kahn in his capacity as Shareholder Representative, the Starfish shareholders shall indemnify Mr. Kahn against any loss provided that Mr. Kahn acted in good faith and not in a manner constituting gross negligence. APPROVAL BY THE STARFISH SHAREHOLDERS OF THE MERGER AGREEMENT SHALL BE DEEMED TO CONSTITUTE APPROVAL OF THE APPOINTMENT OF PHILIPPE KAHN AS THE SHAREHOLDER REPRESENTATIVE.

BONUS POOL

  In connection with the Merger, Motorola shall establish a bonus pool of $24.11 million (the "Pool") for certain Starfish employees (the "Recipients"), excluding Mr. Kahn and Sonia Lee Kahn, to establish additional incentives for such employees. The Pool shall be funded in three equal installments on the one-year, two-year and three-year anniversaries of the Closing Date. $19 million of the Pool will be funded by Motorola. In addition, on the third anniversary of the Closing Date, subject to certain conditions, Mr. Kahn and Ms. Lee Kahn (together, the "Principal Shareholders") shall collectively contribute $5.11 million of the Pool (the "Principal Shareholders' Contribution"). The Principal Shareholders' Contribution shall be payable first by withholding amounts payable to the Principal Shareholders from the Holdback Amount and second from canceling shares of Motorola Common Stock issuable to the Principal Shareholders from the Escrowed Shares. In the event that amounts remaining in the Holdback Amount and Escrowed Shares are less than $5.11 million, Motorola shall fund the shortfall and the Principal Shareholders shall, within 30 days of written request from Motorola, pay to Motorola the amount of such shortfall.

  The allocation of the Pool shall be the target bonuses for the Recipients. Subject to certain conditions which may be set by the Starfish Board of Directors and the Shareholder Representative, payments shall be made on a pro-rata basis over the three-year period; provided, however, that each Recipient remains in the employ of Motorola during the relevant annual period. In addition, payments shall be made on a date determined by the Board of Directors of the surviving corporation (subject to approval of the Shareholder Representative), but in any event the full amount of the Pool for such period shall be paid with 45 days of the end of the period. In the event that the full amount of the Pool is not payable because some or all of the Recipients have left the employment of Starfish before earning all or part of the Pool allocated to them or otherwise, the Principal Shareholders' Contribution shall be reduced for each dollar of the Pool that is not payable. In the event that the payable portion of the Pool is reduced below $19 million due to such Recipient terminations or otherwise, the amount of such reduction up to $19 million shall be distributed to the other Starfish employees as determined by the Board of Directors of the surviving corporation (subject to the approval of the Shareholder Representative).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of June 30, 1998, directors and executive officers of Starfish and their affiliates may be deemed to be beneficial owners of approximately 82% of the outstanding shares of Starfish Stock. Each of the directors and executive officers of Starfish has advised Starfish that he or she intends to vote or direct the vote of all the outstanding shares of Starfish Stock over which he or she has voting control in favor of the Merger and any matter which could reasonably be expected to facilitate the Merger. In addition, the Starfish Board of Directors agreed to accelerate options to purchase, in the aggregate, 450,000 shares of Starfish Common Stock held by

Messrs. Porat, Mikailli and Meresman, each a non-employee director of Starfish, effective prior to consummation of the Merger and provided that such options are exercised immediately prior to the consummation of the Merger. See "The Merger--Interests of Certain Persons in Merger."

  Certain officers and key employees of Starfish, other than the Principal Shareholders, are eligible to participate in the Bonus Pool.

SURRENDER OF CERTIFICATES

  If the Merger becomes effective, a Letter of Transmittal (a "Letter of Transmittal") with instructions will be mailed to all holders of record of Starfish Stock within three business days after the Effective Time of the Merger for use in surrendering their stock certificates in exchange for cash consideration, certificates representing shares of Motorola Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger Agreement--Surrender of Certificates."

DISSENTERS' RIGHTS

  Holders of Motorola Common Stock are not entitled to appraisal, dissenters' or other similar rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. See "The Merger--Dissenters' Rights."

  Starfish shareholders will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the CA Code. In accordance with these provisions, dissenting Starfish shareholders will have the right to be paid the "fair market value" of their shares of Starfish Stock by fully complying with the procedures specified in the CA Code. The failure of a dissenting Starfish shareholder to timely and properly comply with such procedures will result in the termination or waiver of such rights. See "The Merger--Dissenters' Rights" and Annex C hereto.

  As a condition to their obligation to consummate the Merger, Motorola and Sub are also requiring that shareholders of Starfish holding no more than 10% of the Starfish Stock have perfected, or might be able to perfect, dissenters' rights in connection with the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Merger is conditioned upon Motorola and Starfish each receiving opinions dated as of the Closing Date (the "Tax Opinions"), from their respective tax advisors to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that the consummation of the Merger shall not be conditioned upon receipt by either Motorola or Starfish of said Tax Opinions in the event that the aggregate value of the Motorola Common Stock received by Starfish shareholders at the Effective Time is less than two-thirds of the aggregate amount of cash received by said shareholders at the Effective Time. Assuming that the Merger constitutes a reorganization within the meaning in the Code, a Starfish shareholder who exchanges Starfish Common Stock or Starfish Preferred Stock for a combination of cash and Motorola Common Stock and realizes gain will recognize such gain in an amount equal to the lesser of (i) the amount of gain realized by such shareholder (i.e., the excess of the sum of cash and fair market value of Motorola Common Stock received by the shareholder over the shareholder's tax basis in the Starfish Stock surrendered), and (ii) the amount of cash received by the shareholder. If, however, a Starfish shareholder realizes a loss upon the exchange of Starfish Stock for a combination of cash and Motorola Common Stock, such loss cannot be recognized by the shareholder.

  Gain recognized by a Starfish shareholder will generally be capital gain, provided that the Starfish Stock is held as a capital asset at the Effective Time. No gain or loss will be recognized by Motorola, Sub or Starfish in connection with the Merger. In addition, because a portion of the Merger Consideration will be received by Starfish shareholders after the close of the taxable year in which the Merger occurs, each Starfish shareholder will report gain from the surrender of Starfish Stock only as payments are actually received. See "The Merger--Certain Federal Income Tax Consequences."

  STARFISH SHAREHOLDERS ARE URGED TO CAREFULLY READ THE INFORMATION SET FORTH UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  After the Merger, the separate corporate existence of Starfish will cease and Sub will continue as the surviving corporation under the corporate name Starfish Software, Inc., and succeed to and assume all the rights and obligations of Starfish. Sub will operate as one of Motorola's business units and Motorola currently intends to maintain the headquarters of Sub in California. After the Merger, Sub will have access to resources generally available to Motorola's other business units, will participate in appropriate activities with other Motorola business units and will operate under the direction and guidance of Motorola's senior management. See "The Merger-- Management and Operations After the Merger."

NO SOLICITATION

  Starfish has agreed that it will not (and will use its best efforts to assure that its officers, directors, employees, agents, and affiliates do not on its behalf), and certain shareholders of Starfish have agreed that they will not, take any action to solicit or otherwise encourage any negotiations regarding the acquisition of Starfish nor will Starfish enter into any such agreement.

STOCK EXCHANGE LISTING

  Motorola has agreed to use its best efforts to cause the Motorola Common Stock to be issued pursuant to the Merger Agreement (including Motorola Common Stock issuable upon exercise of an Exchanged Option) to be listed for trading on the New York Stock Exchange. See "The Merger--New York Stock Exchange Listing."

COMPARISON OF SHAREHOLDER RIGHTS

  See "The Merger Agreement--Comparison of Rights of Holders of Motorola Common Stock and Holders of Starfish Stock" for a summary of the material differences between the rights of holders of Motorola Common Stock and Starfish Stock.

RISK FACTORS

  See "Risk Factors" for a discussion of certain risks that should be considered by holders of Starfish Stock in evaluating whether to approve the Merger Agreement and the Merger and thereby become holders of Motorola Common Stock.

               SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

  Motorola Summary Financial Information. The following table sets forth for the periods and the dates indicated certain historical consolidated financial data of Motorola which should be read in conjunction with the "Consolidated Financial Statements" and notes thereto and "Management's Discussion and Analysis of financial Condition and Results of Operations" contained in Motorola's proxy statement for the 1998 annual meeting of shareholders ("1998 Proxy Statement") and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended December 31, 1997. The selected historical consolidated financial information below under the captions "Operating Results," "Per Share Data" and "Balance Sheet" for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of Motorola, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the audit report thereon, are incorporated by reference elsewhere in this Prospectus. The "Operating Results" and "Per Share Data" for the six months ended June 27, 1998 and June 28, 1997, and the "Balance Sheet" data as of June 27, 1998 are derived from the unaudited consolidated financial statements of Motorola. The unaudited consolidated financial statements have been prepared by Motorola on a basis consistent with Motorola's audited consolidated financial statements and, in the opinion of Motorola's management, include all adjustments necessary for a fair presentation of Motorola's results of operations for such periods and financial condition at such dates.

 Five Year Financial Summary

                        MOTOROLA, INC. AND SUBSIDIARIES
             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)

                                                                YEARS ENDED DECEMBER 31          SIX MONTHS
                                                        ---------------------------------------     ENDED     SIX MONTHS ENDED
                                                         1997    1996    1995    1994    1993   JUNE 27, 1998 JUNE 28, 1997(1)
                                                        ------- ------- ------- ------- ------- ------------- ----------------
Operating  Net Sales                                    $29,794 $27,973 $27,037 $22,245 $16,963    $13,909        $14,163
Results    Manufacturing and other costs of sales        20,003  18,990  17,545  13,760  10,351      9,832          9,403
           Selling, general and administrative expenses   5,515   4,715   4,642   4,381   3,776      2,588          2,473
           Depreciation expense                           2,329   2,308   1,919   1,525   1,170      1,058          1,137
           Restructuring charges                            --      --      --      --      --       1,980            170
           Interest expense, net                            131     185     149     142     141         91             68
           Total costs and expenses                      27,978  26,198  24,255  19,808  15,438     15,549         13,251
           Net gain on Nextel asset exchange                --      --      443     --      --         --             --
           Earnings (loss) before income taxes            1,816   1,775   3,225   2,437   1,525     (1,640)           912
           Income tax (benefit) provision                   636     621   1,177     877     503       (492)           319
           Net earnings (loss)                          $ 1,180 $ 1,154 $ 2,048 $ 1,560 $ 1,022    $(1,148)           593
Per Share  Basic earnings (loss) per share              $  1.98 $  1.95 $  3.47 $  2.76 $  1.86    $ (1.92)       $  1.00
Data (2)   Diluted earnings (loss) per share               1.94    1.90    3.37    2.66    1.78      (1.92)          0.97
           Dividends declared                           $  0.48 $  0.46 $  0.40 $  0.31 $  0.22    $  0.24        $  0.24
Balance    Total assets                                 $27,278 $24,076 $22,738 $17,495 $13,498    $28,672
Sheet      Working capital                                4,181   3,324   2,717   3,008   2,324      2,223
           Long-term debt                                 2,144   1,931   1,949   1,127   1,360      2,129
           Total debt                                     3,426   3,313   3,554   2,043   1,915      5,102
           Total shareholders' equity                   $13,272 $11,795 $10,985 $ 9,055 $ 6,409     12,072

--------
(1) Certain amounts have been reclassified to conform with the 1998 presentation.
(2) Per share data reflects the requirements of SFAS 128.

  Starfish Summary Financial Information. The following table sets forth for the periods and the dates indicated certain historical financial data of Starfish which should be read in conjunction with the "Starfish Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein. The statement of operations data for each of the three years in the period ended December 31, 1997, and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from the financial statements of Starfish which have been audited by PricewaterhouseCoopers LLP, independent accountants, and of which the financial statements for the years ended December 31, 1996 and 1997 are included elsewhere in this Proxy Statement/Prospectus. The statements of operations data for the three months ended March 31, 1997 and 1998, and the balance sheet data as of March 31, 1997 and 1998 are derived from unaudited financial statements of Starfish included elsewhere herein or from the accounting records of Starfish. The unaudited financial statements have been prepared by Starfish on a basis consistent with Starfish's audited financial statements and, in the opinion of Starfish's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of Starfish's results of operations for such periods and financial condition at such dates.

                            STARFISH SOFTWARE, INC.
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEARS ENDED           THREE MONTHS
                                        DECEMBER 31,          ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1997     1996     1995     1998     1997
                                   -------  -------  -------  -------  -------
For the Year/Quarter Ended
  Total net revenues.............. $ 6,419  $ 9,031  $ 7,935  $ 1,357  $ 1,336
  Gross profit....................   4,488    7,392    5,618      849    1,140
  Total operating expenses........   9,739   10,926    8,500    2,560    2,922
  Loss from operations............  (5,251)  (3,534)  (2,882)  (1,711)  (1,782)
  Net loss........................  (5,380)  (3,641)  (2,973)  (1,591)  (1,852)
  Basic and diluted net loss per
   share.......................... $ (0.22) $ (0.15) $ (0.13) $ (0.06) $ (0.08)
  Shares used in per share
   calculations...................  24,737   23,982   23,650   25,600   24,335
At End of Year/Quarter
  Working capital (deficit)....... $ 4,603  $(2,625) $  (809) $ 3,261
  Total assets....................  10,874    3,807    2,464   11,955
  Long-term obligations...........     --     2,832    1,163      --
  Total shareholders' equity
   (deficit)......................   5,240   (4,569)    (975)   3,857

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Motorola and Starfish. This data should be read in conjunction with the selected summary historical financial information, and the historical financial statements of Motorola incorporated by reference in this Proxy Statement/Prospectus and the historical financial statements of Starfish included elsewhere in this Proxy Statement/Prospectus.

                                            SIX MONTHS ENDED  FISCAL YEAR ENDED
                                             JUNE 27, 1998    DECEMBER 31, 1997
                                           ------------------ -----------------
Historical--Motorola:
  Net income (loss) per share basic and
   diluted (1)............................ $(1.92) / $(1.92)    $1.98 / $1.94
  Book Value per share (2)................       $20.18            $22.21
                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1998   DECEMBER 31, 1997
                                           ------------------ -----------------
Historical--Starfish:
  Net loss per share basic and diluted
   (1)....................................       $(0.06)           $(0.22)
  Book Value per share (3)................       $ 0.12            $ 0.17

(1) The historical net income (loss) per common and equivalent share is based upon the weighted average number of common and equivalent shares outstanding of Motorola and Starfish for each period, except in loss periods in which the equivalent shares are excluded as their effect would be antidilutive.
(2) The historical book value per share is computed by dividing shareholders' equity by the number of shares of Motorola Common Stock outstanding at the end of each period.
(3) The historical book value per share is computed by dividing shareholders' equity by the number of shares of Starfish Common Stock outstanding at the end of each period assuming the conversion of Starfish Preferred Stock into Starfish Common Stock and exercise of the outstanding warrant to acquire Starfish Common Stock.

  The pro forma per share data of Motorola and the equivalent pro forma per share data of Starfish that reflects the Merger has not been presented due to the fact that the change resulting from the pro forma data would not be material to the historical data.

                               MARKET PRICE DATA

MOTOROLA STOCK AND DIVIDEND INFORMATION

  Motorola Common Stock is listed and traded on the New York Stock Exchange under the symbol "MOT." Motorola Common Stock is also listed and traded on the Chicago Stock Exchange, London Stock Exchange and Tokyo Stock Exchange. The table below sets forth, for the quarters indicated, (i) the high and low prices of Motorola Common Stock as reported by the NYSE Composite Transactions Reporting System, and (ii) the quarterly per share cash dividends declared and paid on the Motorola Common Stock.

                                                       PRICE OF
                                                       MOTOROLA
                                                     COMMON STOCK    DIVIDENDS
                                                     ------------- DECLARED/PAID
                                                      HIGH   LOW     PER SHARE
                                                     ------ ------ -------------
      Year ended December 31, 1995:
        First Quarter............................... $64.75 $53.00  $0.10/0.10
        Second Quarter..............................  67.88  51.50   0.10/0.10
        Third Quarter...............................  82.50  66.75   0.10/0.10
        Fourth Quarter..............................  77.38  56.00   0.10/0.10
      Year ended December 31, 1996:
        First Quarter............................... $59.00 $45.00  $0.10/0.10
        Second Quarter..............................  67.13  50.63   0.12/0.10
        Third Quarter...............................  68.50  46.75   0.12/0.12
        Fourth Quarter..............................  63.68  44.13   0.12/0.12
      Year ended December 31, 1997:
        First Quarter...............................  69.75  54.00  $0.12/0.12
        Second Quarter..............................  78.94  54.88   0.12/0.12
        Third Quarter...............................  90.44  66.00   0.12/0.12
        Fourth Quarter..............................  75.19  54.13   0.12/0.12
      Quarter ended March 28, 1998..................  65.88  52.00   0.12/0.12
      Quarter ended June 27, 1998...................  61.63  48.19   0.12/0.12

  On June 30, 1998, the last trading day prior to the execution of the Merger Agreement, the closing price of Motorola Common Stock as reported on the NYSE
Composite Transaction Reporting System was $52 9/16 per share. On          ,
1998 (the latest practicable date preceding the mailing of this Proxy Statement/Prospectus for which such price information was available), the closing price per share of Motorola Common Stock on the NYSE Composite
Transaction Reporting System was $    . As of June 27, 1998, there were
approximately 598,117,115 shares of Motorola Common Stock outstanding.

  Because the market price of Motorola Common Stock is subject to fluctuation, the market value of the shares of Motorola Common Stock that holders of Starfish Stock will receive in the Merger may increase or decrease. Starfish shareholders are urged to obtain a current market quotation for Motorola Common Stock.

  Following the Merger, Motorola Common Stock will continue to be traded on the New York Stock Exchange under the symbol "MOT."

STARFISH STOCK AND DIVIDEND INFORMATION

  Starfish is a privately-held company and there is no established trading market for shares of Starfish Common Stock or Starfish Preferred Stock.

  Since its incorporation in 1994, Starfish has never paid cash dividends on its capital stock. In the event the Merger is not consummated and Starfish remains an independent entity, it currently expects that it would retain any future earnings for use in the operation and expansion of its business and would not anticipate paying cash dividends in the foreseeable future.

                                 RISK FACTORS

  The following risk factors should be considered by holders of Starfish Stock in evaluating whether to approve the Merger Agreement and the Merger and thereby become holders of Motorola Common Stock. These factors should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus. The cautionary statements set forth below identify important factors that could cause actual results to differ materially from those in any forward-looking statements which may be contained in this Proxy Statement/Prospectus.

GENERAL RISKS

 Competitive Risks

  Motorola's future operating results may be affected by various trends and factors that Motorola must successfully manage in order to achieve favorable operating results. In addition, there are trends and factors beyond Motorola's control which affect its operations. Such trends and factors include, but are not limited to, adverse changes in general economic conditions or conditions in the specific markets for Motorola's products, governmental regulation or intervention affecting communications or data networking, fluctuations in foreign exchange rates, and other factors, including those listed below.

  Motorola participates in a highly volatile and rapidly growing industry which is characterized by vigorous competition for market share and rapid technological development carried out amidst uncertainty over adoption of industry standards and protection of proprietary intellectual property rights. This could result in aggressive pricing practices and growing competition both from start-up companies and from well-capitalized companies. Motorola's ability to compete in this environment depends upon a number of competitive and market factors and is subject to the risks set forth in this Proxy Statement/Prospectus.

 Risks Related to Motorola's Renewal Plan

  On June 4, 1998, Motorola announced a comprehensive series of manufacturing consolidations, cost reductions and restructuring steps intended to improve its financial performance. Many factors could affect Motorola's ability to improve its financial performance, including the timely implementation of these steps, the success of these steps, the ability of Motorola to integrate its businesses to reduce costs and improve efficiencies, and the unanticipated impact of these steps on productivity and retention and hiring of key employees such as engineers.

 Uncertainties Related to the Weak Economic Conditions in Asia

  Motorola does a sizable amount of business in Asia and its business has been impacted by the weak economic conditions in Southeast Asia. Sales and orders in Southeast Asia have declined and are expected to continue to remain below historical levels through at least the end of 1998. In addition, Motorola has experienced significant pricing pressures for its products throughout the world as competitors manufacturing in the Southeast Asia region sell products at reduced costs. If the weak economic conditions spread to other countries in Asia, such as China and Japan where a majority of Motorola's sales in Asia are, Motorola's results could be materially affected. Other factors in Asia that could materially affect results are the various efforts to stabilize economic conditions in Asia, including efforts by the International Monetary Fund, China's actions with respect to the valuation of its currency, continued pricing pressures and weak demand for products in the region and the possibility that deteriorating economic conditions in Japan could continue or worsen.

 Competition in Motorola's Cellular Businesses

  Motorola has experienced significant competition in its cellular handset and cellular infrastructure businesses over the last few years. Motorola's overall market share in these businesses has declined as a result of this competition and the industry's transition to digital technology. Motorola's results could be materially affected by its ability to transition to digital technology and regain market share.

 Competition in Motorola's Semiconductor Business

  The semiconductor industry is highly competitive. Factors that could affect Motorola's ability to compete in the industry include: production inefficiencies and higher costs related to underutilized facilities, both wholly-owned and joint venture facilities; shortage of manufacturing capacity; start-up expenses, inefficiencies, delays and increased depreciation costs in connection with the capital investments in 1997 for facilities in Korea, China, Arizona and Texas; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obsolescence due to shifts in market demand; and the effect of lower orders from Motorola's other businesses such as the Cellular Subscriber Sector and the Automotive, Component, Computer and Energy Sector.

 Risks Related to Foreign Sales

  Because more than half of Motorola's sales are outside the U.S., Motorola's results could be significantly affected by weak economic conditions in countries in which it does significant business and by changes in foreign currency exchange rates affecting those countries.

 Rapid Technological Change

  The markets for Motorola's products are characterized by rapidly changing technology. Motorola's success depends, in substantial part, on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting data networking or in market demand for products based on a particular technology could have a material adverse effect on Motorola's operating results if Motorola does not respond timely and effectively to such changes.

 Development and Introduction of New Products

  There are significant risks related to Motorola's significant investment in developing and introducing new products such as two-way and voice paging, Code Division Multiple Access ("CDMA") for cellular and Personal Communication Service ("PCS") systems, wireless local loop products, flat panel display products, products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems, integrated digital radios, smart cards and other semiconductor products, and the success of those products. Factors that could affect that success include: the ability of Motorola to recruit and retain engineers to develop products; difficulties and delays in the development, production, testing and marketing of products; customer acceptance of products, particularly as Motorola's focus on the consumer market increases; and the ability of Motorola to differentiate its products from those of its competitors.

 New Product Transitions

  Motorola's business is characterized by the continuous introduction of new products and the management of the transition of those products from prior generations of technology or product platforms. In each product transition cycle, Motorola faces the challenge of managing the inventory of its older products, including materials, work-in-process, and products held by resellers. If Motorola is not successful in managing these transitions, there could be an adverse impact on the financial results of Motorola.

 Ability to Attract Qualified People

  Motorola's business is dependent upon its ability to attract and retain highly qualified managerial, technical and sales personnel. Competition for such personnel is intense. There can be no assurance that Motorola can retain its key managerial, technical and sales personnel or that it can attract, assimilate or retain such personnel in the future. The inability of Motorola to attract and retain such personnel could have a material adverse effect on the business, results of operations and financial condition of Motorola. To attract and retain qualified employees, Motorola strives to maintain excellent employee relations, attractive office facilities and challenging working environments, and offers competitive compensation and benefits packages.

 Iridium(R) Project

  The risks related to Motorola's Iridium(R) project include: the ability of investors to timely obtain licenses and sign agreements for, and to market, the service, to timely receive and, as appropriate, operate and sell telecommunications equipment and to otherwise timely finance and operate a successful telecommunications business; the successful and timely orbiting of the project's low-earth orbit satellites and the successful and timely operation of such satellites and related ground equipment; the ability of Iridium LLC to raise the significant funds it needs during at least the next few years to continue to make contractual payments to Motorola and to make debt payments and otherwise operate, including raising needed funds in 1998; the risks associated with the large Iridium systems contracts and the financial risk to Motorola under those contracts, including the difficulty in projecting costs associated with those contracts; the market acceptance (both on its own and when compared to possible competitors) of what is expected to be the first worldwide global satellite-based communications service and of the related equipment; and the significant technological and other risks associated with the development and commercial operation of the project, including any software and support systems-related risks.

 Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

  Motorola has formed a company-wide task force to address Year 2000 issues. Milestones have been established and detailed plans are actively being implemented so that Motorola research programs, products and internal computer, financial, manufacturing and other infrastructure systems are reviewed and the necessary changes are addressed. Additionally, Motorola customer and supplier relationships are being reviewed to assess and address Year 2000 issues. Motorola has undertaken internal reviews and has contacted certain of its customers to assess, to the extent possible, Year 2000 issues related to Motorola products. While Motorola is taking all reasonable efforts to make information on the Year 2000 readiness of Motorola products available to its customers, this information may not reach all customers, particularly indirect purchasers. Although Motorola believes that it can address Year 2000 readiness issues related to its products, there still may be disruptions and/or product failures that are unforeseen, particularly with respect to its infrastructure equipment. Also, Motorola is requesting assurances from its major suppliers that they are addressing this issue and that products procured by Motorola will function properly in the Year 2000. Certain critical suppliers, such as energy providers, have been unwilling to provide such assurances and do not expect to provide such assurances prior to the Year 2000. Other critical suppliers do not expect to be able to provide such assurances until 1999. In both instances, this is particularly the case outside of the United States where Motorola has significant operations. In addition, many governmental agencies are not expected to be Year 2000 compliant. As a result, it is difficult for Motorola to assess the likelihood, or the impact on its business, of such entities' failure to be Year 2000 compliant.

  While Motorola's efforts to address Year 2000 issues will involve additional costs and the time and effort of a number of Motorola employees, Motorola believes, based on currently available information, that it will be able to manage its total Year 2000 transition without any material adverse effect on Motorola's future consolidated results of operations, liquidity and capital resources.

 Euro Conversion

  On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to establish fixed conversion rates between their existing sovereign currencies and the euro. The participating countries have agreed to adopt the euro as their common legal currency on that date. Motorola has formed a task force and has begun to assess the potential impact to Motorola from the euro conversion. In addition to tax and accounting considerations, Motorola is assessing the potential impact from the euro conversion in a number of areas, including the following: (1) the technical challenges to adapt information technology and other systems to accommodate euro-denominated transactions; (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis; (3) the impact on currency exchange costs and currency exchange rate risk; and (4) the impact on existing contracts.

  At this early stage of its assessment, Motorola can not yet predict the anticipated impact of the euro conversion on Motorola.

 Government Laws and Regulations

  Motorola is subject to risks relating to the effect of, and change in, trade, monetary and fiscal policies, laws and regulations, other activities of U.S. and non-U.S. governments, agencies and similar organizations, and social and economic conditions, affecting Motorola's operations, including emerging markets in Asia and Latin America and other emerging markets.

 Certain Charter Provisions

  Certain charter provisions and Motorola's Shareholder Rights Plan, adopted in November 1988 (as amended, the "Shareholder Rights Plan") could have the effect of delaying, deferring or preventing a change in control of Motorola. In addition, Motorola's charter eliminates the personal monetary liability of its directors for breach of their duty of care, and Motorola has entered into agreements with its officers and directors indemnifying them against losses they may incur in legal proceedings resulting from their service to Motorola. See "Comparison of Rights of Holders of Motorola Common Stock and Holders of Starfish Stock--Shareholder Rights Plan."

RISKS RELATED TO THE MERGER

 Merger Consideration

  Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each share of Starfish Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Motorola) will be converted into the right to receive the Merger Consideration, consisting of cash and a fraction of a share of Motorola Common Stock. The Merger Agreement does not contain any provisions for adjustment of the Merger Consideration based upon fluctuations in the price of Motorola Common Stock. Accordingly, the market value of the Motorola Common Stock to be received by holders of Starfish Stock upon the consummation of the Merger is not presently ascertainable and will depend upon the market price of Motorola Common Stock at the Effective Time. On June 30, 1998, the last trading day prior to the execution of the Merger Agreement, the closing price per share of Motorola Common Stock on the NYSE Composite Transaction Reporting System was
$52 9/16 per share. On          , 1998 (the latest practicable date preceding
the mailing of this Proxy Statement/Prospectus for which such price information was available), the closing price per share of Motorola Common
Stock on the NYSE Composite Transaction Reporting System was $    . Holders of
Starfish Stock are urged to obtain current market quotations prior to making any decisions with respect to the Merger. The Merger Agreement does not provide Starfish or Motorola the right to terminate the Merger Agreement based upon fluctuations in the price of Motorola Common Stock.

 No Public Market for Starfish Stock

  There is no public market for Starfish Stock and therefore there is no reported price for the shares based on trading in a public market. In addition, Starfish has not obtained a "fairness" opinion from an investment bank as to the fairness of the Merger Consideration. As a result, there can be no assurances that Starfish shareholders will be paid a "fair" price for their shares.

 Uncertainties Related to the Integration of Starfish's Business

  The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. There can be no assurance that Motorola will be successful in developing products based on Starfish's technology or engineering expertise, that Motorola will be successful in integrating its own distribution channels with those of Starfish, that Motorola will be successful in penetrating Starfish's installed customer base, that Motorola will be successful in selling Starfish's products to Motorola's customer base, that the combined companies will retain their key personnel or that Motorola will realize any of the other anticipated benefits of the Merger.

 Conditions to the Merger

  The Merger Agreement contains conditions that, if not satisfied, would result in the Merger not occurring, even though the Starfish shareholders approved it. There can be no assurances that all of the closing conditions will be satisfied, that any unsatisfied conditions will be waived or that the Merger will occur. If the Merger does not occur, Starfish will incur substantial expenses that could have a material adverse affect on the operating results of Starfish.

 Volatility of Stock Price; Stock Escrow

  The market price of Motorola Common Stock has been, and may continue to be, extremely volatile. Factors such as new product announcements by Motorola or its competitors, quarterly fluctuations in Motorola's operating results and challenges associated with integration of businesses may have a significant impact on the market price of Motorola Common Stock. These conditions, as well as factors which generally affect the market for stocks of high technology companies, could cause the price of Motorola Common Stock to fluctuate substantially over short periods.

  In addition, at the Effective Time, Motorola will deposit with the Exchange Agent, certificates representing approximately 15.7% of the shares of Motorola Common Stock to be issued to the holders of Starfish Stock in the Merger in order to secure the indemnification obligations of the Starfish shareholders under the Merger Agreement (the "Escrowed Shares"). As provided in the Merger Agreement, after satisfying indemnification obligations to Motorola, if any, the Escrowed Shares will be released to the former Starfish shareholders over a 3-year period. During such 3-year period, the former Starfish shareholders will be unable to dispose of any Escrowed Shares held by the Exchange Agent and thus will be forced to bear the economic risk of fluctuations in the market price of Motorola Common Stock during that period with respect to such unreleased Escrowed Shares.

 Tax Considerations

  The Merger is intended to qualify as a reorganization under the Code with respect to the Motorola Common Stock received by Starfish shareholders in exchange for their Starfish Stock. A principal condition of such qualification is that former Starfish shareholders will satisfy the continuity of equity interest requirement with respect to the Motorola Common Stock received pursuant to the Merger. It is uncertain whether the Merger will comply with the continuity of equity interest guidelines published by the Internal Revenue Service ("IRS") for the issuance of advance rulings. While the guidelines published by the IRS are merely for ruling purposes and do not purport to state substantive law, the IRS may assert that the Merger does not constitute a reorganization under the Code for, among other reasons, the failure to meet the continuity of interest requirement. In the event that the IRS is successful in such an assertion, former Starfish shareholders will recognize gain upon the exchange of Starfish Stock for Motorola Common Stock and cash in an amount equal to the excess of (i) the sum of the fair market value of the Motorola Common Stock plus the amount of cash received pursuant to the Merger over (ii) the shareholder's tax basis in the Starfish Stock surrendered. See "The Merger--Certain Federal Income Tax Consequences."

RISKS RELATING TO STARFISH

  In the event the Merger is not completed and Starfish remains an independent, privately-held entity, it will be subject to the following risk factors:

 Limited Operating History

  Starfish was incorporated in 1994 and has been shipping products since early 1995. As the business of Starfish is rapidly changing, the history of Starfish is only of limited relevance in considering the risk factors inherent in and affecting the business of Starfish in the future. The prospects of Starfish as an independent company must be considered in light of the risks, expenses and difficulties frequently encountered upon entry into an area of new business, particularly for entry into a new area of an evolving industry which is likely to be characterized by an increasing number of market entrants and intense competition, as well as the risks, expenses and difficulties encountered in the shift from development to commercialization of new products based on innovative technology. There can be no assurance that Starfish will be successful or profitable in its operations.

 Historical and Projected Losses

  Starfish has incurred operating losses since its inception and, as of March 31, 1998, had an accumulated deficit of approximately $14 million. Starfish expects to continue to incur operating losses through at least the fourth quarter of 1998. There can be no assurance that Starfish will be able to achieve or sustain profitable operations.

 Potential Fluctuations in Financial Results

  Starfish expects that its future operating results will fluctuate significantly as a result of numerous factors, including demand for Starfish's and its customers' products, Starfish's success in developing new products and enhancing its existing technologies, the timing of new product introductions and product enhancements by Starfish and its competitors, market acceptance of Starfish's new and enhanced products, the emergence of new industry standards, the timing of customer orders, the mix of products sold, competition, the mix of distribution channels employed, the evolving and unpredictable nature of the markets for Starfish's products and general economic conditions. Starfish's revenue is difficult to forecast in part because the market for connected information devices ("CID") is new and evolving.

  Starfish expects that a substantial portion of its ongoing revenues will be derived from relatively large OEM embedded solution royalty payments. It is difficult for Starfish to predict when or if such agreements will be completed or payments will be due under such agreements. Because Starfish's expense levels are for the most part fixed in advance based on Starfish's forecasts of future revenue, if revenue is below expectations in any given quarter, Starfish may not be in a position to reduce its spending proportionately. As a result, a shortfall from forecast revenue would have an immediate adverse effect on Starfish's business, financial condition and results of operations that could be material.

 Product Concentration; Risks Associated with New and Evolving Markets

  To date, Starfish has received a substantial portion of its revenues from its personal information management ("PIM") software. Although Starfish continues to enhance, market and sell such products, Starfish anticipates that such products will represent a decreasing proportion of its revenues in the future. Starfish's growth is substantially dependent upon the development of the CID market which is new and evolving. There can be no assurance that Starfish will be successful in developing, introducing or marketing new or enhanced products. A decline in the demand for Starfish's PIM products, as a result of competition, technological change or other factors, or the failure to successfully develop, introduce or market new or enhanced products would have a material adverse effect on Starfish's business, financial condition and results of operations.

 Dependence on OEM and Strategic Business Relationships

  Starfish anticipates that a significant portion of its future revenue will be derived from the licensing of its technology to third party hardware and device manufacturers who will incorporate Starfish's technology into their product offerings. Starfish is dependent upon the close cooperation of such companies in order for Starfish to understand their future product plans and to coordinate the development of Starfish's products to meet the anticipated needs. Any failure of Starfish to develop or maintain such close OEM and strategic business relationships would have a material adverse effect on Starfish's business, financial condition and results of operations.

 Management of Growth

  If Starfish achieves successful market acceptance of its products and technology, Starfish may undergo a period of rapid growth. To accommodate this growth, Starfish must implement new or upgraded operating and financial systems, procedures and controls, including the enhancement of its accounting and other internal management systems. There can be no assurance that such efforts can be accomplished successfully. Any failure to expand these areas in an efficient manner could have a material adverse effect on Starfish. Moreover, there can be no assurance that Starfish's systems, procedures and controls will be adequate to support Starfish's future operations.

 Intense Competition

  Starfish expects to experience intense competition from current and future competitors, including competition from companies which are existing or potential customers for Starfish. Certain of Starfish's competitors have significantly greater financial, technical, marketing and other resources than Starfish. There can be no assurance that Starfish will be able to compete successfully against current and future competition, and the failure to do so would have a material adverse effect upon Starfish's business, financial condition and results of operations.

 Dependence Upon Key Personnel

  Starfish's success depends largely on the efforts and abilities of certain key personnel, particularly Philippe Kahn, Starfish's President, Chief Executive Officer and Chairman of the Starfish Board of Directors. The loss of Mr. Kahn's services or those of other key personnel could have a material adverse effect on Starfish's business, financial condition and results of operations.

 Intellectual Property Rights

  Starfish relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite Starfish's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Starfish's products or to obtain and use information that Starfish regards as proprietary. Moreover, although there are no pending lawsuits against Starfish regarding infringement of any third-party patents or other intellectual property rights, there can be no assurance that such infringement claims will not be asserted by third parties in the future. Starfish's involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets and know-how may have a material adverse effect on Starfish.

 Software Defects; Product Liability

  Software products may contain errors or defects, especially when first introduced or when new versions or enhancements are released. There can be no assurance that, despite testing by Starfish and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance, or unexpected re-programming costs, which could have a material adverse effect upon Starfish's business, operating results and financial condition. Starfish seeks to include in agreements with its customers provisions designed to limit Starfish's exposure to potential product liability claims. However, Starfish is not always able to include such provisions. Moreover, the limitation of liability provisions contained in Starfish's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. The sale and support of products by Starfish may entail the risk of such claims. A successful product liability claim brought against Starfish could have a material adverse effect upon Starfish's business, operating results and financial condition.

 Continued Control by Management

  As of June 30, 1998, the executive officers and directors of Starfish, as a group, held or were deemed to beneficially own approximately 82% of the outstanding voting Common Stock. Existing management will continue to hold sufficient voting power to enable it to continue to elect all directors and to control the business and affairs of Starfish for the foreseeable future. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of Starfish.

 Rapid Technological Change

  The market for Starfish's products is characterized by rapidly changing technology. Starfish's success depends, in substantial part, on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting data networking or in market demand for products based on a particular technology could have a material adverse effect on Starfish's operating results if Starfish does not respond timely and effectively to such changes.

 Year 2000 Compliance

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Starfish utilizes third-party equipment and software that may not be Year 2000 compliant. Starfish is in the early stages of conducting an audit of its third-party suppliers as to the Year 2000 compliance of their systems. Starfish does not believe it will incur significant costs in order to comply with Year 2000 requirements. However, failure of Starfish's internal computer systems or of such third-party equipment or software, or of systems maintained by Starfish's suppliers, to operate properly with regard to the Year 2000 and thereafter could require Starfish to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Starfish's business, financial condition and results of operations.

 Need of Additional Working Capital

  Starfish requires substantial working capital to fund its business. Since inception, Starfish has financed its operations primarily from cash provided by development contracts, royalty advances, shareholder loans and through the sale of private equity securities. Starfish currently anticipates that in the event that the Merger is not consummated, Starfish will be able to meet its capital requirements for at least the next twelve months. However, there can be no assurance that Starfish will not have additional working capital needs within this period. In such event, Starfish may be required to raise additional funds to meet such needs. There can be no assurance that such financing will be available if and when required by Starfish on terms acceptable to Starfish, or at all.

 Future Dilution

  Holders of Starfish Stock will likely suffer dilution in the future in connection with share issuances in future financings, the exercise of options and warrants to be granted in the future, acquisitions and other transactions.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to shareholders of Starfish in connection with the solicitation of proxies by the Starfish Board of Directors for use at the Special Meeting (the "Special Meeting") to be held
at       a.m., local time, on        , 1998 at the offices of Gray Cary Ware &
Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301, and at any adjournments or postponements thereof.

  This Proxy Statement/Prospectus and the accompanying form of proxies are
first being mailed to shareholders of Starfish on or about           , 1998.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, shareholders of record of Starfish will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and approve the Merger (which will also constitute approval of the appointment of Philippe Kahn as the Shareholder Representative (as defined in the Merger Agreement) to act in accordance with the terms of the Exchange Agreement (a form of which is attached as Annex B hereto), and (ii) to transact such other business as may properly come before the Special Meeting.

  THE STARFISH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; OUTSTANDING SHARES

  The Starfish Board of Directors has fixed the close of business on
          , 1998 as the record date for purposes of the Special Meeting (the "Record Date"). Only holders of record of issued and outstanding shares of Starfish Common Stock, Starfish Series A Preferred Stock and Starfish Series B Preferred Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting.

  As of the Record Date, there were     shares of Starfish Common Stock,
356,506 shares of Starfish Series A Preferred Stock and 473,725 shares of
Starfish Series B Preferred Stock outstanding and held by       shareholders
of record. Holders of shares of Starfish Common Stock are entitled to one vote per share, and holders of shares of Starfish Preferred Stock, are entitled to one vote per share at the Special Meeting. Each share of Starfish Series A Preferred Stock is convertible into one share of Starfish Common Stock and each share of Starfish Series B Preferred Stock is convertible into ten shares of Starfish Common Stock. See "Special Meeting--Vote Required; Voting Agreements."

QUORUM; ABSTENTIONS

  The presence in person or by properly executed proxy of holders of a majority of the outstanding shares of Starfish Common Stock and the outstanding shares of Starfish Preferred Stock (determined in the aggregate, on an as converted basis) is necessary to constitute a quorum at the Special Meeting.

  Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. Abstentions will be counted for purposes of determining the presence of a quorum, but will have the effect of a vote against approval of the Merger Agreement and the Merger.

VOTE REQUIRED; VOTING AGREEMENTS

  Approval and adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders of (i) a majority of the outstanding shares of Starfish Common Stock entitled to vote, and (ii) a majority of the outstanding shares of Starfish Preferred Stock, voting together as a single class.

  As a condition to their obligation to consummate the Merger, Motorola and Sub are also requiring that shareholders of Starfish holding no more than 10% of the Starfish Stock have perfected, or might be able to perfect, dissenters' or appraisal rights in connection with the Merger.

  As of the Record Date, certain directors and executive officers of Starfish and certain 5% or greater shareholders held or may be deemed to have held shares of Starfish Common Stock directly or beneficially, representing % of the outstanding shares of Starfish Common Stock. In addition, as of the Record Date, such persons held no shares of Starfish Series A Preferred Stock. As of the Record Date, Motorola held or may be deemed to have held 99% of the outstanding shares of Starfish Series B Preferred Stock. The remaining Series B Preferred Stock is held by certain non-employee directors of Starfish. The Starfish Series A Preferred Stock and Starfish Series B Preferred Stock vote together as a single class on the approval and adoption of the Merger Agreement and the approval of the Merger.

  Pursuant to the terms of the Voting Agreements, certain directors, executive officers and shareholders of Starfish have agreed, among other things, to vote
an aggregate of approximately   % of the outstanding shares of Starfish Common
Stock and approximately 1% of the outstanding shares of Starfish Series B Preferred Stock as of the Record Date in favor of approval of the Merger and any matter which could reasonably be expected to facilitate the Merger and, in connection therewith, have granted irrevocable proxies to the Board of Directors of Motorola. Motorola holds approximately 56.6% of the outstanding Starfish Preferred Stock and intends to vote all such shares in favor of the Merger or any matter which could reasonably be expected to facilitate the Merger. See "The Merger--Voting Agreements."

VOTING; REVOCABILITY OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. IF NO INSTRUCTIONS ARE INDICATED, THE SHARES OF STARFISH STOCK REPRESENTED BY SUCH PROXIES WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER and as the proxy holders deem advisable on any other proposals submitted to a vote, in accordance with the recommendations of the Starfish Board of Directors.

  A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of Starfish stating that the proxy is revoked, or (iii) attending the Special Meeting and voting in person (however, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Starfish Software, Inc., 1700 Green Hills Road, Scotts Valley, California 95066, Attention: Secretary, or hand delivered to the Secretary of Starfish, at or before the taking of the vote at the Special Meeting.

SOLICITATION OF PROXIES

  The costs of soliciting proxies from the holders of Starfish Stock will be borne by Starfish. In addition to solicitation by mail, the directors, officers and employees of Starfish may, without additional compensation, solicit proxies from shareholders by telephone, facsimile or letter or in person.

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF STARFISH. ACCORDINGLY, SHAREHOLDERS

ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS THEREOF UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. SEE "THE MERGER AGREEMENT--SURRENDER OF CERTIFICATES."

                                  THE MERGER

  This Proxy Statement/Prospectus contains certain information set forth more fully in the Merger Agreement, which is attached hereto as Annex A1 and A2, and is qualified in its entirety by reference to the Merger Agreement, which is hereby incorporated herein by reference. The Merger Agreement should be read carefully by each Starfish shareholder in formulating his or her decision with respect to the proposed Merger.

BACKGROUND OF THE MERGER

  In November 1996, Starfish and representatives of the Motorola Platform Software Division made contact and began discussions of possible technical and business relationships between the companies.

  In December 1996, Starfish and Motorola issued a joint press release announcing a technical alliance. Later in December 1996, Starfish was introduced to representatives of other Motorola divisions representing the paging and cellular phone businesses.

  From January through June 1997, representatives of Motorola and Starfish engaged in ongoing technical and business discussions.

  In June 1997, Starfish and Motorola signed a Development and License Agreement under which Starfish agreed to provide device and PC applications to Motorola.

  In June 1997, Starfish and Ralph Smith, Director, Corporate Business Development of Motorola, began discussions regarding an equity investment in Starfish by Motorola.

  In October 1997, the foregoing discussions culminated in Motorola's purchase of approximately $14.75 million principal amount of shares of Starfish Series B Preferred Stock and Motorola obtaining a representative on the Starfish Board of Directors.

  In December 1997, Starfish and Motorola signed a Services Agreement pursuant to which Starfish granted Motorola certain license rights to Starfish technology for evaluation, research and development purposes.

  In early March 1998, Mr. Smith indicated to Philippe Kahn, President, Chief Executive Officer and Chairman of the Starfish Board of Directors, that Motorola might be interested in acquiring Starfish. On March 12, 1998, following a Starfish Board of Directors meeting, Mr. Smith and Mr. Kahn discussed a possible acquisition of Starfish by Motorola. Mr. Kahn informed Mr. Smith that Starfish would consider any offer which Motorola would wish to propose.

  During April 1998, Mr. Smith and Mr. Jerry Upton, Vice President and General Manager Platform Software Division of Motorola (and the representative of the Starfish Series B Preferred Stock on the Starfish Board of Directors), continued to have discussions with Mr. Kahn regarding a possible acquisition of Starfish by Motorola. On May 12, 1998, Motorola provided Mr. Kahn with a proposed term sheet for the acquisition of Starfish by Motorola. Over the next several days, the proposed terms for the acquisition were the subject of further negotiation and an agreement in principle was reached with respect to the acquisition. During this period, Mr. Kahn had informal discussions with members of the Starfish Board of Directors regarding the acquisition.

  During the last two weeks of May through the end of June, Motorola conducted legal, financial, technical and other due diligence reviews of Starfish. During the same period, draft documents relating to the acquisition were circulated and negotiated between counsel for Motorola and counsel for Starfish.

  By unanimous written consents effective as of June 29 and June 25, 1998, respectively, the Motorola and Starfish Boards of Directors approved the terms of the Merger.

  On July 1, 1998, the Merger Agreement was executed by Starfish, Motorola and Sub.

  In connection with the execution of the Merger Agreement, certain directors, executive officers and shareholders of Starfish executed Voting Agreements in
respect of approximately   % of the outstanding shares of Starfish Common
Stock and approximately 1% of the outstanding shares of Starfish Series B Preferred Stock pursuant to which they agreed, among other things, to vote their shares in favor of the approval and adoption of the Merger Agreement and the approval of the Merger.

  On July 13, 1998, after the close of trading on the New York Stock Exchange, Motorola and Starfish issued a joint press release and held a press conference announcing the execution of the Merger Agreement and the proposed Merger.

  On July 24, 1998, Amendment No. 1 to the Merger Agreement was executed by Starfish, Motorola, Sub and the Principal Shareholders (as defined below).

REASONS FOR THE MERGER; RECOMMENDATION OF THE STARFISH BOARD OF DIRECTORS

 Motorola's Reasons for the Merger and Further Background

  The Board of Directors of Motorola approved the terms and provisions of the Merger Agreement by unanimous written consent dated June 29, 1998. The Board of Directors of Motorola believes that consummation of the Merger is in the best interests of Motorola.

  In arriving at its decision to approve the Merger Agreement, the Board of Directors of Motorola considered a number of factors. Among the factors that the Board considered were: (i) information concerning Starfish's and Motorola's respective businesses, prospects, historical financial performances and conditions, operations, technologies, managements, competitive positions, products, customers and future development plans; (ii) the opportunity to expand and improve Motorola's products; (iii) the strategic importance of the TrueSync Technology Platform to Motorola products and Starfish's position in the overall market for that platform; (iv) the experience that Motorola had in working with Starfish and its technology; (v) comparative equity valuation and comparisons of market values and recent acquisition prices for comparable companies; (vi) the compatibility of management and businesses of Motorola and Starfish; and (vii) reports from management on specific terms of the relevant agreements, including the Merger Agreement.

  In view of the wide variety of factors considered, the Motorola Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, among others, the Motorola Board of Directors unanimously determined that the Merger was fair to and in the best interests of Motorola and its shareholders and that Motorola should proceed with the Merger.

 Recommendation of the Starfish Board of Directors; Starfish's Reasons for The Merger

  The Board of Directors of Starfish unanimously approved the terms and provisions of the Merger Agreement by written consent dated June 25, 1998. The Board of Directors of Starfish believes the terms of the Merger are fair to and in the best interests of Starfish and its shareholders and recommends that the shareholders approve the Merger and approve and adopt the Merger Agreement (and the transactions contemplated thereby).

  The Board of Directors of Starfish believes that the following are benefits of the Merger:

    Access to Motorola's Significant Wireless Product Line. The Merger will provide Starfish with access to one of the leading manufacturers of wireless and other electronic products.

    Technology Synergies. The Merger presents an opportunity to capitalize on synergies and realize costs savings associated with combining the Starfish research and development organization and technologies with Motorola's research and development organization and technologies.

    Increased Resources to Compete. The CID market is intensely competitive and Starfish expects such competition to increase in the future, particularly as Microsoft enters the market. As a result, Starfish believes that its combination with a leading provider of wireless and other electronics products will significantly assist Starfish in this intensely competitive environment.

    Larger Sales Force. The Merger will allow Starfish to leverage on Motorola's substantial direct sales force.

    Build on Motorola's International Marketing Expertise. The Merger will allow Starfish to take advantage of Motorola's strong distribution channels and its extensive sales and market infrastructure worldwide.

    Provide Liquidity for Starfish shareholders. The Merger will be a means by which Starfish shareholders and optionholders will be able to obtain liquidity for their equity interests. The Merger was considered in view of possible alternatives. In addition, the Merger is expected to be accomplished in significant part as a tax-deferred exchange of Starfish shares for Motorola shares under the Internal Revenue Code.

  In the course of its consideration of the Merger, the Starfish Board of Directors reviewed the anticipated benefits summarized above and a number of additional factors relevant to the Merger. In particular, the Starfish Board of Directors considered, among other things: (i) information concerning, and their knowledge of, Starfish's and Motorola's respective businesses, prospects, historical financial performances and conditions, operations, technologies, managements, competitive positions, products, customers and future development plans; (ii) the historical market prices, volatility and trading information with respect to the Motorola Common Stock; (iii) the consideration to be received by Starfish shareholders in the Merger and the market value of the shares of Motorola Common Stock to be issued in exchange for Starfish Stock and upon exercise of outstanding Starfish Options and warrants; (iv) the terms of the Merger Agreement; (v) an evaluation of the prospects of Starfish on a stand-alone basis; (vi) an evaluation of other strategic alternatives potentially available to Starfish, including other merger opportunities and a potential initial public offering; (vii) the compatibility of the managements and businesses of Starfish and Motorola, as well as the fact that certain members of Starfish's senior management would manage the operations relating to Starfish's products and business for the combined company; and (viii) the fact that the Merger is expected to qualify in significant part as a tax-free reorganization.

  The Starfish Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the Merger, including, among other things: (i) the slower growth of Motorola's revenues compared to the potential growth of Starfish's revenues as a stand-alone entity; (ii) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of the combined company, the combined company may not be able to retain key technical, sales and management personnel of Starfish; (iii) the risk that the combined company's ability to increase or maintain revenues might be diminished by potential loss of existing Starfish partners, loss of personnel or other factors resulting from the Merger; (iv) the risk that the benefits sought to be achieved by the Merger will not be achieved; (v) the ability of Starfish to remain as a stand-alone company; and
(vi) other risks described above under "Risk Factors."

  In view of the wide variety of factors considered, the Starfish Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, among others, the Starfish Board of Directors unanimously determined that the Merger was fair to and in the best interests of Starfish and its shareholders and that Starfish should proceed with the Merger.

CONDUCT OF STARFISH IF MERGER IS NOT CONSUMMATED

  In the event that the proposed Merger is not consummated, Starfish will continue to operate its business as currently conducted. It is anticipated that Starfish would consider the possibility of an initial public offering or a strategic arrangement with another company possessing complementary technologies. See "Risk Factors--Risks Relating to Starfish--Need of Additional Working Capital."

SHARES OF MOTOROLA COMMON STOCK TO BE ISSUED

  Based on Starfish's capitalization as of June 30, 1998, assuming exercise of all Starfish options which had vested on June 30, 1998 (but excluding the potential exercise of any Starfish options which may vest between such date and the Effective Time), Motorola will issue approximately 1,777,197 shares of Motorola Common Stock in exchange for all of the outstanding shares of Starfish Stock (other than shares of Starfish Series B Preferred Stock held by Motorola and Dissenting Shares, if any). As of June 27, 1998, there were 598,117,115 shares of Motorola Common Stock outstanding.

SHARES OF STARFISH STOCK OUTSTANDING

  As of June 30, 1998, and assuming that the outstanding warrant to acquire Starfish Common Stock is exercised and that all Starfish Preferred Stock is converted into Starfish Common Stock, there were 31,969,850 shares of Starfish Common Stock and options to acquire 4,746,832 shares of Starfish Common Stock outstanding.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of June 30, 1998, directors and executive officers of Starfish and their affiliates may be deemed to be beneficial owners of approximately 82% of the outstanding shares of Starfish Stock. See "The Merger Agreement--Principal Shareholders of Starfish" for additional information concerning such ownership. Each of the directors and executive officers of Starfish has advised Starfish that he or she has agreed to vote or direct the vote of all the outstanding shares of Starfish Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement.

  In June, 1998, the Starfish Board of Directors agreed to accelerate options to purchase, in the aggregate, 450,000 shares of Starfish Common Stock held by Messrs. Porat, Mikailli and Meresman, each a non-employee director of Starfish, effective prior to consummation of the Merger and provided that such options are exercised immediately prior to the consummation of the Merger.

  In addition, certain officers and key employees of Starfish, other than the Principal Shareholders (as defined below), are eligible to participate in the Bonus Pool (as defined below).

MATERIAL CONTRACTS BETWEEN MOTOROLA AND STARFISH

  License Agreement. In June 1997, the parties entered into a Development and License Agreement pursuant to which Starfish granted Motorola nontransferable right and license to certain Starfish technology for distribution with certain Motorola devices still under development.

  Services Agreement. In December 1997, the parties entered into a Services Agreement pursuant to which Starfish granted Motorola a non-exclusive, internal use license to certain Starfish technology for evaluation, research and development purposes.

  Starfish Series B Preferred Stock. In October 1997, the parties entered into a Series B Preferred Stock Purchase Agreement pursuant to which Motorola purchased 469,745 shares of Starfish Series B Preferred Stock for an aggregate purchase price of approximately $14.5 million. A share of Starfish Series B Preferred Stock is convertible into ten shares of Starfish Common Stock. In connection therewith, the parties also entered into an Investors' Rights Agreement which granted Motorola certain rights, including, but not limited to, registration rights and rights of first refusal in subsequent Starfish equity offerings. In addition, Motorola has the right to elect one director to the Starfish Board. Jerry Upton, the Vice President and General Manager of Motorola's Platform Software Division, has served as a Starfish director since October, 1997.

VOTING AGREEMENTS

  In connection with the execution of the Merger Agreement, certain directors, officers and shareholders of Starfish entered into Voting Agreements with Motorola in respect of approximately 13,247,498 shares of Starfish Common
Stock, or      % of the total number of shares of outstanding Starfish Common
Stock as of the Record Date, and approximately 3,980 shares of Starfish Series B Preferred Stock, or 0.4% of the total number of shares of outstanding Starfish Preferred Stock as of the Record Date, pursuant to which they have agreed, subject to certain limited exceptions, not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber at any time prior to the Expiration Date (as defined below) any of the shares of Starfish Stock owned by them or acquired by them prior to the Expiration Date (as defined below). The term "Expiration Date" is defined in the Voting Agreements as the earlier to occur of (i) such date as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date as the Merger Agreement shall be terminated.

  At every meeting of the shareholders of Starfish (and at any adjournments thereof), and with respect to every action or approval by written consent solicited from such shareholders prior to the Expiration Date, each such Starfish shareholder has agreed to vote all such shares of Starfish Stock (i) in favor of approval of the Merger Agreement and the Merger and any matter which could reasonably be expected to facilitate the Merger, (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement, (iii) against any merger or consolidation of Starfish with, sale of assets or stock of Starfish to, or reorganization or recapitalization involving Starfish with any party other than Motorola and Sub, (iv) against any liquidation or winding up of Starfish and (v) against any other matter which would, or could reasonably be expected to, prohibit or discourage the Merger. Each such shareholder, as the holder of voting stock of Starfish, has agreed to be present, in person or by proxy, at all meetings of shareholders of Starfish so that all such shares of Starfish Stock are counted for the purposes of determining the presence of a quorum at such meetings.

  The Voting Agreements are intended to bind the shareholders only with respect to the specific matters set forth in such Voting Agreements, and shall not prohibit such shareholders from acting in accordance with their fiduciary duties as officers and/or directors of Starfish.

  Concurrently with the execution of each Voting Agreement, each shareholder executing such agreement has delivered to Motorola an irrevocable proxy pursuant to which each shareholder has appointed Motorola as such shareholder's proxy to vote all his or her shares of Starfish Stock with respect to the matters specified in the proxy, which are consistent with the provisions of the Voting Agreements.

NON-COMPETITION AGREEMENTS

  In connection with the Merger, each Starfish executive officer and certain other officers and key employees will enter into a non-competition and non-solicitation agreement (a "Non-Compete") with Motorola. Pursuant to the Non-Compete, each such person will agree not to engage in, either directly or indirectly, or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business (as defined therein) in the Restricted Territory (as defined therein). In addition, each such person will agree not to solicit, encourage or otherwise induce employees of Starfish and/or Motorola to terminate their employment with Starfish or Motorola, as the case may be, or knowingly and intentionally interfere in the contractual or employment relationship between Starfish or Motorola and any employee, supplier or customer. The obligations under the Non-Competes run for a period of (i) three years for Philippe Kahn, Starfish's President, Chief Executive Officer and Chairman of the Starfish Board of Directors, and Sonia Lee Kahn, Secretary and Vice-Chairman of the Starfish Board of Directors, and (ii) two years for the other officers and key employees, and terminate if Motorola (a) terminates such officer without cause, or (b) makes relocation of such person outside of Santa Cruz County (subject to certain exceptions) or a reduction in such person's salary a condition to ongoing employment with Motorola or Starfish.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price paid by Motorola for Starfish (including direct costs of the Merger) will be allocated to the identifiable assets and liabilities of Starfish based upon the fair value of Starfish's identifiable assets and liabilities as of the Effective Time, with the excess of the purchase price over the fair value of net identifiable assets being allocated to goodwill and in-process research and development. After the Merger, the financial condition and results of operations of Starfish will be included (but not separately reported) in the consolidated financial condition and results of operations of Motorola.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain of the federal income tax considerations of the Merger that are generally applicable to holders of Starfish Stock. This discussion does not deal with all federal income tax considerations that may be relevant to particular Starfish shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons or shareholders who acquired their shares in connection with stock option plans or in other compensatory transactions. In addition, the following discussion generally does not address the tax consequences of other transactions effectuated prior to, at the time of or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options, warrants or similar rights to purchase stock, or the exchange, assumption or substitution of options, warrants or similar rights to purchase Starfish Stock for rights to purchase Motorola Common Stock. Furthermore, no foreign, state or local tax considerations are addressed herein. This discussion is based on legal authorities in existence as of the date hereof. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after consummation of the Merger, could be applied retroactively. ACCORDINGLY, ALL STARFISH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Subject to the limitations and qualifications described herein, and assuming the Merger so qualifies, then the following tax consequences should generally result:

    (a) A Starfish shareholder who exchanges Starfish Common Stock or Starfish Preferred Stock for a combination of cash and Motorola Common Stock and realizes gain will recognize such gain in an amount equal to the lesser of (i) the amount of gain realized by such shareholder (i.e., the excess of the sum of cash and fair market value of Motorola Common Stock received by the shareholder over the shareholder's tax basis in the Starfish Stock surrendered), and (ii) the amount of cash received by the Starfish shareholder. If, however, a Starfish shareholder realizes a loss upon the exchange of Starfish Stock for a combination of cash and Motorola Common Stock, such loss cannot be recognized by the shareholder;

    (b) If a Starfish shareholder recognizes gain upon the exchange of Starfish Stock for Motorola Common Stock, the shareholder's aggregate basis in Motorola Common Stock received will equal the shareholder's aggregate basis in his, her or its Starfish Stock, increased by the amount of gain recognized, but decreased by the aggregate amount of cash received. If a Starfish shareholder realizes a loss which is not recognizable, the shareholder's aggregate basis in the Motorola Common Stock received will equal the shareholder's aggregate basis in his, her or its Starfish Stock, decreased by the aggregate amount of cash received;

    (c) The holding period of the Motorola Common Stock received in the Merger should include the period for which the Starfish Stock surrendered in exchange therefor was held, provided that the Starfish Stock is held as a capital asset at the Effective Time;

    (d) Gain recognized by a Starfish shareholder will generally be capital gain, provided that the Starfish Stock is held as a capital asset at the Effective Time; and provided further that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). The receipt of cash from Motorola pursuant to the Merger will generally not be a Dividend Equivalent Transaction if the shareholders do not own any shares of Motorola Common Stock prior to the Merger (either actually or constructively within the meaning of Section 318 of the Code). Because Starfish shareholders will receive part of the cash portion of the Merger Consideration after the close of the shareholder's taxable year in which the Merger occurs, any gain realized by a shareholder attributable to the deferred payments will be taken into account under the installment method of tax accounting and recognized for tax purposes only as such payments are actually received. While the gain component of each deferred payment generally should constitute capital gain, the portion of each deferred payment that is attributable to interest will be taxed at ordinary income rates. In addition, any dividends paid to Starfish shareholders with respect to Motorola Common Stock also will be taxed at ordinary income rates;

    (e) Cash received by a Starfish shareholder in lieu of a fractional share of Motorola Common Stock should be treated as received for a fractional share of Motorola Common Stock that had been issued in the Merger and then redeemed by Motorola from such Starfish shareholder. A Starfish shareholder receiving such cash should generally recognize gain or loss upon such payment equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received. Such gain or loss should be a capital gain or loss if, at the Effective Time, the Starfish Stock is held as a capital asset;

    (f) A shareholder who exercises dissenters' rights with respect to a share of Starfish Stock and receives payment for such share in cash will generally recognize capital gain or capital loss (if such share was held as a capital asset at the Effective Time), measured by the difference between the holder's basis in such share and the amount of cash received; provided, however, the payment does not constitute a Dividend Equivalent Transaction. A sale of shares pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of Motorola Common Stock (either actually or constructively within the meaning of Section 318 of the Code) after such sale; and

    (g) Neither Motorola, Starfish nor Sub should recognize gain or loss as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") regarding the consequences of the Merger. It is a condition to the obligations of Starfish and Motorola respectively, to consummate the Merger that, to the extent that such counsel can render an opinion, Starfish receive an opinion of Gray Cary Ware & Freidenrich LLP and Motorola receive an opinion of Jackson Tufts Cole & Black, LLP (collectively, the "Tax Opinions") to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that the consummation of the Merger shall not be conditioned upon receipt by either Motorola or Starfish of said Tax Opinions in the event that the aggregate value of the Motorola Common Stock received by Starfish shareholders at the Effective Time is less than two-thirds of the aggregate amount of cash received by said shareholders at the Effective Time. The Tax Opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, this discussion and the Tax Opinions will be subject to certain assumptions and qualifications, will address only the status of the Merger itself as a reorganization (and not the potential effect on such status of events or transactions that may occur after the Effective Time) and will be based on the truth and accuracy of certain representations and warranties made by Motorola, Sub, Starfish and certain shareholders of Starfish.

  Of particular importance, the above discussions and the Tax Opinions will be based on certain assumptions, representations and warranties relating to the satisfaction of the "continuity of interest" requirement for reorganization treatment. To satisfy the continuity of interest requirement, Starfish shareholders, as a group, must receive a meaningful continuity of equity interest in Motorola after the Merger. Although it is uncertain as to what constitutes a sufficient continuity of interest, so long as the aggregate value of the Motorola Common Stock (as determined at the Effective Time) to be received by Starfish shareholders pursuant to the Merger equals or exceeds 40% of the total Merger Consideration, this requirement should be satisfied. While it is presently contemplated that approximately 50% of the value of the total Merger Consideration will constitute Motorola Common Stock, in the event that such value is less than 40%, Motorola and Starfish have agreed to consider whether increasing the number of shares of Motorola Common Stock (and decreasing the cash component of the Merger Consideration) is in the best interests of the parties but are under no obligation to change the current structure.

  A successful IRS challenge to the reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Starfish shareholder recognizing gain or loss with respect to each share of Starfish Stock equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Motorola Common Stock and the cash received in exchange therefor. A shareholder's aggregate basis in the Motorola Common Stock so received would equal its fair market value, and his or her holding period for such stock would begin the day after the Merger. See "Risk Factors--Risks Related to the Merger Tax Considerations."

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. STARFISH SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  After the Merger, the separate corporate existence of Starfish will cease and Sub will continue as the surviving corporation under the corporate name Starfish Software, Inc., and succeed to and assume all the rights and obligations of Starfish. Sub will operate as one of Motorola's business units and Motorola currently intends to maintain the headquarters of Sub in California. After the Merger, Sub will have access to resources generally available to Motorola's other business units, will participate in appropriate activities with other Motorola business units and will operate under the direction and guidance of Motorola's senior management.

REGULATORY APPROVALS

  Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Motorola and Philippe Kahn and Sonia Lee Kahn (together, the "Principal Shareholders") filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 13, 1998. On July 27, 1998, Motorola was granted early termination of the waiting period. On July 28, 1998, the Principal Shareholders were granted early termination of the waiting period. Notwithstanding this early termination of the HSR Act waiting period, at any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Motorola or the Principal Shareholders. At any time before or after the Effective Time of the Merger, and notwithstanding the early termination of the HSR Act waiting period, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Starfish or businesses of Motorola or the Principal Shareholders. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on available information, Motorola and Starfish believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge was made, Motorola and Starfish would prevail or would not be required to accept certain conditions including certain divestitures in order to consummate the Merger. In this regard, it is a condition to the obligation of Motorola to consummate the Merger that no litigation or proceeding shall be threatened or pending against Motorola or Starfish which would have the probable effect of requiring Motorola to divest or hold separate any business in connection with the Merger.

RESALE OF MOTOROLA COMMON STOCK

  The shares of Motorola Common Stock to be issued in the Merger have been registered under the Securities Act pursuant to the Registration Statement, thereby allowing such securities to be traded without restriction by all former holders of Starfish Stock not deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") of Starfish at the time the transaction is submitted for a vote to Starfish shareholders. Persons who may be deemed to be affiliates of Starfish generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. Rule 145(d) under the Securities Act requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any limitations on any Starfish shareholder.

NEW YORK STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of Motorola Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be approved for listing on the New York Stock Exchange. An application has been filed for listing the shares of Motorola Common Stock on the New York Stock Exchange.

DISSENTERS' RIGHTS

  Motorola. Holders of Motorola Common Stock are not entitled to dissenters', appraisal or other similar rights under the DGCL in connection with the Merger.

  Starfish. Starfish shareholders are entitled to dissent from the Merger and to demand payment for their shares pursuant to by Chapter 13 of the California Corporations Code (the "CA Code"), the full text of which is attached hereto as Annex C. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Annex C hereto.

  Starfish shareholders will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the CA Code. In accordance with these provisions, dissenting Starfish shareholders will have the right to be paid the "fair market value" of their shares of Starfish Stock by fully complying with the procedures specified in Chapter 13 of the CA Code. Under the CA Code, "fair market value" is determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

  Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if they wish to dissent from the Merger with respect to any or all of their shares.

  In order to perfect their dissenters' rights, shareholders of record must:
(i) make written demand for the purchase of their dissenting shares upon Starfish within 30 days after the mailing to shareholders by Starfish of the notice of approval of the principal terms of the Merger (the "Approval Notice"); (ii) not vote their shares for the adoption and approval of the Merger Agreement; and (iii) within 30 days after the mailing of the Approval Notice, submit the certificate(s) representing their dissenting shares to Starfish or its transfer agent for notation thereon that they represent dissenting shares. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

  Dissenting shareholders must submit to Starfish at its principal office, 1700 Green Hills Road, Scotts Valley, California 95066, Attention: Secretary, a written demand that Starfish purchase for cash some or all of their shares. The notice must state the number of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. Such demand will not be effective unless it is received by Starfish within 30 days after the date the Approval Notice was mailed to Starfish shareholders.

  Dissenting shareholders may not withdraw their demand for payment without the consent of the Starfish Board. The rights of dissenting shareholders to demand payment terminate if: (i) the Merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights); (ii) the shares are transferred prior to submission for endorsement as dissenting shares; (iii) the dissenting shareholder withdraws, with the consent of the Starfish Board, his or her demand for purchase of the dissenting shares; or (iv) the dissenting shareholder and Starfish do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date on which the Approval Notice was mailed.

  No shareholder who has a right to demand payment for cash for such shareholder's shares and who in fact makes such a demand will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether the number of shares required to approve the Merger have been legally voted in favor thereof. Any shareholder who does not demand payment of cash for such shareholder's shares and who institutes an action to attack the validity of the Merger or to have the Merger set aside or rescinded would not thereafter have any right to demand payment of cash pursuant to the exercise of dissenters' rights.

  Dissenting shareholders must not vote their dissenting shares for the Merger Agreement. Record shareholders may vote part of the shares which they are entitled to vote in favor of the Merger Agreement without jeopardizing their dissenters rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger Agreement and fail to specify the number of shares they are so voting, it is conclusively presumed under the CA Code that their approving vote is with respect to all shares which they are entitled to vote. Refraining from voting for the Merger Agreement will not, of itself, absent compliance with the provisions summarized herein, satisfy the requirements of the CA Code for exercise and perfection of dissenters' rights. However, any Starfish shareholder desiring to exercise dissenters' rights must not vote for the Merger Agreement.

  Starfish will mail to each shareholder the Approval Notice within 10 days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

  Within 30 days after the mailing of the Approval Notice, dissenting shareholders must submit to Starfish at the address set forth above, certificates representing the dissenting shares with respect to which a purchase demand has been made, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. The Approval Notice will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

  If a dissenting shareholder and Starfish agree that shares are dissenting shares and agree upon the price of the shares, Starfish, upon surrender of the certificates, will make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after such agreement. Any agreement between dissenting shareholders and Starfish fixing the "fair market value" of any dissenting shares must be filed with the Secretary of Starfish.

  If Starfish denies that the shares are dissenting shares, or Starfish and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which Approval Notice was mailed to the shareholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for the County of Santa Cruz, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered by Starfish, Starfish will be required to pay such costs including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by Starfish. A dissenting shareholder must bring such an action within six months after the date on which the Approval Notice was mailed to the shareholder, whether or not Starfish responds within such time to the shareholder's written demand that Starfish purchase for cash shares voted against the Merger Agreement.

  The obligation of Motorola to consummate the Merger is subject to the condition, among others, that the holders of not more than 10% of the outstanding shares of Starfish Stock have perfected, or might be able to perfect, dissenters' rights in connection with the Merger. See "The Merger Agreement--Conditions."

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A1 and A2 to this Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Starfish shareholders are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. The Merger Agreement rather than the summary set forth herein, will control the terms of the Merger and the rights of the parties and the Starfish shareholders of thereunder.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the shareholders of Starfish and the satisfaction or waiver of the other conditions to the Merger, Starfish will be merged with and into Sub, with Sub continuing as the surviving corporation, which shall be a wholly-owned subsidiary of Motorola.

  If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing by Sub and Starfish of a duly executed Agreement of Merger with the Secretary of State of the State of California.

EFFECTIVE TIME OF THE MERGER

  It is anticipated that the Merger will become effective as promptly as practicable after the requisite shareholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. It is anticipated that, assuming all conditions are met, the Merger will occur on or
about             , 1998.

EFFECT OF THE MERGER ON STARFISH STOCK

  At the Effective Time, each stock certificate representing shares of Starfish Common Stock and Starfish Preferred Stock (except for shares owned by Motorola and Dissenting Shares, if any) will, without any action on the part of the holder thereof, be converted into a right to receive the Merger Consideration (as defined below). The Merger Consideration will only be paid to holders of record of Starfish Stock at the Effective Time and will be paid only upon surrender to the Exchange Agent by a Starfish shareholder of the stock certificates representing shares of Starfish Stock, together with a properly completed Letter of Transmittal. Fractional shares of Motorola Common Stock will not be issuable in connection with the Merger. Starfish shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash based upon the applicable Exchange Ratio (as defined below).

EFFECT OF THE MERGER ON STARFISH STOCK OWNED BY MOTOROLA

  At the Effective Time, each share of Starfish Stock owned by Motorola or any direct or indirect wholly-owned subsidiary of Motorola or of Starfish immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

MERGER CONSIDERATION

  At the Effective Time, each share of Starfish Common Stock and Starfish Series A Preferred Stock that is issued and outstanding prior thereto (except for Dissenting Shares, if any) will be converted into the right to receive (i) $3.50 in cash ($.55 of which is conditional and will be withheld to secure certain indemnification obligations) and (ii) .0661 (as calculated below, the "Common and Series A Exchange Ratio") shares of Motorola Common Stock (.0104 shares of which are conditional and will be withheld to secure certain indemnification obligations). No fractional shares of Motorola Common Stock will be issued. Starfish shareholders will receive cash in lieu of fractional shares. The Common and Series A Exchange Ratio of .0661 is the quotient (calculated to the nearest 0.0001) of (i) $3.50 divided by (ii) $52.97 (the Valuation Period Stock Price). The Valuation Period Stock Price is $52.97 based on the average of the high and low sale prices of Motorola Common Stock as reported on the New York Stock Exchange--Composite Transactions Reporting System for the Period beginning May 12, 1998 and ending June 30, 1998.

  As an example, the Merger Consideration for 100 shares of Starfish Common Stock or 100 shares of Starfish Series A Preferred Stock would be (i)(a) $295.00 in cash, (b) 5 shares of Motorola Common Stock and (c) $30.15 in cash in lieu of a fractional share, each payable upon receipt by the Exchange Agent of the certificate(s) representing the Starfish Common Stock or Starfish Series A Preferred Stock and the other requisite documents, and (ii) up to (a) $55.00 in cash and (b) 1.04 shares of Motorola Common Stock (with cash to be paid in lieu of any fractional shares), each conditionally payable, subject to the indemnification obligations specified in the Merger Agreement, at the times indicated in the Merger Agreement. See "The Merger Agreement-- Indemnification, Escrowed Shares and Holdback Amount."

  At the Effective Time, each share of Starfish Series B Preferred Stock that is issued and outstanding prior thereto (except for shares held of record by Motorola and Dissenting Shares, if any) will be converted into the right to receive (i) $35.00 in cash ($5.50 of which is conditional and will be withheld to secure certain indemnification obligations), and (ii) .6608 (as calculated below, the "Series B Exchange Ratio") shares of Motorola Common Stock (.1038 shares of which will be withheld to secure certain indemnification obligations). The Series B Exchange Ratio of .6608 is the quotient (calculated to the nearest 0.0001) of (i) $35.00 divided by (ii) $52.97, the Valuation Period Stock Price.

  As an example, the Merger Consideration for 100 shares of Starfish Series B Preferred Stock would be (i)(a) $2,950.00 in cash, (b) 55 shares of Motorola Common Stock and (c) $36.55 in cash in lieu of a fractional share, each payable upon receipt by the Exchange Agent of the certificate(s) representing the Starfish Series B Preferred Stock and the other requisite documents, and
(ii) up to (a) $550.00 in cash and (b) 10.38 shares of Motorola Common Stock (with cash to be paid in lieu of any fractional shares), each conditionally payable, subject to the indemnification obligations specified in the Merger Agreement, at the times indicated in the Merger Agreement. See "The Merger Agreement--Indemnification, Escrowed Shares and Holdback Amount."

ASSUMPTION OF STARFISH OPTIONS

  At the Effective Time, each option granted by Starfish under either the Starfish 1995 Stock Option Plan or the Starfish 1997 Stock Option Plan to purchase Starfish Common Stock outstanding immediately prior thereto (a "Starfish Option") will cease to represent a right to acquire shares of Starfish Common Stock and will be assumed by Motorola and automatically converted into an option (an "Exchanged Option") to purchase shares of Motorola Common Stock exercisable until the current termination of the Starfish Option (and subject to the terms of either of the 1995 Stock Option Plan and the 1997 Stock Option Plan of Starfish, as the case may be). The number of shares of Motorola Common Stock (rounded down to the nearest whole number) that the holder of such Exchanged Option will be entitled to purchase will be equal to the product of the number of shares of Starfish Common Stock subject to the Starfish Option immediately prior to the Effective Time and
 .13215 (as calculated below, the "Option Exchange Ratio"). The exercise price per share of Motorola Common Stock (rounded up to the nearest $.001) under the Exchanged Option will be equal to the exercise price per share of Starfish Common Stock under the Starfish Option divided by the Option Exchange Ratio. The Option Exchange Ratio of .13215 is the quotient of (i) $7.00 divided by
(ii) $52.97, the Valuation Period Stock Price.

  Each optionee who is an employee or consultant of Starfish at the Effective Time will be credited for continuous employment or consultancy with Starfish, whether occurring before or after the Effective Time, for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time.

  Upon the Effective Time, Motorola will issue to each holder of an outstanding Starfish Option a document evidencing the assumption of such Starfish Option by Motorola. No fractional shares of Motorola Common Stock will be issued in connection with the exercise of Motorola Options. All fractional shares which would otherwise be issuable will be rounded down to the nearest whole share. All of the other terms of each Motorola Option will remain the same as the corresponding assumed Starfish Option including, among others, the vesting and holding periods. The holders of Starfish Options are urged to consult their own tax advisors as to the consequences to them of such assumption.

  Motorola will use its best efforts to cause the shares of Motorola Common Stock issuable upon exercise of the Starfish Options to be subject to Motorola's existing Form S-8 or, in the alternative, Motorola shall use its best efforts to prepare, file with the SEC and to cause to become effective a registration statement on Form S-8 with respect to the shares of Motorola Common Stock issuable upon the exercise of the Starfish Options within thirty days of the Closing Date.

SURRENDER OF CERTIFICATES

  Promptly after the Effective Time, but no later than three business days thereafter, the Exchange Agent will mail transmittal forms and exchange instructions (the "Letter of Transmittal") to each holder of record of Starfish Stock to be used to surrender and exchange certificates evidencing shares of Starfish Stock for certificates evidencing the shares of Motorola Common Stock and cash to which such holder has become entitled. After receipt of the Letter of Transmittal, each holder of certificates formerly representing Starfish Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive an amount of cash and a certificate evidencing the number of whole shares of Motorola Common Stock to which such holder is entitled. In addition, the holders of Starfish Stock will be entitled to receive, on a pro-rata basis, certain distributions of portions of the Holdback Amount on each of the six-month, one-year, two-year and three-year anniversaries of the Closing Date. See "The Merger Agreement-- Indemnification, Escrowed Shares and Holdback Amount." STARFISH SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

INDEMNIFICATION, ESCROWED SHARES AND HOLDBACK AMOUNT

  At the Effective Time (and, with respect to those shares held by holders of Starfish Stock which qualify as "dissenting shares" as defined in Section 1300(b) of the CA Code (the "Dissenting Shares") for which appraisal rights have not been perfected or lost, such later time as determined in accordance with Section 2.4 of the Merger

Agreement), Motorola will deposit with Harris Bank & Trust (the "Exchange Agent") certificates representing approximately 15.7% of the shares of Motorola Common Stock issuable to the holders of Starfish Stock in the Merger. Such shares (the "Escrowed Shares") will be registered in the name of and deposited with the Exchange Agent pursuant to the terms of the Merger Agreement.

  In addition, Motorola will deposit into escrow: (i) on the day six months following the Closing Date (as defined in the Merger Agreement), $5,000,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement); (ii) on the first anniversary of the Closing Date, $5,000,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement); (iii) on the second anniversary of the Closing Date, $2,500,000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement); and (iv) on the third anniversary of the Closing Date, the remaining Holdback Amount, estimated to be approximately $2,500.000 plus any interest accrued thereon from the Closing Date (such interest to be determined in accordance with Section 1(e) of the Exchange Agreement) (collectively, the "Holdback Amount"). The Holdback Amount is an aggregate amount of approximately $15,000,000 plus interest (subject to adjustment), which is equal to the sum of $0.55 per share of Starfish Common Stock and Starfish Series A Preferred Stock issued and outstanding and $5.50 per share of Starfish Series B Preferred Stock issued and outstanding (excluding shares held by Motorola).

  The Holdback Amount and the Escrowed Shares will be available to indemnify Motorola, its affiliates, their representatives, and their successors for specified damages that Motorola has incurred or reasonably anticipates incurring by reason of: (a) any inaccuracy in or breach of any representation or warranty of Starfish; (b) any breach of any covenant or obligation of Starfish under the Merger Agreement; (c) any claim relating to Intellectual Property (as such term is defined in the Merger Agreement) for damages arising out of certain Starfish agreements (as specified in the Merger Agreement); (d) any claim with respect to the fees or expenses of a broker or finder payable by the Starfish shareholders; (e) any Legal Proceeding (as such term is defined in the Merger Agreement) relating to any inaccuracy, breach or expense of the type referred to in (a)-(d) hereof; or (f) any obligation or duty agreed to or assumed by Starfish in any contract, license or agreement not listed in Part 3.8(k) of the Starfish Disclosure Statement furnished by Starfish in connection with the Merger Agreement, entered into between Starfish and any other party, to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by Starfish or such other party of the Intellectual Property of any third party. In the event that Motorola makes a claim for indemnification, such claim shall be made, first, against the Holdback Amount, and, second, against the Escrowed Shares. Claims against the Holdback Amount and the Escrowed Shares shall be Motorola's sole remedy following the Merger for any such breaches. Motorola's right to make a claim against the Holdback Amount and the Escrowed Shares is subject to certain limitations. The obligation to indemnify will continue for two years from the Closing Date, except for indemnification obligations relating to certain of Starfish's Intellectual Property which will continue for three years from the Closing Date.

  The Exchange Agent shall distribute portions of the Holdback Amount and Escrowed Shares to the Starfish shareholders as soon as practicable, but in no event later than five business days, after certain portions of the Holdback Amount are deposited with the Exchange Agent by Motorola in the manner described above.

APPOINTMENT OF SHAREHOLDER REPRESENTATIVE

  In connection with the Merger, Philippe Kahn, Starfish's President, Chief Executive Officer and Chairman of the Starfish Board of Directors, shall be appointed as the Shareholder Representative to act for and on behalf of each of the Starfish shareholders. In such capacity, Mr. Kahn may, among other things, give and receive notices and communications, authorize delivery to Motorola of the Holdback Amount in satisfaction of indemnification obligations to Motorola, object to such deliveries, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with court orders and arbitrators awards with respect to such claims. As the Shareholder Representative, Mr. Kahn's decisions, acts, consents or instructions shall constitute a decision of all Starfish shareholders and shall be binding and final. In the event that a claim is brought against Mr. Kahn in his capacity as Shareholder Representative, the Starfish shareholders shall indemnify Mr. Kahn against any loss provided that Mr. Kahn acted in good faith and not in a manner constituting gross negligence. APPROVAL BY THE STARFISH SHAREHOLDERS OF THE MERGER AGREEMENT SHALL BE DEEMED TO CONSTITUTE APPROVAL OF PHILIPPE KAHN AS THE SHAREHOLDER REPRESENTATIVE.

BONUS POOL

  In connection with the Merger, Motorola shall establish a bonus pool of $24.11 million (the "Pool") for certain Starfish employees (the "Recipients"), excluding Mr. Kahn and Sonia Lee Kahn, to establish additional incentives for such employees. The Pool shall be funded in three equal installments on the one-year, two-year and three-year anniversaries of the Closing Date. $19 million of the Pool will be funded by Motorola. In addition, on the third anniversary of the Closing Date, subject to certain conditions, Mr. Kahn and Ms. Lee Kahn (together, the "Principal Shareholders") shall collectively contribute $5.11 million of the Pool (the "Principal Shareholders' Contribution"). The Principal Shareholders' Contribution shall be payable first by withholding amounts payable to the Principal Shareholders from the Holdback Amount and second from canceling shares of Motorola Common Stock issuable to the Principal Shareholders from the Escrowed Shares. In the event that amounts remaining in the Holdback Amount and Escrowed Shares are less than $5.11 million, Motorola shall fund the shortfall and the Principal Shareholders shall, within 30 days of written request from Motorola, pay to Motorola the amount of such shortfall.

  The allocation of the Pool shall be the target bonuses for the Recipients. Subject to certain conditions which may be set by the Starfish Board of Directors and the Shareholder Representative, payments shall be made on a pro-rata basis over the three-year period; provided, however, that each Recipient remains in the employ of Motorola during the relevant annual period. In addition, payments shall be made on a date determined by the Board of Directors of the surviving corporation (subject to approval of the Shareholder Representative), but in any event the full amount of the Pool for such period shall be paid with 45 days of the end of the period. In the event that the full amount of the Pool is not payable because some or all of the Recipients have left the employment of Starfish before earning all or part of the Pool allocated to them or otherwise, the Principal Shareholders' Contribution shall be reduced for each dollar of the Pool that is not payable. In the event that the payable portion of the Pool is reduced below $19 million due to such Recipient terminations or otherwise, the amount of such reduction up to $19 million shall be distributed to the other Starfish employees as determined by the Board of Directors of the surviving corporation (subject to the approval of the Shareholder Representative).

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various customary representations and warranties relating to Starfish, including, among other things: (a) the due organization, valid existence and good standing of Starfish and certain similar corporate matters; (b) the capital structure of Starfish; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters and the absence of conflicts under charters or bylaws, required consents or approvals, and the absence of violations of any instruments or law; (d) the financial statements and the absence of material undisclosed liabilities; (e) taxes, tax returns and audits; (f) the absence or certain material adverse changes or events; (g) title to properties; (h) intellectual property; (i) employee benefits; (j) bank accounts and receivables; (k) contracts; (l) orders, commitments and returns; (m) compliance with laws; (n) the absence of labor difficulties and discrimination; (o) trade regulation; (p) insider transactions; (q) employees, independent contractors and consultants; (r) insurance; (s) litigation; (t)
Section 341(f)(2) of the Internal Revenue Code; (u) compliance with environmental requirements; (v) corporate documents; (w) the absence of brokers or finders; and (x) disclosure.

  The Merger Agreement also contains various customary representations and warranties relating to Motorola, including, among other things: (a) the due organization, valid existence and good standing of Motorola and certain similar corporate matters; (b) the capital structure of Motorola; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) the absence of conflicts under charters or bylaws, required consents or approvals; (e) documents and financial statements filed by Motorola with the Commission and the accuracy of information contained therein; (f) compliance with other instruments or laws; (g) litigation; and (h) disclosure.

CERTAIN COVENANTS AND AGREEMENTS

  Pursuant to the Merger Agreement, Starfish has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Motorola or as set forth in Starfish's disclosure schedule, Starfish will: (a) continue to conduct its business and maintain its business relationships in the ordinary and usual course; (b) not take certain actions, including borrowing money in excess of certain amounts, raising salaries, undertaking new obligations in excess of certain amounts, and similar matters; (c) allow Motorola access to its records, books and information; (d) not initiate, encourage or support any discussion or negotiation with any third party regarding the acquisition, through merger or otherwise, of Starfish; and (e) ensure the accuracy of the information relating to Starfish used in the preparation of this Proxy Statement/Prospectus.

  Pursuant to the Merger Agreement, Motorola has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise consented to in writing by Starfish, Motorola will: (a) provide reasonable assistance and cooperation to Starfish in obtaining necessary consents; (b) advise Starfish of any change affecting a representation or warranty provided by Motorola in the Merger Agreement; (c) reserve for issuance the shares of Motorola Common Stock to be issued in the Merger; (d) ensure the accuracy of the information relating to Motorola used in the preparation of the Proxy Statement/Prospectus; (e) use its best efforts to cause the shares of Motorola Common Stock issuable upon the exercise of the Starfish Options to be subject to Motorola's existing Form S-8 (or if not, file a new Form S-8 within thirty days of the Effective Time) and use its best efforts to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus contained therein) for so long as such Exchanged Options remain outstanding; and (f) use its best efforts to cause the Motorola Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange.

CONDITIONS

  The respective obligations of Motorola and Starfish to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and authorized by the shareholders of Starfish; (b) holders of not more than 10% of the outstanding shares of Starfish Stock have perfected, or may be able to perfect, dissenters' rights in connection with the Merger; (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no litigation or proceeding shall be threatened or pending with the probable effect of enjoining or preventing the Merger or the enforcement of any of the non-competition agreements contemplated by the Merger Agreement or requiring Motorola to divest or hold separate any business, and no judgment, decree, injunction, rule or order shall be outstanding against Starfish that would otherwise have a material adverse effect on Motorola; (f) the approval of the shares of Motorola Common Stock to be issued in the Merger for listing on the New York Stock Exchange; (g) subject to certain limitations, the receipt by Starfish and Motorola of an opinion of the respective legal counsel to Starfish and Motorola to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); (h) receipt by Motorola of all permits and other authorizations required under applicable state blue sky laws for the issuance of Motorola Common Stock pursuant to the Merger; (i) the Common Stock Purchase Warrant dated October 10, 1997 issued by Starfish to PaineWebber Incorporated shall have been exercised in full or terminated; (j) the representations and warranties of Motorola and Sub shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date; (k) the representations and warranties of Starfish shall be true and correct in all material respects as of the date of the Merger Agreement, except where (1) the failure of such representation or warranty to be true and correct would not have a Material Adverse Effect (as defined in the Merger Agreement), (2) the failure of such representation or warranty to be true and correct has been remedied prior to the Closing Date or (3) the failure of such representation or warranty is the result of the announcement of the acquisition of Starfish by Motorola; and (l) the performance in all material respects of all obligations of the other party required to be performed under the Merger Agreement except where, with respect to Starfish, such nonperformance does not have a Material Adverse Effect (as defined in the Merger Agreement).

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Closing
Date: (a) by mutual consent of Motorola, Sub and Starfish; (b) by either Motorola or Starfish if the Merger shall not have been consummated by October 31, 1998, unless otherwise mutually agreed in writing by the parties; provided that a party cannot terminate under this provision of the Merger Agreement if the failure to occur of the Closing is the result of the failure on the part of such party to perform any of its obligations thereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control); or (c) by either Motorola or Starfish if any Governmental Entity (as such term is defined in the Merger Agreement) shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable.

  In the event of any termination of the Merger Agreement by either Motorola, Sub or Starfish as provided above, the Merger Agreement will become void and there will be no liability or obligation, except to the extent that such termination results from the willful failure by a party to carry out its obligations set forth in the Merger Agreement, then such party shall be liable for damages incurred by the other parties in pursuing their rights and remedies (including reasonable attorney's fees).

AMENDMENT AND WAIVER

  Any term or provision of the Merger Agreement may be amended, and the observance of any term of the Merger Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach thereof for default in payment of any amount due thereunder or default in the performance thereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

EXPENSES

  Motorola, Sub and Starfish shall each pay its own costs and expenses incurred with respect to the negotiation, execution and delivery of the Merger Agreement and the exhibits thereto, except that the Starfish shareholders shall pay any costs and expenses relating to brokers and finders retained by Starfish or its shareholders.

     STARFISH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  Except for historical information contained in this section, the matters discussed herein are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing of orders and shipments, the timely development and market acceptance of new products, the impact of competitive products and pricing and other risks detailed below.

RESULTS OF OPERATIONS

  The following table sets forth certain revenue and expense items from Starfish's statement of operations expressed as a percentage of total net revenues for the periods indicated.

                                              THREE MONTHS      YEAR ENDED
                                               ENDED MARCH       DECEMBER
                                                   31,              31,
                                              ---------------   -------------
                                               1998     1997    1997    1996
                                              ------   ------   -----   -----
      Total net revenues.....................  100.0%   100.0%  100.0%  100.0%
      Cost of revenues.......................   37.4     14.7    30.1    18.1
                                              ------   ------   -----   -----
      Gross profit...........................   62.6     85.3    69.9    81.9
                                              ------   ------   -----   -----
      Operating expenses:
        Research and development.............   82.2    107.6    69.1    53.2
        Selling and marketing................   45.5     68.2    48.7    46.9
        General and administrative...........   61.0     42.9    33.9    20.9
                                              ------   ------   -----   -----
          Total operating expenses...........  188.7    218.7   151.7   121.0
                                              ------   ------   -----   -----
      Loss from operations................... (126.1)  (133.4)  (81.8)  (39.1)
      Interest expense.......................    --      (5.9)   (4.0)   (1.9)
      Interest and other income..............    8.9      0.7     1.9     0.7
                                              ------   ------   -----   -----
          Net loss........................... (117.2)% (138.6)% (83.8)% (40.3)%
                                              ======   ======   =====   =====

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997

  Total Net Revenue. Starfish's total net revenue consists primarily of license fees, royalties, software product revenues and development revenues. Licensing revenue represents fees from the licensing of Starfish's technologies. Royalty revenue represents payments to Starfish in connection with sales of third-party products and services incorporating Starfish technologies. Software product revenues represent sales of Starfish software products. Development revenues represent non-recurring fees earned under customer specific engineering contracts and are generally recognized using the percentage-of-completion method based on costs incurred to date compared to total estimated costs of completion.

  Starfish's total net revenue for the three months ended March 31, 1998 was $1,357,000, representing a 1.5% increase over total net revenue of $1,336,000 recorded during the comparable period in 1997. This increase included an increase in development revenue of $440,000 offset by a decline in licensing and royalty fees of Starfish's desktop products as a result of a strategy shift to the CID market. Starfish did not have any development revenue during the first three months of 1997 because no development contracts were in place during the period.

  Starfish anticipates a significant increase in total revenue in 1998 compared to 1997 due to an expected increase in licensing fees derived from increased shipments of the REX PC Companion and other CIDs. There can be no assurance that other CIDs will be released on time or at all, or that Starfish's business partners will be able to successfully market these devices and achieve market acceptance. The failure of one or more of Starfish's partners to successfully introduce new products and services which are based on the TrueSync Technology Platform and other Starfish technologies could have a material adverse effect upon its business, operating results and financial condition.

  Cost of License, Royalty and Other Revenues. Cost of license, royalty and other revenues includes product packaging, documentation, production and shipping for Starfish desktop products sold to the retail channels and direct end users. Cost of license, royalty and other revenues decreased from $196,000 during the three months ended March 31, 1997 to $85,000 during the three months ended March 31, 1998. The decline in cost of revenue during the first quarter of 1998 was due to a general decline in license, royalty and other revenue and the implementation of more effective material and inventory controls. Cost of development revenue, comprised primarily of engineering salaries, was $423,000 during the three months ended March 31, 1998 reflecting development projects in progress that were not in effect during the same period in 1997.

  Gross Profit. Gross profit decreased by 26% to $849,000 during the three months ended March 31, 1998 from $1,140,000 during the three months ended March 31, 1997. The decrease is primarily as result of a decrease in higher margin license and royalty revenues and product sales, and an increase in lower margin development revenues. Development contacts are generally priced on a cost recovery basis, and accordingly do not generate significant gross profit.

  Research and Development. Research and development expenses decreased from $1,438,000 during the three months ended March 31, 1997 to $1,115,000 during the comparable period in 1998. The decrease in the dollar amount of research and development expenses was primarily due to a shift during 1997 to funded contract development work for which Starfish earns revenues. Total funded and unfunded research and development expenses increased by $117,000 during the three months ended March 31, 1998 compared to the comparable period during 1997. To date, Starfish has expensed all software development costs as incurred.

  Selling, General and Administrative. Selling, general and administrative expenses decreased from $1,484,000 during the three months ended March 31, 1997 to $1,445,000 during the three months ended March 31, 1998. The decrease was due to a reduction of $294,000 in marketing and selling expenses during the first quarter of 1998 as a result of lower sales in desktop software products, offset by increases in general and administrative expenses of $255,000, comprised primarily of stock compensation expense and bonuses paid during the three months ended March 31, 1998.

  Interest Expense. Interest expense during the three months ended March 31, 1997 was comprised of interest expense on related party notes payable that were repaid by Starfish in 1997. Starfish incurred no interest expense during the three months ended March 31, 1998.

  Interest and Other Income. Interest and other income increased to $120,000 during the three months ended March 31, 1998 from $9,000 during the comparable period in 1997 due to higher average cash and cash equivalent balances held by Starfish during the three months ended March 31, 1998, primarily as a result of additional financing received.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

  Total Net Revenue. Total net revenue for Starfish was $6.4 million and $9.0 million during 1997 and 1996, respectively. The decrease in total net revenue from 1996 to 1997 was primarily due to a decline in licensing and royalty fees of Starfish's desktop products as a result of a strategy shift to the CID market, partially offset by development revenue of $1.5 million during 1997. Starfish did not have any development revenue during 1996.

  Cost of License, Royalty and Other Revenues. Cost of license, royalty and other revenues were $488,000 and $1.6 million during 1997 and 1996, respectively. The decline in cost of revenue from 1996 to 1997 was due to a general decline in software product revenue and the implementation of more effective material and inventory controls. Cost of development revenue was $1,443,000 during the year ended December 31, 1997 reflecting development projects in progress that were not in effect during the year ended December 31, 1996.

  Gross Profit. Gross profit decreased by 39% to $4.5 million during the year ended December 31, 1997 from $7.4 million during the year ended December 31, 1996. The decrease is primarily as result of a decrease in license, royalty and other revenue, a decrease in higher margin license and royalty revenues and product sales, and an increase in low margin development revenues.

  Research and Development. Research and development expenses were $4.4 million and $4.8 million during 1997 and 1996, respectively. The decrease in the dollar amount of research and development expenses was primarily due to a shift during 1997 to funded contract development work for which Starfish earns revenues. Total funded and unfunded research and development expenses increased by $1.1 million during the year ended December 31, 1997 compared to the year ended December 31, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses were $5.3 million and $6.1 million during 1997 and 1996, respectively. The decrease from 1996 to 1997 was due to a reduction of $1.1 million in marketing and selling expenses during 1997 as Starfish reduced its emphasis on marketing its desktop software products, offset by increases in general and administrative expenses.

  Interest Expense. Interest expense during the years ended December 31, 1997 and 1996 was comprised of interest expense on related party notes payable that were repaid by Starfish in 1997.

  Interest and Other Income. Interest and other income increased to $125,000 during the year ended December 31, 1997 from $62,000 during the year ended December 31, 1996 due to higher average cash and cash equivalent balances held by Starfish during the year ended December 31, 1997 primarily as a result of additional financing received.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through March 31, 1998, Starfish has financed its operations primarily from cash provided by development contracts, royalty advances, shareholder loans and through the sale of private equity securities generating approximately $14.9 million in net proceeds.

  Starfish expects that its cash and cash equivalents balances of $10.6 million as of March 31, 1998, will be adequate to fund its operations for at least the next twelve months. However, there can be no assurance that Starfish will not have additional working capital needs within this period. In such event, Starfish may be required to raise additional funds to meet such needs. There can be no assurance that such financing will be available if and when required by Starfish on terms acceptable to Starfish, or at all.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Starfish utilizes third-party equipment and software that may not be Year 2000 compliant. Starfish is in the early stages of conducting an audit of its third-party suppliers as to the Year 2000 compliance of their systems. Starfish does not believe it will incur significant costs in order to comply with Year 2000 requirements. However, failure of Starfish's internal computer systems or of such third-party equipment or software, or of systems maintained by Starfish's suppliers, to operate properly with regard to the Year 2000 and thereafter could require Starfish to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Starfish's business, financial condition and results of operations.

                      PRINCIPAL SHAREHOLDERS OF STARFISH

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table set forth information with respect to the beneficial ownership of shares of Starfish Common Stock (assuming the conversion of (i) all of the then outstanding shares of Starfish Series A Preferred Stock on a one-for-one basis and (ii) all of the then outstanding shares of Starfish Series B Preferred Stock on a ten-for-one basis) for each person who is known to own beneficially more than 5% of Starfish Common Stock, each director of Starfish, each current executive officer and all current executive officers and directors of Starfish as a group: (i) the total number of shares of Starfish owned as of June 30, 1998 and (ii) the percent of Starfish Common Stock owned as of that date:

                                                   NUMBER OF SHARES
      NAME OF BENEFICIAL OWNER(1)                 BENEFICIALLY OWNED PERCENT(2)
      ---------------------------                 ------------------ ----------
      Philippe Kahn(3)(4)........................     21,000,000       65.69%
      Sonia Lee Kahn(3)(5).......................      9,261,990       28.97%
      Motorola, Inc..............................      4,697,450       14.69%
       1303 East Algonquin Road
       Schaumburg, Illinois, 60196
      Inprise Corporation........................      2,889,388        9.04%
       100 Enterprise Way
       Scotts Valley, California 95066
      Stanley J. Meresman(6)(7)(9)(10)...........        211,375         *
      Reza Mikailli(7)(8)(9)(10).................        211,375         *
      Eli Porat(7)(9)(10)........................        180,682         *
      Jerry Upton(7)(11).........................      4,697,450       14.69%
      All current executive officers and direc-
       tors as a group
       (6 persons)(12)...........................     26,300,882       82.27%

--------
*Less than 1%.
 (1) Except as indicated in the footnotes to this table, to Starfish's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) Calculated on the basis of 31,969,850 shares of Starfish Common Stock outstanding as of June 30, 1998, assuming the conversion of the Starfish Series A Preferred Stock, the Starfish Series B Preferred Stock and the exercise of the outstanding warrant to acquire Starfish Common Stock. All of the 356,506 outstanding shares of Starfish Series A Preferred Stock are held by General Magic, Inc. The outstanding shares of Starfish Series B Preferred Stock are held by Motorola (469,745 shares), Eli Porat (796 shares), Reza Mikailli (1,592 shares) and the Meresman Family Trust U/D/T 9/19/89 (as described in Note 6 below) (1,592 shares). Each of Messrs. Porat, Mikailli and Stanley J. Meresman, a trustee of the Meresman Family Trust, are members of the Starfish Board. Each share of the Starfish Series B Preferred Stock is convertible into ten shares of Starfish Common Stock.
 (3) The person indicated is an executive officer and director of Starfish.
 (4) Includes 10,500,000 shares of common stock held pursuant to a Voting Trust Agreement by and between Mr. Kahn and certain shareholders of Starfish, dated March 31, 1994, of which Mr. Kahn is Trustee and has sole voting power and no power of disposition over such shares (the "Voting Trust"). The Voting Trust terminates upon the earlier of (i) December 31, 2003, (ii) the closing of a merger or sale of Starfish or (iii) the closing of Starfish's initial public offering. Pursuant to a Voting Agreement dated July 1, 1998, Mr. Kahn, as Trustee of the Voting Trust, agreed, among other things, to vote the shares of common stock held by the Voting Trust in favor of the Merger and delivered to Motorola an irrevocable proxy pursuant to which the Voting Trust appointed Motorola as the Voting Trust's proxy with respect to such shares and with respect to the matters specified in the proxy.
 (5) Represents 9,261,990 shares held pursuant the Voting Trust. Pursuant to a Voting Agreement dated July 1, 1998, Mr. Kahn, as Trustee of the Voting Trust, agreed, among other things, to vote the shares of common stock held by the Voting Trust in favor of the Merger and delivered to Motorola an irrevocable proxy pursuant to which the Voting Trust appointed Motorola as the Voting Trust's proxy with respect to such shares and with respect to the matters specified in the proxy.
 (6) Represents 61,375 shares owned by the Meresman Family Trust U/D/T 9/19/89, as amended, for which Stanley J. Meresman and Sharon A. Meresman serve as Trustees and have shared voting and investment power over such shares.
 (7) The person indicated is a director of Starfish.
 (8) Includes 61,375 shares held jointly by Mr. Mikailli and Zahra Mikailli, his spouse.
 (9) Includes 37,500 shares subject to options exercisable within 60 days of June 30, 1998 and 112,500 shares subject to options immediately exercisable. In June 1998, the Starfish Board of Directors agreed to accelerate such options, effective immediately prior to the consummation of the Merger and provided that such options are exercised immediately prior to the consummation of the Merger.
(10) All such shares are subject to a Voting Agreement dated July 1, 1998, pursuant to which the holder agreed, among other things, to vote all such shares in favor of the Merger and delivered to Motorola an irrevocable proxy pursuant to which the holder appointed Motorola as such holder's proxy with respect to such shares and with respect to the matters set forth in the proxy.
(11) Mr. Upton is an employee of Motorola and the designee of Motorola to the Starfish Board of Directors. Mr. Upton does not own any shares of Starfish in his individual capacity and disclaims beneficial ownership of shares owned by Motorola.
(12) See footnotes 4 and 5 above. Includes 10,500,000 shares held pursuant to the Voting Trust of which 9,261,990 are beneficially owned by Sonia Lee Kahn.

                  COMPARISON OF RIGHTS OF HOLDERS OF MOTOROLA
                  COMMON STOCK AND HOLDERS OF STARFISH STOCK

  Motorola is incorporated under the laws of the State of Delaware and the rights of its stockholders are governed by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation (with all amendments and restatements thereof, "Motorola Certificate") and the Bylaws ("Motorola Bylaws") of Motorola and that certain Rights Agreement dated as of November 9, 1988, as amended, by and between Motorola and Harris Trust and Savings Bank (the "Rights Plan"). Starfish is incorporated under the laws of the State of California and the rights of its shareholders are governed by the California Corporations Code (the "CA Code") and the Articles of Incorporation (with all amendments and restatements thereof, "Starfish Articles") and Bylaws ("Starfish Bylaws") of Starfish. If the Merger is consummated, former Starfish shareholders will become stockholders of Motorola and the rights of such former Starfish shareholders will be governed by the DGCL and the Motorola Certificate and Motorola Bylaws. The following summarizes differences in the charter documents of Starfish and Motorola that could materially affect the rights of shareholders of Starfish after consummation of the Merger. A number of the provisions of Motorola's charter documents and the Rights Plan may have the effect of delaying, deferring or preventing a change in control of Motorola.

NUMBER OF DIRECTORS

  The Motorola Certificate and Motorola Bylaws fix the authorized number of directors at 16, or such other number fixed from time to time by the Board of Directors. The Motorola Certificate requires that the Board consist of not less than three directors.

  Under the CA Code, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders. The Starfish Bylaws permit the Starfish Board of Directors to adjust the size of the Board from a minimum of four directors to a maximum of seven. The current number of directors is fixed at six.

CUMULATIVE VOTING FOR DIRECTORS

  Under the DGCL, unless the corporation's articles or certificate of incorporation provide otherwise, there can be no cumulative voting for the election of directors. The Motorola Certificate does not provide for cumulative voting. Under the CA Code, shareholders of a California corporation may, unless such corporation's articles of incorporation or bylaws expressly eliminate cumulative voting, cumulate their votes in the election of directors so long as at least one shareholder has given notice of such shareholder's intent to cumulate his or her votes at the meeting prior to the voting. The Starfish Articles do not contain any provision eliminating cumulative voting. In addition, the holders of Starfish Series B Preferred Stock have the right to elect one director to the Starfish Board of Directors under the Starfish Articles.

CLASSIFIED BOARD OF DIRECTORS

  A classified board is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Under the CA Code, California corporations meeting certain qualifications may amend their articles of incorporation to provide for a classified board, but for corporations not so qualified directors must be elected annually and a classified board is not permitted. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Neither of the companies currently have a staggered board and the surviving corporation will not have a staggered board.

DIRECTOR VOTING

  The Motorola Bylaws provide that the number of directors constituting a quorum shall be one third of the number of authorized directors. The Starfish Bylaws provide that the number of directors constituting a quorum shall be a majority of the number of directors then in office.

REMOVAL OF DIRECTORS

  Under the DGCL, a director of a corporation such as Motorola that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote.

  Under the CA Code, any or all of the directors of a California corporation may be removed if such removal is approved by the affirmative vote of a majority of the outstanding shares; provided, however, that no director of such corporation may be removed (unless the entire board of directors of such corporation is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and (1) for a corporation without a classified board, the entire number of directors authorized at the time of the director's most recent election were then being elected, or (2) for a corporation with a classified board, either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected. The Starfish Articles and the Starfish Bylaws do not contain any provisions which are inconsistent with the CA Code with respect to removal of directors. In addition, under the Starfish Articles the holders of Starfish Series B Preferred Stock have the right to elect and remove the Series B Preferred Stock representative to the Starfish Board of Directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The Motorola Bylaws allow any vacancy on the Board of Directors to be filled by a majority of the directors then in office, although less than a quorum.

  Under the CA Code, any vacancy on the board of directors may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. Under the Starfish Bylaws, a vacancy created by the removal of a director may be filled only by the approval of the shareholders.

ADVANCE NOTICE OF STOCKHOLDER/SHAREHOLDER PROPOSALS

  The Motorola Bylaws provide that no matter proposed by Motorola stockholders will be considered at an annual meeting or special stockholder meeting unless
(1) it is specified in the notice of meeting, (2) it is brought by or at the direction of the Board of Directors or (3) it is brought by a stockholder of the corporation who was a stockholder of record on the record date and written notice of such matter is provided to Motorola in compliance with the time frames set forth in the Motorola Bylaws. The Starfish Bylaws do not expressly require advance notice of shareholder proposals.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS/SHAREHOLDERS

  Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to the Motorola Bylaws, special meetings may be called by the Chairman of the Board or the Board of Directors.

  Under the CA Code, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten (10%) percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Pursuant to the Starfish Bylaws, special meetings may be called by shareholders holding 10% of the voting stock, the Board of Directors and the President.

BUSINESS COMBINATION FOLLOWING A CHANGE OF CONTROL

  In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the DGCL ("Section 203"), certain "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  Under Section 1203 of the CA Code, certain business combinations with a majority shareholder are subject to specified conditions, but there is no equivalent provision to Section 203, which addresses business combinations with a significant but not majority shareholder.

AMENDMENT OF CHARTER DOCUMENTS

  Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote thereon. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Motorola Certificate can be amended, altered or repealed in any manner now or hereafter prescribed by the DGCL. The Motorola Bylaws may be altered, amended or repealed at any meeting of the Board of Directors by a majority vote of the directors present at the meeting.

  Under the CA Code, a corporation's articles of incorporation can be amended by the affirmative vote of the majority of the board of directors of the corporation and of the holders of a majority of the outstanding shares entitled to vote, unless the corporation's articles of incorporation require the vote of a larger portion of the shares. The Starfish Articles do not require a larger percentage affirmative vote than a majority of the shares entitled to vote thereon. However, Starfish may not, without the consent of two thirds and a majority of the holders of the then outstanding shares of Starfish Series A Preferred Stock amend or repeal any provision of, or add any provisions to the Starfish Articles or the Starfish Bylaws, if such action would alter any of the rights, preferences or privileges of any shares of the Starfish Series A Preferred Stock. In addition, Starfish may not, without the consent of a majority of the holders of the then outstanding shares of Starfish Series B Preferred Stock amend or repeal any provision of, or add any provisions to the Starfish Articles or Starfish Bylaws if such action would alter any of the rights, preferences or privileges of any shares of the Starfish Series B Preferred Stock.

INDEMNIFICATION

  The Motorola Certificate eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under the DGCL, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. The Motorola Certificate also provides that Motorola shall indemnify any person to the fullest extent permitted by the DGCL in connection with claims arising by reason of that person acting as a director, officer or agent of Motorola. The Motorola Certificate authorizes it to provide insurance for its directors, officers and/or agents, against any expense, liability or loss, whether or not Motorola would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Starfish Articles and Starfish Bylaws provide that the liability of the directors of Starfish for monetary damages shall be eliminated to the fullest extent permissible under the CA Code, and that Starfish is authorized to provide indemnification of directors, officers, employees and agents in excess of the indemnification required under the Starfish Articles to the extent permitted under the CA Code. The Starfish Articles and Starfish Bylaws do not expressly establish a procedure for processing indemnification requests but do expressly authorize insurance for directors, officers and/or agents.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RESTRICTION ON SALES OF STOCK

  Motorola is a public company the shares of which are listed and traded on the New York Stock Exchange and other exchanges. As a result, the Motorola Certificate and Motorola Bylaws do not provide for any restrictions on the transfer of outstanding shares, other than those imposed by federal securities laws for shares offered under certain exempt transactions. Starfish is a private company and, as such, the agreements relating to outstanding shares provide for various restrictions on the resale or transfer of outstanding stock.

INSPECTION OF STOCKHOLDERS/SHAREHOLDERS LIST

  The DGCL permits any stockholder upon written demand under oath stating the purpose thereof to inspect (during regular business hours) a corporation's stock ledger, a list of its stockholders and its other books and records and to make copies of extracts therefrom. If the corporation refuses such request, or fails to respond within five business days after the demand has been made, the shareholder may petition the Court for an order to compel such inspection. The Court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.

  The CA Code permits any shareholder to inspect and copy a corporation's shareholder list for a purpose reasonably related to such person's interest as a shareholder. The CA Code also provides for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Commission relating to the election of directors.

DISSENTERS' RIGHTS

  Under both the DGCL and the CA Code, a stockholder/shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder/shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such dissenters' rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. See also "The Merger Dissenters' Rights."

  In contrast, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

  DISSENTERS' RIGHTS MAY BE AVAILABLE TO SHAREHOLDERS OF STARFISH WITH RESPECT TO THE MERGER. SEE "ANNEX C."

SHAREHOLDER RIGHTS PLAN

  The Board of Directors of Motorola adopted a Shareholder Rights Plan in November 1988, which, as amended, provides for distribution of rights to holders of outstanding shares of Motorola Common Stock. Starfish does not have a similar rights plan. Therefore, after the Effective Time, the shares of Motorola Common Stock held by former Starfish shareholders will be subject to the Motorola Shareholder Rights Plan.

                        INFORMATION REGARDING MOTOROLA

  Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 and its telephone number at that address is (847) 576-5000. Motorola is one of the world's leading providers of wireless communications, semiconductors and advanced electronic systems, components and services. Major equipment businesses include cellular telephone, two-way radio, paging and data communications, personal communications, automotive, defense and space electronics and computers. Motorola semiconductors power communication devices, computers and millions of other products. "Motorola" is a registered trademark of Motorola.

                        INFORMATION REGARDING STARFISH

  Starfish provides complete, customized solutions for the CID market, which includes smart pagers, smart phones and PC companions. Starfish's core device, server and desktop technologies form the basis of its TrueSync Technology Platform which has been designed to deliver rapid, cost effective, solutions to help its customers introduce products and services in the CID market quickly and with advanced functionality. The TrueSync Technology Platform facilitates the exchange and management of information between wireline and wireless devices based on the premise that this information should be accessible by the user on an "anywhere/everywhere" basis. Starfish technology is used with a variety of products including the REX PC Companion and TrueSync CE. Starfish was incorporated in California in March 1994. Starfish maintains its executive offices at 1700 Green Hills Road, Scotts Valley, California 95066 and its telephone number is (408) 461-5800.

                                 LEGAL MATTERS

  The validity of the shares of Motorola Common Stock to be issued in connection with the Merger will be passed upon for Motorola by Carol H. Forsyte of the Motorola Law Department. As of July 31, 1998, Ms. Forsyte owned 75 shares of Motorola Common Stock and held options to purchase 3,800 shares of Motorola Common Stock, of which options to purchase 1,600 shares were currently exercisable.

  The federal income tax consequences of the Merger will be passed upon for Motorola by Jackson Tufts Cole & Black, LLP, San Jose, California. The federal income tax consequences of the Merger will be passed upon for Starfish by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date hereof, a partner of such firm is the beneficial owner of 180,000 shares of Starfish Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of Motorola, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein and in the Registration Statement on Form S-4 have been so included in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Starfish as of December 31, 1996 and 1997 and for the years then ended included in this Proxy Statement/Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            STARFISH SOFTWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Shareholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Starfish Software, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Starfish Software, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
March 11, 1998, except for the
third paragraph of Note 2,
which is as of July 1, 1998

                            STARFISH SOFTWARE, INC.

                                 BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   DECEMBER 31,
                                                  ----------------   MARCH 31,
                                                   1996     1997       1998
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents...................... $ 2,119  $ 9,353   $ 10,626
  Accounts receivable, net.......................     423      657        529
  Other current assets...........................     377      227        204
                                                  -------  -------   --------
      Total current assets.......................   2,919   10,237     11,359
Property and equipment, net......................     611      485        458
Other assets.....................................     277      152        138
                                                  -------  -------   --------
                                                  $ 3,807  $10,874   $ 11,955
                                                  =======  =======   ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable............................... $   894  $   533   $    383
  Deferred revenue...............................   2,529    3,887      6,288
  Deferred compensation..........................     644      --         --
  Accrued employee compensation..................     363      552        816
  Accrued liabilities............................   1,114      662        611
                                                  -------  -------   --------
      Total current liabilities..................   5,544    5,634      8,098
Note payable to shareholder......................   2,832      --         --
                                                  -------  -------   --------
    Total liabilities............................   8,376    5,634      8,098
                                                  -------  -------   --------
Commitments (Note 7)
Shareholders' Equity (Deficit):
  Convertible Preferred Stock; no par value;
   5,000 shares authorized.......................     --       --         --
    Series A; 357 shares designated, none, 357
     and 357 (unaudited) issued and outstanding..     --       985        985
    Series B; 500 shares designated, none, 470
     and 474 (unaudited) issued and outstanding..     --    13,920     14,045
  Common Stock, no par value; 60,000 shares
   authorized; 24,335, 25,557 and 25,966
   (unaudited) shares issued and outstanding.....   2,177    2,484      3,100
  Deferred stock compensation....................     --       --        (283)
  Note receivable from shareholder...............     --       (23)      (273)
  Accumulated deficit............................  (6,746) (12,126)   (13,717)
                                                  -------  -------   --------
      Total shareholders' equity (deficit).......  (4,569)   5,240      3,857
                                                  -------  -------   --------
                                                  $ 3,807  $10,874   $ 11,955
                                                  =======  =======   ========

   The accompanying notes are an integral part of these financial statements.

                            STARFISH SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          YEAR ENDED      THREE MONTHS ENDED
                                         DECEMBER 31,          MARCH 31,
                                        ----------------  --------------------
                                         1996     1997      1997       1998
                                        -------  -------  ---------  ---------
                                                              (UNAUDITED)
Net revenues:
  License, royalty and other........... $ 9,031  $ 4,918  $   1,336  $     917
  Development revenue--related parties.     --     1,501        --         440
                                        -------  -------  ---------  ---------
    Total net revenues.................   9,031    6,419      1,336      1,357
                                        -------  -------  ---------  ---------
Cost of revenues:
  License, royalty and other...........   1,639      488        196         85
  Development revenue--related parties.     --     1,443        --         423
                                        -------  -------  ---------  ---------
    Total cost of revenues.............   1,639    1,931        196        508
                                        -------  -------  ---------  ---------
Gross profit...........................   7,392    4,488      1,140        849
                                        -------  -------  ---------  ---------
Operating expenses:
  Research and development.............   4,802    4,435      1,438      1,115
  Selling and marketing................   4,237    3,129        911        617
  General and administrative...........   1,887    2,175        573        828
                                        -------  -------  ---------  ---------
    Total operating expenses...........  10,926    9,739      2,922      2,560
                                        -------  -------  ---------  ---------
Loss from operations...................  (3,534)  (5,251)    (1,782)    (1,711)
Interest expense.......................    (169)    (254)       (79)       --
Interest and other income..............      62      125          9        120
                                        -------  -------  ---------  ---------
Net loss............................... $(3,641) $(5,380) $  (1,852) $  (1,591)
                                        =======  =======  =========  =========
Net loss per share:
  Basic and diluted.................... $ (0.15) $ (0.22) $   (0.08) $   (0.06)
                                        =======  =======  =========  =========
  Shares used in per share
   calculations........................  23,982   24,737     24,335     25,600
                                        =======  =======  =========  =========


   The accompanying notes are an integral part of these financial statements.

                            STARFISH SOFTWARE, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                          CONVERTIBLE PREFERRED STOCK                            NOTE
                          ----------------------------               DEFERRED RECEIVABLE
                            SERIES A       SERIES B    COMMON STOCK   STOCK      FROM    ACCUMU-
                          ------------- -------------- ------------- COMPEN-    SHARE-    LATED
                          SHARES AMOUNT SHARES AMOUNT  SHARES AMOUNT  SATION   HOLDERS   DEFICIT    TOTAL
                          ------ ------ ------ ------- ------ ------ -------- ---------- --------  -------
Balance at December 31,
 1995...................   --     $--    --    $   --  23,889 $2,130  $ --      $ --     $ (3,105) $  (975)
 Exercise of stock
  options...............   --      --    --        --     446     47    --        --          --        47
 Net loss...............   --      --    --        --     --     --     --        --       (3,641)  (3,641)
                           ---    ----   ---   ------- ------ ------  -----     -----    --------  -------
Balance at December 31,
 1996...................   --      --    --        --  24,335  2,177    --        --       (6,746)  (4,569)
 Exercise of stock
  options...............   --      --    --        --   1,222    307    --        (23)        --       284
 Issuance of Series A
  Convertible Preferred
  Stock at $2.803 per
  share, net............   357     985   --        --     --     --     --        --          --       985
 Issuance of Series B
  Convertible Preferred
  Stock at $31.40 per
  share, net, including
  Common Stock warrants.   --      --    470    13,920    --     --     --        --          --    13,920
 Net loss...............   --      --    --        --     --     --     --        --       (5,380)  (5,380)
                           ---    ----   ---   ------- ------ ------  -----     -----    --------  -------
Balance at December 31,
 1997...................   357     985   470    13,920 25,557  2,484    --        (23)    (12,126)   5,240
 Exercise of stock
  options (unaudited)...   --      --    --        --     295     53    --        --          --        53
 Issuance of Common
  Stock to directors
  (unaudited)...........   --      --    --        --     114    125    --       (125)        --       --
 Issuance of Series B
  Convertible Preferred
  Stock to directors at
  $31.40 per share
  (unaudited)...........   --      --      4       125    --     --     --       (125)        --       --
 Deferred stock
  compensation
  (unaudited)...........   --      --    --        --     --     438   (283)      --          --       155
 Net loss (unaudited)...   --      --    --        --     --     --     --        --       (1,591)  (1,591)
                           ---    ----   ---   ------- ------ ------  -----     -----    --------  -------
Balance at March 31,
 1998 (unaudited).......   357    $985   474   $14,045 25,966 $3,100  $(283)    $(273)   $(13,717) $ 3,857
                           ===    ====   ===   ======= ====== ======  =====     =====    ========  =======

   The accompanying notes are an integral part of these financial statements.

                            STARFISH SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                              YEAR ENDED       THREE MONTHS
                                             DECEMBER 31,     ENDED MARCH 31,
                                            ----------------  ----------------
                                             1996     1997     1997     1998
                                            -------  -------  -------  -------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss................................. $(3,641) $(5,380) $(1,852) $(1,591)
  Adjustments to reconcile net loss to cash
   provided by (used in) operating
   activities:
    Depreciation, amortization and other...     798      403      122       96
    Accrued interest on note payable to
     shareholder...........................     169      254       79      --
    Stock compensation expense.............     --       158      --       155
    Change in assets and liabilities:
      Accounts receivable..................    (179)    (234)      71      128
      Other assets.........................    (163)     184      (37)      23
      Accounts payable.....................     141     (361)      64     (150)
      Deferred revenue.....................   2,477    1,358      (21)   2,401
      Other accrued liabilities............     229     (452)    (297)     (51)
      Deferred compensation................     242     (644)      59      --
      Accrued employee compensation........     179      189      165      264
                                            -------  -------  -------  -------
        Net cash provided by (used in)
         operating activities..............     252   (4,525)  (1,647)   1,275
                                            -------  -------  -------  -------
Cash flows from investing activities:
  Acquisition of property and equipment....    (515)    (186)     (66)     (55)
                                            -------  -------  -------  -------
Cash flows from financing activities:
  Proceeds from (repayment of) borrowings
   from shareholder........................   1,500   (3,086)      79      --
  Proceeds from issuance of Convertible
   Preferred Stock, net....................     --    14,905      --       --
  Proceeds from exercise of stock options..      47      126        1       53
                                            -------  -------  -------  -------
        Net cash provided by financing
         activities........................   1,547   11,945       80       53
                                            -------  -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents...............................   1,284    7,234   (1,633)   1,273
Cash and cash equivalents, beginning of
 period....................................     835    2,119    2,119    9,353
                                            -------  -------  -------  -------
Cash and cash equivalents, end of period... $ 2,119  $ 9,353  $   486  $10,626
                                            =======  =======  =======  =======
Supplemental cash flow disclosure:
  Cash paid for interest................... $   --   $   481  $   --   $   --
                                            =======  =======  =======  =======
Supplemental disclosure of non-cash
 financing and operating activities:
  Issuance of Common and Preferred Stock in
   exchange for notes receivable........... $   --   $    23  $   --   $   250
                                            =======  =======  =======  =======
  Issuance of compensatory stock options... $   --   $   --   $   --   $   438
                                            =======  =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                            STARFISH SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 THE COMPANY

  Starfish Software, Inc. ("Starfish" or the "Company") was incorporated in California in March 1994. The Company develops and licenses software technology primarily for use in connected information devices. The Company's development efforts have been focused on the TrueSync Technology Platform, a set of modular software technologies (including integrated device, server, desktop and synchronization components) available to device manufacturers seeking to deliver complete connected information device solutions. By integrating devices, servers and desktops, the TrueSync Technology Platform allows Starfish to deliver rapid, cost effective, high quality complete solutions to help its customers introduce products and services faster, more frequently and with more advanced functionality.

  Starfish commenced its operations in February 1995 upon acquiring certain assets from Inprise Corporation (formerly Borland International, Inc.) ("Inprise") in exchange for one share of the Company's Series A Convertible Preferred Stock (the "Consideration") under an Asset Acquisition Agreement (the "Agreement"). In addition, under the Agreement, Starfish agreed to pay royalties to Inprise on future sales of certain versions of the software products acquired from Inprise up to a maximum payment of $4,000,000 (see Note
3). In October of 1995, in accordance with the terms of the Agreement, the Consideration issued to Inprise was converted into 2,889,000 shares of the Company's Common Stock. Pursuant to the Agreement, the Company acquired technology and other assets from Inprise. The transaction was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon an independent appraisal of their estimated fair values at the date of the acquisition, including certain amounts allocated to in-process research and development.

  In May 1997, the Company issued 356,506 shares of its Series A Convertible Preferred Stock ("Series A Preferred Stock") at a price of $2.805 per share generating net proceeds of $985,000. In October 1997, the Company issued 469,745 shares of its Series B Convertible Preferred Stock ("Series B Preferred Stock" or, together with the Series A Preferred Stock, the "Preferred Stock") at a price of $31.40 per share generating net proceeds of $13,920,000. Each share of Series B Preferred Stock is convertible into ten shares of Common Stock under various conditions (see Note 5.)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION AND SIGNIFICANT CUSTOMERS

  Revenue from the sale of software products is recognized upon shipment. Revenue from sales to certain distributors and retailers is subject to agreements allowing certain rights of return and price protection on unsold merchandise held by those distributors. Accordingly, reserves for estimated future returns, exchanges and credits for price protection are also provided upon shipment. Product revenue from sales through international distributors and original equipment manufacturers ("OEM") is recognized in the period reported to the Company. Periodic maintenance fees received provide customers access to technical support and minor enhancements to licensed releases. Such fees are recognized ratably over the related maintenance period.

                            STARFISH SOFTWARE, INC.

  The Company has limited control over the extent to which products sold to distributors and resellers are sold through to end users. Accordingly, a portion of the Company's sales may from time to time result in increased inventory at its distributors and resellers. The Company provides sales returns reserves for estimated returns from distributors. These reserves are based on the Company's estimates of expected sell through by distributors and resellers of its products. Actual results could differ from these estimates. The Company provides rebates to customers under certain programs. The estimated costs of these rebates are accrued at the time revenue is recognized.

  Revenue from long-term software license and royalty agreements is recognized in the period licensed sales are reported to the Company. Nonrefundable license and royalty fees are recognized as revenue when there is no significant continuing performance obligation under the agreement and collection of the fees is probable. Revenue from development contracts is generally recognized as services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs to completion. Amounts received in advance of performance under these contracts are recorded as deferred revenue and are generally recognized within one year from receipt.

  In October 1997, the AICPA issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition", which the Company has adopted for transactions entered during the year beginning January 1, 1998. SOP 97-2 provides guidance for recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." In March 1998, the AICPA issued Statement of Position No. 98-4 ("SOP 98-4"), "Deferral of the Effective Time of a Provision of SOP 97-2, Software Revenue Recognition." SOP 98-4 defers, for one year, the application of certain passages in SOP 97-2 which limit what is considered vendor-specific objective evidence ("VSOE") necessary to recognize revenue for software licenses in multiple-element arrangements when undelivered elements exist. Additional guidance is expected to be provided prior to adoption of the deferred provision of SOP 97-2. The Company will determine the impact, when issued, the additional guidance will have on current revenue recognition practices. Adoption of the remaining provisions of SOP 97-2 did not have a material impact on revenue recognition during the three months ended March 31, 1998.

  Revenues from customers representing 10% or more of revenues were as follows:

                                       YEAR ENDED       THREE MONTHS ENDED
                                      DECEMBER 31,           MARCH 31,
                                      ---------------   ---------------------
                                       1996     1997      1997        1998
                                      ------   ------   ---------   ---------
                                                            (UNAUDITED)
      Distributor A..................      9%       5%         --          17%
      Distributor B..................     13%       3%         10%         11%
      Company C......................     48%      12%         16%         --
      Company D--Related Party.......     --       12%         --          22%
      Company E--Related Party
       (Motorola)....................     --       12%         --          10%

 CASH EQUIVALENTS

  The Company considers all investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist principally of money-market deposit accounts that are stated at cost which approximates fair value.

 INVENTORY

  Inventory consists primarily of purchased materials and is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

                            STARFISH SOFTWARE, INC.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based upon the useful life of the assets, generally three years.

 RESEARCH AND DEVELOPMENT COSTS

  Expenditures for research and development are charged to expense as incurred. Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," certain software development costs are capitalized after technological feasibility has been established. The period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs as of March 31, 1998.

 INTANGIBLES

  Intangibles, which include tradenames and purchased technology, are being amortized over their estimated useful lives ranging from two to five years. The Company evaluates the recoverability of intangible assets based on future cash flows. Charges for the impairment of intangible assets are recorded to the extent unamortized book value of such assets exceed the related future cash flows.

 INCOME TAXES

  Income taxes are accounted for using an asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effect of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 NET LOSS PER SHARE

  Basic net loss per share is computed by dividing net loss available to Common Shareholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated using the weighted average number of outstanding shares of Common Stock plus dilutive Common Stock equivalents. For all periods presented, Common Stock equivalents, consisting of Preferred Stock, Common Stock options and warrants using the treasury stock method based on the average stock price for the period, were antidilutive and were accordingly excluded from the diluted net loss per share calculations.

  During 1996, 1997 and the three months ended March 31, 1997 and 1998, antidilutive Common Stock equivalents aggregating 5,530,000, 10,443,000, 5,535,000 (unaudited) and 10,447,000 (unaudited) shares were excluded from the diluted net loss per share calculations.

 COMPREHENSIVE INCOME (LOSS)

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a company from transactions, other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. There is no difference between net loss and comprehensive loss for the Company for all periods presented.

                            STARFISH SOFTWARE, INC.

 Stock-based compensation

  The Company applies Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans, as permitted by the Financial Accounting Standards Board's Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for their employee stock compensation plans. The Company makes pro forma disclosures of its net losses as required under SFAS 123.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and trade accounts receivable.

  The Company by policy and practice maintains its cash and cash equivalents with high quality financial institutions. The Company's accounts receivable are derived from development projects, royalty and license agreements, and sales to distributors and resellers located primarily in the United States. At December 31, 1997, four customers comprised 24%, 22%, 19% and 11% of accounts receivable, respectively. At March 31, 1998, three customers comprised 36%, 23%, and 23% of accounts receivable (unaudited), respectively. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts. To date, the Company has not experienced any material losses from uncollectible accounts receivable.

 New accounting pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 and requires segment information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments in quarterly and annual reports. SFAS No. 131 is effective for annual reports for fiscal years beginning after December 15, 1997, and is applicable to interim financial statements beginning with the second year of application. The Company has not yet determined the effect, if any, of adoption of this new standard on its financial statements.

 Interim financial information (unaudited)

  The accompanying interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of the management, these interim statements have been prepared on the same basis as the annual financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for these interim periods are also unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future periods.

                            STARFISH SOFTWARE, INC.

NOTE 2--TRANSACTIONS WITH MOTOROLA:

  In June 1997, the Company entered into a development agreement with Motorola, Inc. ("Motorola") under which the Company receives periodic payments in exchange for certain development work to be performed. Under this development agreement, the Company recognized revenues of $680,000 and $140,000 (unaudited) in the year ended December 31, 1997 and three months ended March 31, 1998, respectively. In December 1997, under a separate service agreement, the Company also recognized $66,000 for a non-exclusive, internal use license to certain Starfish technology granted to Motorola for evaluation, research and development purposes.

  In October 1997, Motorola acquired 469,745 shares of the Company's Series B Preferred Stock at a purchase price of $31.40 per share, resulting in net cash proceeds to the Company of $13,920,000. (See Note 5.) As a result of this acquisition, Motorola owned approximately 15% and 15% (unaudited) of the Company's outstanding voting shares of Common Stock on an as-if-converted basis at December 31, 1997 and March 31, 1998, respectively.

  In July 1998, the Company entered into an Agreement and Plan of Merger with Motorola, which was thereafter amended, setting forth the terms for Motorola's acquisition of the Company (the "Merger"). Under the terms of the Merger, the Company will become a wholly-owned subsidiary of Motorola. The Merger will be effected through the exchange of Common Stock, including Preferred Stock on an as if converted basis, based upon an agreed upon exchange ratio and cash consideration of an agreed upon per share amount. The Merger is intended to be accounted for as a purchase. A certain percentage of the Common Stock and cash consideration is subject to hold back for potential claims and adjustments.

NOTE 3--RELATED PARTY TRANSACTIONS:

  The Company leases its facilities from Inprise. The Company paid rent of $224,000 and $293,000 for the use of this facility for the years ended December 31, 1996 and 1997, respectively.

  The Company has a royalty agreement with Inprise related to certain versions of products purchased from Inprise (see Note 1). Under this agreement, the Company pays Inprise 4% of net receipts related to the sale of certain products which operate on the Microsoft Windows 3.1 operating system. The maximum amount payable pursuant to this agreement is $4,000,000. For the years ended December 31, 1996 and 1997, total royalties owed Inprise under this agreement were approximately $46,000 and $18,000, respectively.

  In February 1995, the Company entered into a $3,000,000 unsecured credit agreement and deferred compensation arrangement with its majority shareholder who is also its President, Chief Executive Officer and Chairman of its Board of Directors. Interest on the outstanding borrowings, accruing at a rate of 10% per annum, amounted to $169,000, $254,000 and $79,000 in the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997, respectively. During 1997, the Company repaid in full the outstanding deferred compensation and the amounts borrowed under the unsecured credit agreement and related interest totaling $3,475,000. The credit agreement expired in February 1998. During 1997, the Company also repaid in full $277,000 of deferred compensation owed to another member of its Board of Directors.

  In May 1997, the Company entered into a development agreement with a holder of 356,506 shares of Series A Preferred Stock. Under this agreement, the Company recognized $800,000 and $300,000 (unaudited) for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

                            STARFISH SOFTWARE, INC.

NOTE 4--BALANCE SHEET COMPONENTS:

                                                     DECEMBER 31,
                                                     --------------   MARCH 31,
                                                      1996    1997      1998
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
      Accounts receivable........................... $1,406  $  911    $  764
      Less: allowance for doubtful accounts.........    (17)    (17)      (17)
      Less: sales return reserves...................   (966)   (237)     (218)
                                                     ------  ------    ------
                                                     $  423  $  657    $  529
                                                     ======  ======    ======
      Inventory..................................... $   21  $   11    $   11
      Income tax receivable.........................    254     127       127
      Other.........................................    102      89        66
                                                     ------  ------    ------
                                                     $  377  $  227    $  204
                                                     ======  ======    ======
      Computer equipment and software............... $  679  $  877    $  932
      Furniture and fixtures........................    192     150       150
                                                     ------  ------    ------
                                                        871   1,027     1,082
      Less accumulated depreciation.................   (260)   (542)     (624)
                                                     ------  ------    ------
                                                     $  611  $  485    $  458
                                                     ======  ======    ======
      Accrued marketing development obligations..... $  326  $   77    $   75
      Reserve for rebates...........................    214     174       160
      Other accrued liabilities.....................    574     411       376
                                                     ------  ------    ------
                                                     $1,114  $  662    $  611
                                                     ======  ======    ======

NOTE 5--CONVERTIBLE PREFERRED STOCK AND WARRANTS:

  In October 1997, the shareholders approved an amendment to the Company's Articles of Incorporation which increased the authorized shares to 60,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 357,000 shares were designated as Series A Preferred Stock and 500,000 shares were designated as Series B Preferred Stock.

  In connection with the issuance of Series B Preferred Stock to Motorola in October 1997, the Company incurred legal costs of approximately $77,000 and paid $761,000 in cash and issued warrants to purchase 376,000 shares of the Company's Common Stock at an exercise price of $3.14 per share to an investment banker. The warrants expire on October 10, 2002.

  The holders of Preferred Stock have various rights and preferences as follows:

 Voting

  Each share of Series A and B Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

  As long as any shares of Preferred Stock remain outstanding, the Company must obtain approval from at least two-thirds of the then outstanding shares of Series A and a majority of the then outstanding shares of Series B Preferred Stock in order to alter the articles of incorporation as related to the Preferred Stock, change the authorized number of shares of the Preferred Stock, or alter or change the rights, preferences or privileges of shares of the Preferred Stock. With respect to Series A Preferred Stock, the Company must obtain approval to redeem more than 50% of the outstanding Common Stock or offer to redeem any percentage of shares of

                            STARFISH SOFTWARE, INC.

Common Stock from more than half of the holders of Common Stock. With respect to Series B Preferred Stock, the Company must obtain approval for the issuance of any class or series of security senior to the Series B Preferred Stock and for payment of cash dividends or distributions on Common Stock.

 Dividends

  Holders of Series A and B Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.22 and $2.50 per share, respectively, when, as, and if declared by the Board of Directors. The holders of Series A and B Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Preferred Stock or Common Stock have been declared by the Board from inception through March 31, 1998.

 Liquidation

  In the event of a liquidation, dissolution or winding up of the Company, including a merger or other corporate reorganization in which the preferred and common shareholders of the Company own less than 50% of the voting power immediately after the transaction, the holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, the amounts of $2.805 and $31.40 per share, respectively, adjusted for any stock split, stock dividends, recapitalization or the like, plus all declared but unpaid dividends. After payment has been made to the holders of the Preferred Stock of the full preferential amounts to which they shall be entitled, the remaining assets shall be distributed until the holders of the Common Stock shall have received an aggregate amount per share of Common Stock equal to the amount paid the Series A Preferred Stock. Thereafter, the holders of the Common Stock and Series A Preferred Stock shall be entitled to share ratably in all remaining assets to be distributed, based on the number of shares of Common Stock held on a converted basis.

 Conversion

  Each share of Series A and B Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for certain dilution events. The initial conversion ratio of the Series A and B Preferred Stock into shares of Common Stock is one-to-one and one-to-ten, respectively.

  Each share of Series A Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of the sale of the Company's securities pursuant to a firm commitment underwritten public offering or (2) the time the consent to such conversion of at least a majority of the outstanding Series A Preferred Stock is obtained.

  Each share of Series B Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of the sale of the Company's securities pursuant to a firm commitment underwritten public offering covering the offer and sale of Common Stock to the public at an aggregate gross offering price of not less than $15.0 million and an offering price per share of not less than 150% of the then-applicable Series B Preferred Stock conversion price, (2) the time the consents of at least a majority of the outstanding Series B Preferred Stock to such conversion is obtained or (3) immediately prior to the closing of an acquisition transaction in which the proceeds per share of Series B Preferred Stock payable will be in excess of the liquidation preference for such shares.

  Of the Common Stock authorized but unissued, the Company is required to reserve the maximum number of shares that would be issued upon conversion of the Series A and B Preferred Stock.

                            STARFISH SOFTWARE, INC.

NOTE 6--OPTIONS AND DIRECTORS' SHARES:

 Stock option plans

  In May 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "95 Plan") which provides for the issuance of incentive, and nonstatutory stock options to employees, officers, directors, and consultants of the Company. Under the 95 Plan, a total of 6,900,000 shares have been authorized for issuance. Options granted under the 95 Plan are generally for periods not to exceed ten years, and generally must be issued at prices not less than 100% and 85%, for incentive and nonstatutory stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years, and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant. Options granted under the 95 Plan generally vest 25% at the end of the twelve full months from the date of grant of the options and ratably each month thereafter over the remaining thirty-six month period.

  In August 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "97 Plan") which provides for the issuance of incentive and nonstatutory stock options to employees, officers, directors, and consultants of the Company. Under the 97 Plan, a total of 2,000,000 shares have been authorized for issuance. Options under the 97 Plan are generally for periods not to exceed ten years, and generally must be issued at prices not less than 100% and 85%, for incentive and nonstatutory stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years, and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant. Options granted under the 97 Plan generally vest 25% at the end of the twelve full months from the date of grant of the options and ratably each month thereafter over the remaining thirty-six month period.

  Transactions under the 1997 and 1995 Stock Option Plans are summarized as follows:

                              YEAR ENDED DECEMBER 31,
                          --------------------------------- THREE MONTHS ENDED
                               1996             1997          MARCH 31, 1998
                          ---------------- ---------------- ----------------------
                                  WEIGHTED         WEIGHTED              WEIGHTED
                                  AVERAGE          AVERAGE               AVERAGE
                                  EXERCISE         EXERCISE              EXERCISE
                          SHARES   PRICE   SHARES   PRICE    SHARES       PRICE
                          ------  -------- ------  -------- ---------   ----------
                                                                (UNAUDITED)
(in thousands, except
 per share data)
Outstanding at beginning
 of period..............  5,403    $0.12    5,530   $0.18       5,386    $    0.44
  Granted...............  1,488     0.27    2,380    0.82         306         1.36
  Exercised.............   (446)    0.11   (1,222)   0.12        (295)        0.18
  Canceled..............   (915)    0.11   (1,302)   0.22         (46)        0.30
                          -----            ------           ---------
Outstanding at period
 end....................  5,530     0.18    5,386    0.44       5,351         0.51
                          =====            ======           =========
Options exercisable at
 period end.............  1,619     0.12    1,501    0.15       1,580
                          =====            ======           =========
Weighted average grant
 date fair value of
 options granted during
 the year...............           $0.08            $0.22                $    0.36
                                   =====            =====                =========

  At March 31, 1998, 1,586,000 shares were available for future grant.

                            STARFISH SOFTWARE, INC.

  The following table summarizes information about employee stock options outstanding at December 31, 1997:

                                OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                          -------------------------------- --------------------
                                                WEIGHTED
                                      WEIGHTED   AVERAGE               WEIGHTED
                                      AVERAGE   REMAINING              AVERAGE
                            NUMBER    EXERCISE CONTRACTUAL   NUMBER    EXERCISE
RANGE OF EXERCISE PRICES  OUTSTANDING  PRICE      LIFE     OUTSTANDING  PRICE
------------------------  ----------- -------- ----------- ----------- --------
(in thousands, except
 per share data)
$0.10-$0.13.............     1,613     $0.11    7.3 years     1,007     $0.11
$0.15-$0.30.............     1,515      0.24    8.3 years       494      0.24
$0.80-$1.10.............     2,258      0.82    9.5 years       --        --
                             -----                            -----
                             5,386      0.44    8.5 years     1,501      0.15
                             =====                            =====

  During the three months ended March 31, 1998, the Company granted options for the purchase of approximately 306,000 (unaudited) shares of Common Stock to employees at exercise prices ranging from $1.10 (unaudited) to $1.40 (unaudited) per share. In connection with the option grants, the Company recorded deferred stock compensation of $290,000 (unaudited) in the three months ended March 31, 1998. Compensation expense is recognized on a straight-line basis over the vesting period of these options and aggregated $7,000 (unaudited) for the three months ended March 31, 1998.

 Directors' shares

  In March 1998, the Company issued to three outside directors 113,637 (unaudited) shares of Common Stock at $1.10 (unaudited) per share and 3,980 (unaudited) shares of Series B Preferred Stock at $31.40 (unaudited) per share. In connection with the Common Stock issuances, the Company recorded $148,000 (unaudited) in compensation costs during the three months ended March 31, 1998.

 Minimum value disclosures

  Had compensation cost for options granted in 1996 and 1997 been determined based on the minimum value at the grant dates, as prescribed in FAS 123, the Company's net loss and basic and diluted pro forma net loss per share would have been as follows (in thousands, except per share amounts):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
      Net Loss:
        As reported.......................................... $(3,641) $(5,380)
        Pro forma............................................  (3,654)  (5,469)
      Basic and diluted net loss per share:
        As reported.......................................... $ (0.15) $ (0.22)
        Pro forma............................................   (0.15)   (0.22)

  Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1997:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1996        1997
                                                         ----------- -----------
      Stock Option Assumptions:
        Expected dividend yield.........................         --          --
        Expected stock price volatility.................         --          --
        Risk-free interest rate......................... 5.23%-6.70% 5.05%-6.50%
        Expected life (years)...........................           5           5

                            STARFISH SOFTWARE, INC.

NOTE 7--LEASE COMMITMENTS:

  The Company leases its facilities from a shareholder (see Note 3). Future minimum lease payments under this noncancelable operating lease as of December 31, 1997 are as follows:

             (in thousands)
               1998............................ $  587
               1999............................    602
               2000............................    592
                                                ------
                                                $1,781
                                                ======

NOTE 8--401(K) PLAN:

  In November 1995, the Board of Directors adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make discretionary contributions to the 401(k) Plan on behalf of eligible employees contributing to the 401(k) Plan. Employees are immediately vested in such contributions. The 401(k) Plan became effective on January 1, 1996. The Company did not make contributions to the 401(k) Plan during 1996 or 1997.

NOTE 9--INCOME TAXES:

  For the years ended December 31, 1996 and 1997, the Company recorded no provision for income taxes.

  Significant components of the Company's deferred income tax assets consist of:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
      (in thousands)
      Net operating loss and credit carryforward.............. $   907  $ 3,393
      Depreciation and amortization...........................     808      775
      Accruals and reserves not currently deductible..........   1,126      425
                                                               -------  -------
        Total deferred tax assets.............................   2,841    4,593
      Less the valuation allowance............................  (2,841)  (4,593)
                                                               -------  -------
        Net deferred tax assets............................... $   --   $   --
                                                               =======  =======

  For financial reporting purposes, the Company has incurred a loss in each year since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its deferred tax assets at December 31, 1996 and 1997.

  At December 31, 1997, the Company had approximately $8,792,000 of federal net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2010. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

                                                                       ANNEX A1

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 1st day of July 1998, by and among MOTOROLA, INC., a Delaware corporation ("Motorola"), SS ACQUISITION CORPORATION, a California corporation and a wholly-owned subsidiary of Motorola ("Sub"), and STARFISH SOFTWARE, INC., a California corporation ("Starfish"). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

                                   RECITALS

  WHEREAS, Starfish, Motorola and Sub believe it is in the best interests of each company, the shareholders of Motorola and the shareholders of Starfish that Motorola acquire Starfish through the statutory merger of Starfish with and into Sub pursuant to which Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Motorola (the "Merger");

  WHEREAS, pursuant to the Merger, among other things, each issued and outstanding share of capital stock of Starfish (assuming conversion or exercise of the outstanding warrants to purchase shares of Starfish common stock) ("Starfish Capital Stock"), other than shares owned directly by Motorola and Dissenting Shares (as defined in Section 2.1 below), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(d));

  WHEREAS, Starfish shareholders holding approximately 49% of the Starfish Common Stock and approximately one percent (1%) of the Series B Preferred Stock have entered into Voting Agreements substantially in the form attached hereto as Exhibit B (the "Voting Agreements") pursuant to which such shareholders, among other things, have agreed to vote their shares of Starfish Capital Stock in favor of the Merger;

  WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization, and (ii) this Agreement (and the other agreements entered into in connection herewith) shall qualify as a plan of reorganization within the meaning of the regulations issued pursuant to
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

  NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2 below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code (the "California Code"), Starfish shall be merged with and into Sub, the separate corporate existence of Starfish shall cease and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Motorola. Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1 below, the closing of the Merger ("Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VIII and Article IX, at the offices of Jackson Tufts Cole & Black, LLP, 60 South Market Street, San Jose, California, unless another place or time is agreed to in writing by Motorola and Starfish. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger in the form required by the California Code with the Secretary of State of

                                     A1-1

California (the "Merger Articles"), in accordance with the relevant provisions of applicable law (the later to occur of the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "Effective Time").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Starfish and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Starfish and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Articles of Incorporation; Bylaws.

  (a) At the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

  (b) At the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. At the Effective Time, each member of the Board of Directors of Sub immediately prior to the Effective Time shall become a member of the Board of Directors of the Surviving Corporation (the "Surviving Corporation Board"). Immediately following the Effective Time, each officer of Sub immediately prior to the Effective Time shall become an officer of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

                                  ARTICLE II

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  2.1 Conversion of Capital Stock.

  (a) As of the Effective Time, each share of Starfish Common Stock and each share of Starfish Series A Preferred Stock (collectively, the "Starfish Shares") that is issued and outstanding immediately prior to the Effective Time of the Merger (except for those Starfish Shares held of record by Motorola and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Motorola, Sub, Starfish, or the shareholders of Starfish, be canceled and extinguished and each Starfish Share then outstanding shall be converted into the right to receive:

    (i) an amount in cash equal to Two Dollars and Ninety-Five Cents ($2.95) per share (together with the amount payable pursuant to Section 2.1(b)(i), the "Initial Cash Merger Consideration");

    (ii) a number of shares of Common Stock, $3.00 par value per share, of Motorola and any rights attaching to such stock pursuant to that certain Rights Agreement dated as of November 9, 1988 (as amended through the date hereof), by and between Motorola and Harris Trust and Savings Bank ("Motorola Common Stock"), equal to the quotient (calculated to the nearest 0.0001) of (A) Two Dollars and Ninety-Five Cents ($2.95) (together with the shares issuable pursuant to Section 2.1(b)(ii), the "Initial Non-Cash Merger Consideration") divided by (B) the Valuation Period Stock Price;

    (iii) a conditional amount of cash equal to Fifty-Five Cents ($0.55) (together with the amount payable pursuant to Section 2.1(b)(iii), the "Holdback Amount"); and

    (iv) a conditional number of shares of Motorola Common Stock equal to the quotient (calculated to the nearest 0.0001) of (A) Fifty-Five Cents ($0.55) (together with the shares issuable pursuant to Section 2.1(b)(iv), the "Escrowed Non-Cash Merger Consideration") divided by (B) the Valuation Period Stock Price.

  (b) As of the Effective Time, each share of Starfish Series B Preferred Stock ("Starfish Series B Shares") that is issued and outstanding immediately prior to the Effective Time of the Merger (except for those Starfish Series B Shares of held of record by Motorola and Dissenting Shares) shall, by virtue of the Merger and without

                                     A1-2
any action on the part of Motorola, Sub, Starfish, or the shareholders of Starfish, be canceled and extinguished and each Starfish Series B Share then outstanding shall be converted into the right to receive:

    (i) an amount in cash equal to Twenty-Nine Dollars and Fifty Cents ($29.50) per share;

    (ii) a number of shares of Motorola Common Stock, equal to the quotient (calculated to the nearest 0.0001) of (A) Twenty-Nine Dollars and Fifty Cents ($29.50) divided by (B) the Valuation Period Stock Price;

    (iii) a conditional amount of cash equal to Five Dollars and Fifty Cents ($5.50); and

    (iv) a conditional number of shares of Motorola Common Stock equal to the quotient (calculated to the nearest 0.0001) of (A) Five Dollars and Fifty Cents ($5.50) divided by (B) the Valuation Period Stock Price.

  (c) If between the date of this Agreement and the Effective Time the outstanding shares of Motorola Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratios set forth in Sections 2.1(a)(ii) and (iv) and 2.1(b)(ii) and (iv) above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Valuation Period Stock Price" means $52.97.

  (d) The Initial Merger Consideration, the Initial Non-Cash Merger Consideration, the Holdback Amount and the Escrowed Non-Cash Merger Consideration (as adjusted pursuant to this Agreement) shall constitute the "Merger Consideration" which shall be payable per share in accordance with the provisions of Section 2.2 below. All such Starfish Shares, when so converted, and all the Starfish Shares held of record by Motorola, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate presenting any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such certificate upon the surrender of such certificate in accordance with Section 2.2, without interest. No fractional shares of Motorola Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e). "Dissenting Share" means any Starfish Share in respect of which any Starfish Shareholder has exercised his or its dissenters rights under the California Code.

  2.2 Exchange of Certificates.

  (a) Exchange Agent. Motorola shall deposit with such bank or trust company as may be designated by Motorola (the "Exchange Agent") appointed pursuant to the terms of the Exchange Agreement substantially in the form attached hereto as Exhibit C (the "Exchange Agreement"), for the benefit of the holders of shares of Starfish Capital Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) as of the Effective Time certificates representing the Initial Non-Cash Merger Consideration and the Escrowed Non-Cash Merger Consideration and (ii) as of the Effective Time cash in the amount sufficient to pay the Initial Cash Merger Consideration, and (iii) on each of six (6) months following the Closing Date and the first (1st), second (2nd) and third (3rd) anniversaries of the Closing Date and such time as all claims by Motorola with respect to the Holdback Amount have been determined without possibility of appeal, cash in the amount specified in Section 2.2(b) in respect of the Holdback Amount (such shares and cash consideration, together with any dividends or distributions with respect thereto with a record date on or after the day on which the Effective Time occurs and any cash payable in lieu of any fractional shares of Motorola Common Stock being hereinafter referred to as the "Exchange Fund").

  (b) Exchange Procedures. No later than three business days after the Effective Time, the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, mail to each holder of record of a Certificate or Certificates immediately prior to the Effective Time, whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Motorola may reasonably specify)

                                     A1-3
and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (collectively, the "Letter of Transmittal"). Upon the later of the Effective Time or the surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Motorola, together with such Letter of Transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Motorola Common Stock constituting the Initial Non-Cash Merger Consideration payable to such holder and (y) a certified or bank cashier's check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II in respect of the Initial Cash Merger Consideration payable to such holder and fractional shares (in each case, less the amount of any withholding taxes required under applicable law), and the Certificate so surrendered shall forthwith be canceled. Six (6) months following the Closing Date, Motorola shall deposit Five Million Dollars ($5,000,000); on the first (1st) anniversary of the Closing Date, Motorola shall deposit Five Million Dollars ($5,000,000); on the second (2nd) anniversary of the Closing Date, Motorola shall deposit Two Million Five Hundred Thousand Dollars ($2,500,000); and on the third (3rd) anniversary of the Closing Date Motorola shall deposit the balance of the Holdback Amount in each case as such amount may be adjusted in accordance with
Section 2.6 below, plus interest thereon as determined in the manner set forth below, in the Exchange Fund, for distribution by the Exchange Agent in accordance with the terms of the Exchange Agreement. The interest to be added to the amount of the Holdback Amount paid on each anniversary of the Closing Date (as provided for by the previous sentence) shall be calculated as follows: (i) at the end of the sixth (6th) month following the Closing Date, interest shall be paid for the six (6) month period from the Closing Date until paid on Five Million Dollars ($5,000,000) as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6, at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, (ii) on the first (1st) anniversary of the Closing Date, interest shall be paid for the period from the Closing Date until paid on Five Million Dollars ($5,000,000) as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6, at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, (iii) on the second
(2nd) anniversary of the Closing Date, interest shall be paid for the period from the Closing Date until paid on Two Million Five Hundred Thousand Dollars ($2,500,000) as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6, at the Prime Rate as quoted by the Wall Street Journal on the date of the preceding anniversary of the Closing Date; and (iv) on the third (3rd) anniversary, interest shall be paid for the period from the Closing Date until paid on the balance of the Holdback Amount as adjusted by any adjustments to the Holdback Amount made since the Closing Date in accordance with Section 2.6 and less any Holdback Amount deposited with the Exchange Agent on or prior to the preceding anniversary, at the Prime Rate as quoted by the Wall Street Journal on the date of the preceding anniversary of the Closing Date. In the event of a transfer of ownership of Starfish Capital Stock which is not registered in the transfer records of Starfish, a certificate representing the proper number of shares of Motorola Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Motorola Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Motorola that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate (other than those representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of a fractional share of Motorola Common Stock which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. Except as set forth with respect to the Holdback Amount, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to this Article II.

  (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions with respect to shares of Motorola Common Stock with a record date on or after the day on which the Effective Time occurs shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Motorola Common Stock represented thereby, and no cash in lieu of a fractional share of Motorola Common Stock shall be paid to any such holder pursuant to this Article II, and all

                                     A1-4
such dividends, other distributions and cash in lieu of any fractional share of Motorola Common Stock shall be paid by Motorola to the Exchange Agent (less the amount of any required withholding taxes) and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Following surrender of any such Certificate, there shall be issued or paid, as applicable, to the holder thereof (i) at the time of such surrender, (x) a certificate representing whole shares of the Initial Non-Cash Merger Consideration issued in exchange therefor, (y) the portion of the Initial Cash Merger Consideration and any cash payable in lieu of a fractional share of Motorola Common Stock to which such holder is entitled pursuant to this Article II and (z) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Motorola Common Stock (in each case, without interest and less the amount of any required withholding taxes); and
(ii) at the appropriate payment date, (x) the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Motorola Common Stock and (y) the portion of the Holdback Amount and the Escrowed Non-Cash Merger Consideration to which such holder is entitled pursuant to this Article II and the Exchange Agreement.

  (d) No Further Ownership Rights in Starfish Capital Stock. All shares of Motorola Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Starfish Capital Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay (i) any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Starfish on such shares of Starfish Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and (ii) the Holdback Amount, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Starfish Capital Stock which were outstanding immediately prior to the Effective Time. Subject to applicable law, Certificates presented after the Effective Time to the Surviving Corporation or the Exchange Agent for any reason shall be canceled and exchanged as provided in this Article II.

  (e) No Fractional Shares.

    (i) No certificates or scrip representing fractional shares of Motorola Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Motorola shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Motorola.

    (ii) Notwithstanding any other provision of this Agreement, each holder of record of shares of Starfish Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Motorola Common Stock (after taking into account all shares and Certificates delivered by such holder of record) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Motorola Common Stock multiplied by the Valuation Period Stock Price.

  (f) Termination of Exchange Fund. The Exchange Fund shall terminate in accordance with the terms of the Exchange Agreement.

  (g) No Liability. None of Motorola, Sub, Starfish and the Exchange Agent shall be liable to any person in respect of any shares of Motorola Common Stock (or any dividends or distributions with respect thereto or with respect to any shares of Starfish Capital Stock theretofore represented by any Certificate) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration or any cash in lieu of a fractional share of Motorola Common Stock or other dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Body (as defined in Exhibit A), any such Merger Consideration or cash or other dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                     A1-5

  (h) Lost, Stolen and Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Motorola, the posting by such person of a bond in such reasonable amount as Motorola may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of a fractional share of Motorola Common Stock and unpaid dividends and distribution on shares of Motorola Common Stock as provided in this Article II, deliverable in respect thereof pursuant to this Agreement.

  2.3 Stock Options.

  (a) At the Effective Time and subject to Section 6.6 each option granted by Starfish to purchase shares of Starfish Common Stock (each, a "Starfish Option") which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of Starfish Common Stock and shall be assumed automatically by Motorola and converted automatically into an option (the "Exchanged Option") to purchase shares of Motorola Common Stock exercisable until the current termination of the Starfish Option in an amount and at an exercise price determined as provided below (and subject to the terms of the 1995 Stock Option Plan and the 1997 Stock Option Plan of Starfish (the "Starfish Stock Plans") and the agreements evidencing such grants:

    (i) The number of shares of Motorola Common Stock to be subject to each Exchanged Option shall be equal to the product of the number of shares of Starfish Common stock subject immediately prior to the Effective Time to the Starfish Option to be converted into such Exchanged Option and the Option Exchange Ratio, provided that any fractional share of Motorola Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

    (ii) The exercise price per share of Motorola Common Stock under the Exchanged Option shall be equal to the exercise price per share of Starfish Common Stock under the Starfish Option to be converted into such Exchanged Option divided by the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest one-tenth of a cent; and

    (iii) provided further, however, that with respect to each Starfish Option which, immediately prior to the Effective Time, is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code, the number of shares of Motorola Common Stock subject to the Exchanged Option into which such Starfish Option is converted and the exercise price, terms and conditions of such Exchanged Option shall be determined in compliance with the requirements of Section 424(a) of the Code.

For purposes of this Agreement, the "Option Exchange Ratio" shall be calculated as Seven Dollars ($7.00) divided by the Valuation Period Stock Price.

  (b) Motorola shall (i) reserve for issuance the number of shares of Motorola Common Stock that will become issuable upon the exercise of the Exchanged Options and (ii) promptly after the Effective Time, issue to each holder of an Exchanged Option a document evidencing Motorola's assumption of Starfish's obligations under the Starfish Options. The Exchanged Options shall have the same terms and conditions as the Starfish Options.

  2.4 Dissenting Shares. Any Dissenting Shares shall not be converted into a right to receive Motorola Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Date or the time of the failure to perfect such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Certificate or Certificates representing such shares) Motorola Common Stock in accordance with Section 2.1 (and cash in lieu of fractional shares in accordance with Section 2.2(e)). Starfish shall give Motorola prompt notice of any demand received by Starfish for appraisal of Starfish Capital Stock, and Motorola shall have the right to participate in all negotiations and proceedings with respect to such demand. Starfish agrees that, except with the prior written consent of Motorola or as required under Chapter 13 of the California Code, it will not

                                     A1-6
voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of Starfish Capital Stock shall receive payment therefor from the Surviving Corporation (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

  2.5 Tax Free Reorganization. The parties intend to adopt and hereby do adopt this Agreement as a plan of reorganization within the meaning of the regulations issued pursuant to Section 368 of the Code and intend to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and (a)(2)(D) of the Code. Each party agrees that it will not take or assert any position on any tax return, report, or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and will take no action, either prior or subsequent to the Merger, which would cause the Merger to fail to qualify as a reorganization. The provisions and representations contained or referred to in this Section 2.5 shall survive until the expiration of the applicable statute of limitations.

  2.6 Post-Closing Adjustment to Holdback Amount. The Holdback Amount may be reduced from time to time in accordance with the provisions of Article XI of this Agreement. Any reduction to the Holdback Amount pursuant to Article XI shall be made (i) by first reducing the amount payable by Motorola pursuant to
Section 2.2 above at the end of the sixth (6th) month period, provided that if the amount then payable is less than the amount of such reduction, or if such six (6) month period has passed and the portion of the Holdback Amount then payable has been paid, by then reducing the amount payable by Motorola by the amount of such difference on the first (1st) anniversary of the Closing Date;
(ii) to the extent that the amount then payable is less than the amount of such reduction, or if such first (1st) anniversary has passed and the portion of the Holdback Amount then payable has been paid, by then reducing the amount payable by Motorola by the amount of such difference on the second (2nd) anniversary of the Closing Date; (iii) to the extent that the amount then payable is less than the amount of such reduction, or if such second (2nd) anniversary has passed and the portion of the Holdback Amount then payable has been paid, by then reducing the amount payable by Motorola by the amount of such difference on the third (3rd) anniversary of the Closing Date and (iv) to the extent that the amount then payable is less than the amount of the Holdback Amount then remaining, then by reducing the Escrowed Non-Cash Merger Consideration by the amount of such shortfall in accordance with the terms of the Exchange Agreement.

  2.7 Discussion of Adjustment of Merger Consideration. If the value of the total Initial Non-Cash Merger Consideration as of the Effective Time (determined by the closing price of Motorola Common Stock on the Closing Date) is not equal to or in excess of two-thirds of the total Initial Cash Merger Consideration then Motorola and Starfish will discuss in good faith whether an increase in the number of shares of Motorola Common Stock (and a corresponding decrease in the cash component of the Merger Consideration) is in the best interests of the parties. In the event that the parties are unable to agree on such adjustment (within five (5) business days), then the conditions set forth in Sections 8.8 and 9.16 of this Agreement shall be deemed waived by Starfish and Motorola and Sub, respectively.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF STARFISH

  Except as otherwise set forth in the "Starfish Disclosure Schedule" provided to Motorola on the date hereof, Starfish represents and warrants to Motorola as set forth below. No fact or circumstance disclosed to Motorola shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Starfish Disclosure Schedule.

  3.1 Organization. Starfish is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. Starfish is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or

                                     A1-7
licensing necessary, except where the failure to qualify would not have a Material Adverse Effect on Starfish's business. The Starfish Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Starfish and a true and complete list of all states and countries in which Starfish maintains any employees. The Starfish Disclosure Schedule contains a true and complete list of all states in which Starfish is duly qualified to transact business as a foreign corporation. True and complete copies of Starfish's articles of incorporation and bylaws, as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to Motorola or its representatives. Starfish owns and on the Closing Date will own no equity securities of any other corporation, limited partnership or similar entity. Starfish does not have any ownership interest in any joint venture, partnership or similar arrangement.

  3.2 Capitalization. The authorized capital stock of Starfish, as of the date of this Agreement, consists of: sixty million (60,000,000) shares of Common Stock, 26,500,298 shares of which are issued and outstanding, 6,051,332 shares of which are reserved for future issuance to employees upon the exercise of Starfish Options, 4,746,832 of which are currently outstanding, and 375,796 shares of which are reserved for issuance upon exercise of the Warrant to purchase 375,796 shares of Starfish Common Stock; and five million (5,000,000) shares of Preferred Stock, of which 356,506 shares have been designated Series A Preferred Stock, all of which are issued and outstanding, and of which 500,000 shares have been designated Series B Preferred Stock, 473,725 of which are issued and outstanding. All issued and outstanding shares of Starfish Common Stock and Starfish Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for Starfish Options and the Warrant, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from Starfish of any of its securities. Except as set forth in Part 3.2 of the Starfish Disclosure Schedule, there are no voting or other agreements which restrict voting or dividend rights on the Starfish Capital Stock. None of the outstanding shares of Starfish Capital Stock was issued in consideration in whole or in part for any contribution, transfer or assignment of the Starfish Products or Proprietary Assets or any proprietary rights incorporated therein or otherwise related thereto.

  3.3 Power, Authority and Validity

  (a) Starfish has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein have been duly authorized by the board of directors of Starfish, and no other corporate proceedings, other than shareholder approval of the Merger, are necessary to authorize this Agreement and the other Transaction Documents. Starfish is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein and under the Transaction Documents. Except for (i) the filing of the Merger Articles and any required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Starfish is qualified to do business, (ii) filings under applicable securities laws, (iii) the termination of the waiting period under the HSR Act and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Starfish conducts any business or owns any property or assets, no consent of any person who is a party to a contract which is material to Starfish's business, nor consent of any governmental body, is required to be obtained on the part of Starfish to permit the transactions contemplated herein and continue the business activities of Starfish as previously conducted by Starfish. This Agreement constitutes, and the other Transaction Documents to which Starfish is a party when executed and delivered by Starfish shall constitute, valid and binding obligations of Starfish enforceable in accordance with their respective terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                     A1-8

  (b) Except as set forth in Part 3.3(b) of the Starfish Disclosure Schedule, all Starfish Options outstanding as of the Effective Date have been issued in accordance with the terms of the Starfish Stock Plans and pursuant to the forms of option agreement previously provided to legal counsel for Motorola. Except for the changes resulting from the application of Section 2.3(a) hereof, no Starfish Options will by its terms require an adjustment in connection with the Merger. Neither the transactions contemplated in this Agreement nor any action taken by Starfish will result in (i) any additional benefits for any optionee under Starfish Options or (ii) the inability of Motorola after the Effective Date to exercise any right or benefit held by Starfish prior to the Effective Date with respect to a Starfish Option assumed by Motorola, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Motorola of Starfish Options in accordance with Section 2.3 hereunder will not constitute a breach of the Starfish Stock Plans or any material agreement entered into pursuant to the Starfish Stock Plans.

  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of Starfish's articles of incorporation, and bylaws as currently in effect, any instrument or contract to which Starfish is a party or by which Starfish is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Starfish. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated herein or therein will have a Material Adverse Effect on the operations, assets, or financial condition of Starfish.

  3.4 Financial Statements.

  (a) Starfish has delivered to Motorola copies of Starfish's audited balance sheet as of December 31, 1997 and statements of operations, shareholders' equity and cash flow for the twelve-month period then ended (the "Starfish Audited Financial Statements") and the unaudited balance sheet as of April 30, 1998 and statements of operations, shareholder's equity and cash flow for the four-month period then ended (collectively, the "Starfish Financial Statements").

  (b) The Starfish Financial Statements are complete and in accordance with the books and records of Starfish and present fairly in all material respects the financial position of Starfish as of the dates thereof. The Starfish Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, as to the Starfish unaudited financial statements, for the absence of footnotes) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Starfish does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the Starfish Financial Statements are adequate in light of the contingencies with respect to which they are made. The statements of operations, shareholders' equity and cash flow are complete and in accordance with the books and records of Starfish and present fairly the results of operations, equity transactions and changes of Starfish for the periods indicated, subject, in the case of the Starfish unaudited Financial Statements, to normal year end adjustments.

  (c) Starfish has no debt, liability, or obligation of any nature, whether known, unknown, accrued, absolute, contingent, or otherwise, and whether due or to become due and which is required to be reflected in a financial statement in accordance with GAAP except for those (i) that are reflected or reserved against in the face of (as opposed to the notes to) the Starfish Financial Statements and (ii) that may have been incurred after the date of the Starfish Financial Statements in the ordinary course of business, all of which are usual and normal in amount, both individually and in the aggregate.

  3.5 Tax Matters.

  (a) Starfish has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and

                                     A1-9
estimates were prepared in the manner required by applicable law in all material respects. All income, sales, use, occupation, property or other taxes or assessments due from Starfish prior to the Closing Date have been paid or will be paid on or before the Closing Date. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the Starfish Financial Statements are adequate, and there are no tax liens on any property or assets of Starfish (other than liens for taxes not yet due and payable). There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further tax liability in a material amount, either individually or in the aggregate, beyond that shown on the respective tax reports, returns or estimates or accrued for or reserved on the Starfish Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, foreign state or local tax return or report for any period.

  (b) All taxes that Starfish has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

  (c) Starfish is not a party to any tax-sharing agreement or similar arrangement with any other party.

  (d) At no time has Starfish been included in the federal consolidated income tax return of any affiliated group of corporations.

  (e) No payment which Starfish is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

  (f) Starfish will not be required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Starfish prior to the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Starfish prior to the Closing Date with any taxing authority with regard to the tax liability of Starfish for any tax period (or portion thereof) ending on or before the Closing Date.

  (g) Starfish is not currently under any contractual obligation to pay to any Governmental Body any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax, other than pursuant to this Agreement.

  3.6 Absence of Certain Changes or Events. Except as set forth in Part 3.6 of the Starfish Disclosure Statement, from April 30, 1998, to the date of this Agreement, Starfish has not:

  (a) suffered any Material Adverse Change in its financial condition or in the operations of its business, nor any Material Adverse Change in its balance sheet, and including but not limited to cash distributions or material decreases in the net assets of Starfish;

  (b) suffered any damage, destruction or loss, whether covered by insurance in an amount in excess of Fifty Thousand Dollars ($50,000);

  (c) granted or agreed to make any increase in the compensation payable or to become payable by Starfish to its officers or employees, except those occurring in the ordinary course of business;

  (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of Starfish Capital Stock or declared any direct or indirect redemption, retirement, purchase or other acquisition by Starfish of such shares other than repurchases of Starfish Capital Stock at original issue prices from former employees or consultants pursuant to written agreements providing for their repurchase in the event of termination of employment or consultancy;

                                     A1-10

  (e) issued any shares of capital stock of Starfish or any warrants, rights or options or entered into any commitment relating to the shares of Starfish except for the issuance of shares of Starfish Capital Stock pursuant to the exercise of outstanding Starfish Options or upon conversion of outstanding shares of Starfish Preferred Stock;

  (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein other than changes required by changes in GAAP;

  (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

  (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

  (i) suffered any dispute involving any employee that to Starfish's knowledge may reasonably result in a material liability to Starfish;

  (j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

  (k) incurred any liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) liabilities identified as such in the "liabilities" column of the Starfish Financial Statements, and (ii) accounts payable or accrued salaries that have been incurred by Starfish since April 30, 1998 in the ordinary course of business and consistent with Starfish's past practices;

  (l) permitted or allowed any of its material property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.7 hereof, other than any purchase money security interests incurred in the ordinary course of business;

  (m) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Fifty Thousand Dollars ($50,000), or in the aggregate, in excess of Two Hundred Thousand Dollars ($200,000);

  (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or, to Starfish's knowledge, any Affiliate or associate of any of the foregoing;

  (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Starfish Disclosure Schedule; or

  (p) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

  3.7 Title and Related Matters. Starfish has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Starfish Financial Statements or acquired after the date of the Starfish Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Starfish Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Fifty Thousand Dollars ($50,000) in liabilities. The equipment of Starfish used in the operation of its business is in good

                                     A1-11
operating condition and repair, normal wear and tear excepted. All real or personal property leases to which Starfish is a party are valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing default by Starfish (or to the knowledge of Starfish, by any other party thereto) or event of default or event which, with notice or lapse of time or both, would constitute a material default. The Starfish Disclosure Schedule contains a description of all real property and personal property with a value in excess of $50,000 leased or owned by Starfish, describing its interest in said property and with respect to owned real property, a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of the leases of Starfish have been provided to Motorola or its representatives.

  3.8 Intellectual Property

  (a) For the purposes of this Agreement, the following terms have the following definitions:

  "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations in part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing throughout the world.

  "Software" shall mean all computer code and data in source code, object code or other form incorporated in the Starfish Products or used by Starfish in the preparation or support of the Starfish Products.

  "Software Authors" shall mean all authors of the Software, or any other Person or entity who participated in the development of the Software or any portion thereof or performed any work related to the Software; provided, however, that Software Authors shall not include any Persons who are not involved in the development or modification of Software source code.

  "Starfish Intellectual Property" shall mean any Intellectual Property that:
(i) is owned by or exclusively licensed to Starfish.

  (b) Part 3.8(b) of the Starfish Disclosure Statement lists all of Starfish's United States and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property of Starfish that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any state, government or other public legal authority (all of the foregoing, the "Registered Intellectual Property") and Part 3.8(b) of the Starfish Disclosure Statement identifies the principal Starfish Intellectual Property comprised in such Registered Intellectual Property.

  (c) Each patent, registered trademark, registered copyright and mask work registration which is an item of Registered Intellectual Property (collectively "Issued Registered Intellectual Property") is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Issued Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Issued Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Issued Registered Intellectual Property.

                                     A1-12

  (d) The contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement include all contracts, licenses and agreements currently in effect relating to any Intellectual Property, to which Starfish is a party, other than: (i) "shrink wrap" software; (ii) rights to use Intellectual Property granted by Starfish in the ordinary course of Starfish's business in connection with sales of products or services; (iii) third party software generally available to the public at a cost of less than Ten Thousand Dollars ($10,000); and (iv) contracts, licenses or agreements which Starfish has no continuing obligations or for which liability is contractually limited to less than $50,000 (collectively, such exceptions being referred to as "Excluded Licenses").

  (e) Except as disclosed in Part 3.8(e) of the Starfish Disclosure Statement, the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement. Except as disclosed in Part 3.8(e) of the Starfish Disclosure Statement, Starfish is in compliance in all material respects with and has not breached any material term of, the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement and, to the knowledge of Starfish, all other parties to the contracts, licenses and agreements listed on Part 3.8(d) of the Starfish Disclosure Statement are in compliance with, and have not breached any term of the contracts, licenses and agreements. Except as disclosed in Part 3.8(e) of the Starfish Disclosure Statement, following the Closing Date, Starfish will be permitted to exercise all of its rights under the contracts, licenses and agreements listed in Part 3.8(d) of the Starfish Disclosure Statement without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Starfish would otherwise be required to pay.

  (f) Except as set forth in Part 3.8(f) of the Starfish Disclosure Statement and other than Excluded Licenses or other agreements which are not currently in effect: (i) no Person other than Starfish has any rights to use any Starfish Intellectual Property other than immaterial rights granted from time to time in the ordinary course of business which do not individually or in aggregate materially affect the value of the Starfish Intellectual Property in question; and (ii) Starfish has not granted to any Person, nor authorized any Person to retain, any rights or interests of any nature in or with respect to Starfish Intellectual Property.

  (g) Except as set forth in Part 3.8(g) of the Starfish Disclosure Statement:
(i) Starfish owns and has good and exclusive title to each item of Starfish Intellectual Property listed on Part 3.8(b) of the Starfish Disclosure Statement, free and clear of any encumbrance; and (ii) Starfish owns, or has the right, pursuant to a valid contract to use or operate under, all other Starfish Intellectual Property.

  (h) Except as set forth on Part 3.8(h) of the Starfish Disclosure Statement, the operation of the business of Starfish, to Starfish's knowledge, including the design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, does not infringe or misappropriate the Intellectual Property of any other Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition. Notwithstanding the foregoing, it is expressly understood that the foregoing does not limit the indemnification provided by the Starfish Shareholders pursuant to Section 11.2(a)(iii) of this Agreement.

  (i) In the last five years, except as set forth on Part 3.8(i) of the Starfish Disclosure Statement, Starfish has not received notice from any Person that the operation of the business of Starfish or the Business, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of its services, infringes or misappropriates the Intellectual Property of any Person, violates the rights of any Person (including rights to privacy or publicity), or constitutes unfair competition.

  (j) Except as disclosed in Part 3.8(j) of the Starfish Disclosure Statement, Starfish owns or has the right to all Intellectual Property necessary to the conduct of the business of Starfish as it currently is conducted, including its design, development, manufacture and sale of its products (including with respect to products currently under development and provision of services).

                                     A1-13

  (k) Part 3.8(k) of the Starfish Disclosure Statement lists all contracts, licenses and agreements between Starfish and any other Person wherein or whereby Starfish has agreed to, or assumed, any obligation or duty to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by Starfish or such other Person of the Intellectual Property rights of any other Person; provided that the foregoing only applies to agreements for which Starfish's obligations are continuing as of the date of this Agreement and does not apply to contracts, licenses or agreements for which liability of Starfish is contractually limited to less than $50,000.

  (l) Except as listed on Part 3.8(l) of the Starfish Disclosure Statement, there are no contracts, licenses and agreements between Starfish and any other Person with respect to Starfish Intellectual Property with respect to which Starfish has received notice of any dispute which could be reasonably considered to be a material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Starfish thereunder.

  (m) Except as listed on Part 3.8(m) of the Starfish Disclosure Statement, to the knowledge of Starfish, no Person is infringing or misappropriating any Starfish Intellectual Property.

  (n) Except as listed on Part 3.8(n) of the Starfish Disclosure Statement, there are no claims asserted against Starfish, or to Starfish's knowledge, against any customer of Starfish, related to any product or service of Starfish.

  (o) No Starfish Intellectual Property or product or service of Starfish, is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by Starfish.

  (p) Except as disclosed in Part 3.8(p) of the Starfish Disclosure Statement, Starfish has, and enforces, a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially identical to the form of the Employee Agreement previously delivered to Motorola, and all current and former employees and contractors of Starfish have executed such an agreement.

  (q) To Starfish's knowledge, no (i) product, service or publication of Starfish, (ii) material published or distributed by Starfish or (iii) conduct or statement of Starfish, constitutes obscene material, a defamatory statement or material, or violates any rights, including rights of publicity or privacy, of any Person.

  (r) Part 3.8(r) of the Starfish Disclosure Statement lists all the Software Authors who were not employees of Starfish. Each Software Author made his contribution to the Software within the scope of employment with Starfish as an employee or independent contractor, as a "work made for hire," and was directed by Starfish to work on the Software.

  (s) Except for technology supplied by third party vendors disclosed in Part 3.8(s) of the Starfish Disclosure Statement, the Software and every portion thereof are an original creation of the Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors. To Starfish's knowledge, Starfish has not, by any of its acts or omissions, or by acts or omissions of its directors, officers, employees, agents, or representatives caused any of its proprietary rights in the Software, including copyrights, trademarks, and trade secrets to be diminished, or adversely affected to any material extent.

  (t) Except as set forth in Part 3.8(t) of the Starfish Disclosure Statement:

    (i) to the best of Starfish's knowledge, there are no defects in the Software, and there are no errors in any accompanying design documentation, which defects or errors would in any material respect affect Motorola's or its licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software published by Starfish; the Software has all the material features described in the user manuals made available to Starfish's customers;

                                     A1-14

    (ii) the Software does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions;

    (iii) the Software (A) shall not fail to perform any function specified in the product specifications therefor or otherwise be adversely affected in any material respect as a result of the date change from December 31, 1999 to January 1, 2000; and (B) to ensure Year 2000 compatibility includes, without limitation, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century.

    (iv) no government funding or university or college facilities were used in the development of the Software, and the Software was not developed pursuant to a contract with any Person or entity, and no situation, matter, or agreement exists that would preclude Motorola from making any change to the Software or combining it with other software in any lawful manner; and

    (v) all copies of the Software contain appropriate copyright legends; no third party has any interest in, or right to compensation from Starfish by reason of, the use, exploitation, or sale of the Software; there are no restrictions on the ability of Starfish (or any successor or assignee of Starfish) to use or otherwise exploit the Software, and such use or exploitation does not and will not obligate Starfish (or any successor or assign of Starfish) to pay any royalty, fee, or other compensation to any Person or entity; and Starfish has not received any notice and do not have any knowledge of any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

  (u) Starfish has made available to Motorola complete and accurate records of Starfish with respect to Software fixes (including fixes currently in progress), problem lists and maintenance of the Software, and customer complaints. All warranty claims (including any pending claims) of any material nature related to the Software are described in the Starfish Disclosure Statement. Except as set forth in Part 3.8(u) of the Starfish Disclosure Statement, Starfish has made no written representations and warranties with respect to the Software as to which Starfish has surviving obligations or liabilities.

  3.9 Employee Benefit Plans. (a) Starfish does not maintain, nor is it obligated to contribute to, any defined benefit pension plan or any employee benefit plan that is subject to either Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") or the minimum funding standards of ERISA or the Internal Revenue Code. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Starfish conforms in all material respects, to the applicable requirements, if any, of ERISA. The Starfish Disclosure Schedule lists any formal or informal (i) stock purchase or stock option, nonqualified deferred compensation or retirement plans, programs or arrangements which may be "employee pension benefit plans" as defined in Section 3(2) of ERISA, (ii) qualified defined contribution plans or arrangements, and defined benefit plans or arrangements which are "employee pension benefit plans" as defined in
Section 3(2) of ERISA, (iii) employee welfare benefit plans, as defined in
Section 3(1) of ERISA or material fringe benefit plans or programs (the "Welfare Plans"), including any bonus, incentive, or vacation arrangement, program or policy maintained by or to which Starfish contributes on behalf of current or former employees of Starfish. If no plan or other written document for the plans, policies, programs or arrangements listed on the Starfish Disclosure Schedule has been provided to Motorola, the Starfish Disclosure Schedule shall briefly summarize the principal features of such plans, policies, programs or arrangements.

  (b) Starfish maintains an Employee Pension Benefit Plan (as defined in
Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which is a defined contribution plan (as defined in Section 3(34) of ERISA) named the Starfish Software, Inc. 401(k) Savings Plan (the "Plan").

  (c) The Plan is the only Employee Pension Benefit Plan, whether a defined contribution plan or a defined benefit plan (as defined in Section 3(35) of ERISA), ever maintained or participated in by Starfish.

                                     A1-15

  (d) The Plan (and its related trust) has received a favorable determination letter on its qualified status under Section 401(a) and 501(b) of the Internal Revenue Code of 1986, as amended (the "Code") from the Internal Revenue Service dated February 10, 1997, and has been operated and administered in all material respects in compliance with the applicable requirements of ERISA, the Code and all other applicable laws, rules and regulations, and, to the knowledge of Starfish or any of the employees with responsibility for employee benefits matters, no event has occurred which will or could cause the Plan to fail to comply with such requirements. Neither Starfish nor any of the employees with responsibility for employee benefits matters has any knowledge, of any fact, situation, circumstance, condition or occurrence that would or could adversely affect the qualified status of the Plan.

  (e) All contributions (including all employer and employee contributions) which are due have been paid to the Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to the Plan or properly accrued and reflected on the financial statements of Starfish.

  (f) The fair market value of the assets of the Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder.

  (g) Starfish has delivered to Motorola correct and complete copies of the Plan documents and Summary Plan Description, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement the Plan.

  (h) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and/or distributed appropriately with respect to the Plan.

  (i) The Plan has not been partially or completely terminated.

  (j) There have been no prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Plan, and, to the knowledge of Starfish or any of the employees with responsibility for employee benefits matters, no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration, or investment of the assets, of the Plan.

  (k) No claim, action, suit, proceeding, hearing or investigation with respect to the Plan, the administration of the Plan or the investment of the assets of the Plan (other than routine claims for benefits) is pending or, to the knowledge of Starfish or any of the employees with responsibility for employees benefits matters, is threatened, and neither Starfish nor any of the employees with responsibility for employees benefits matter has any knowledge of any basis for any such claim, action, suit, proceeding, hearing or investigation.

  (l) Starfish has not incurred, and neither Starfish nor any of the employees with responsibility for employee benefits matters has any reason to expect that Starfish will incur, any liability, fine, penalties, taxes or charges under ERISA, the Code or other applicable laws or regulations with respect to the Plan.

  (m) The Plan is not a Multi-employer Plan (as defined in Section 3(37) of ERISA, and neither Starfish nor any member of the controlled group of corporations (as defined in Section 1563 of the Code) that includes Starfish contributes to, ever has contributed to, or ever has been required to contribute to, any Multi-employer Plan or has any liability (including withdrawal liability) under any Multi-employer Plan.

  (n) Except as set forth on Schedule 3.9(n) of the Starfish Disclosure Statement, the Welfare Plans (and any related trusts, insurance contracts, any funding agreements that implement the Welfare Plans, any provider agreements and any other agreements relating to the Welfare Plans) meet the requirements of ERISA and the Code, if applicable, and neither Starfish nor any of the employees with responsibility for employee benefits matters has no knowledge, of any fact, situation, circumstance, condition or occurrence that the Welfare Plans do not meet the requirements of ERISA or the Code.

                                     A1-16

  (o) All contributions or premiums (including all employer and employee contributions or premiums) which are due have been paid to the Welfare Plans and all contributions or premiums for any period ending on or before the Closing Date which are not yet due have been paid to the Welfare Plans or properly accrued and reflected on the financial statements of Starfish.

  (p) Starfish has delivered to Motorola correct and complete copies of the plan documents, summary plan descriptions, summary of material modifications, a copy of the most recent Form 5500 Annual Report relating to the Welfare Plans, and all related trust agreements, insurance contracts, provider agreements, any funding agreements which implement the Welfare Plans and any other agreements relating to the Welfare Plans.

  (q) All required reports and descriptions (including Form 5500 Annual Reports, summary Annual Reports, and Summary Plan Descriptions) have been timely filed and/or distributed appropriately as required under ERISA and the Code with respect to the Welfare Plans.

  (r) Except as set forth on Schedule 3.9(r) of the Starfish Disclosure Statement, with respect to the Welfare Plans, Starfish has complied with the requirements of Section 4980B of the Code and Sections 601 through 609 of ERISA, Sections 701 though 734 of ERISA and the applicable regulations and all other applicable federal and state laws.

  (s) There have been no prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Welfare Plans, and, to the knowledge of Starfish and the employees with responsibility for employee benefits matters, no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Welfare Plans.

  (t) No claim, action, suit, proceeding, hearing or investigation with respect to the Welfare Plans, the administration of the Welfare Plans or the investment of the assets of the Welfare Plans (other than routine claims for benefits) is pending, and neither Starfish nor any of the employees with responsibility for employee benefits matters has knowledge of any basis for any such claim, action suit, proceeding, hearing or investigation.

  (u) Starfish has not incurred, and neither Starfish nor any of the employees with responsibility for employee benefits matters has any reason to expect that Starfish will incur, any liability, fines, penalties, taxes or charges under ERISA, the Code or other applicable laws or regulations with respect to the Welfare Plans.

  (v) Starfish does not maintain or have an obligation to contribute to a Welfare Plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Sections 601-609 of ERISA and Section 4980B of the Code.

  (w) Starfish does not maintain or have an obligation to contribute to a plan, program, policy or arrangement that provides severance benefits and the transaction contemplated by this Agreement shall not result in any liability to provide severance pay or severance benefits.

  3.10 Bank Accounts and Receivables. Part 3.10 of the Starfish Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Starfish maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. The Starfish Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of Starfish as of March 31, 1998. Except as set forth on the Starfish Disclosure Schedule all existing accounts receivable of Starfish (including those accounts receivable reflected on the Starfish unaudited financial statements that have not yet been collected and those accounts receivable that have arisen since March 31, 1998 and have not yet been collected) represent valid obligations of customers of Starfish arising from bona fide transactions entered into in the ordinary course of business.

                                     A1-17

  3.11 Contracts.

  (a) Part 3.11(a) of the Starfish Disclosure Schedule identifies each material agreement (including without limitation each employment agreement and each material license agreement, development agreement, manufacturing agreement, distribution agreement, and OEM agreement) to which Starfish is a party ("Material Contract").

  (b) Except as set forth in Part 3.11(b) of the Starfish Disclosure Schedule,

    (i) Starfish has no agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to Starfish of more than Twenty-five Thousand Dollars ($25,000) other than those entered into in the ordinary course of business concerning the sale of products of Starfish;

    (ii) Starfish has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by Starfish that are in excess of the normal, ordinary and usual requirements of the business of Starfish;

    (iii) There is no outstanding sales contract, commitment or proposal (including, without limitation, development projects) of Starfish that Starfish currently expects to result either individually or in the aggregate in any material loss to Starfish on a consolidated basis upon completion or performance thereof;

    (iv) Starfish has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety (90) days and without liability, penalty or premium exceeding Five Thousand Dollars ($5,000) in any single instance or Twenty Five Thousand Dollars ($25,000) in the aggregate;

    (v) Starfish has no currently effective collective bargaining or union agreements, contracts or commitments;

    (vi) Starfish is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world;

    (vii) Starfish is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to Starfish of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the reserves therefor set forth in the Starfish Financial Statements;

    (viii) Starfish has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other Persons;

    (ix) Starfish has no outstanding loan or advance to any Person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Starfish of any sum not reflected in the Starfish Financial Statements; and

    (x) All material contracts, agreements and instruments to which Starfish is a party are valid, binding, in full force and effect, and enforceable by Starfish in accordance with their respective terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No such contract, agreement or instrument contains any liquidated damages, penalty or similar provision. To Starfish's knowledge, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or instrument.

  (c) Part 3.11(c) of the Starfish Disclosure Schedule describes all agreements pursuant to which Starfish has agreed to manufacture for or supply to any third party any Starfish Products or components thereto requiring, or expected to require, payments of Fifty Thousand Dollars ($50,000) or more over the life of any such agreement. Part 3.11(c) of the Starfish Disclosure Schedule also lists each vendor which is the sole source for any product or component included in the Starfish Products which Starfish believes is not readily available from other sources.

                                     A1-18

  (d) Starfish has delivered to Motorola accurate and complete copies of all Material Contracts, including all amendments thereto. Starfish has not entered into any material oral contracts. Each Material Contract is valid and in full force and effect, and, to the best of the knowledge of Starfish, is enforceable by Starfish in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  (e) Except as set forth in Part 3.11(e) of the Disclosure Schedule:

    (i) Starfish has not violated or breached, or committed any default under, any Material Contract, and, to Starfish's knowledge, no other Person has violated or breached, or committed any default under, any Material Contract except as in any such case where such default would not have a Material Adverse Effect; and

    (ii) to Starfish's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract except to the extent that any of the foregoing would not have a Material Adverse Effect.

  (f) Except as set forth in Part 3.11(f) of the Starfish Disclosure Statement, none of the Material Contracts contains any provision which would require the consent of third parties to the Merger or which would be altered in any material respect as a result of the Merger.

  3.12 Orders, Commitments and Returns. All accepted and unfilled orders entered into by Starfish for the sale, license, or lease or other disposition by Starfish of the Starfish Products, and all agreements, contracts, or commitments for the purchase of supplies by Starfish, were made in the ordinary course of business. To Starfish's knowledge, no outstanding material purchase or outstanding lease commitment of Starfish is in excess of the normal, ordinary and usual requirements of its business or was made at a price (on both a per unit and aggregate basis) in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Starfish than those usual and customary in the industry.

  3.13 Compliance with Law. Starfish is in compliance with all applicable laws and regulations in all material respects. Neither Starfish, nor to Starfish's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Starfish has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Starfish has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products. All licenses, franchises, permits and other governmental authorizations held by Starfish which are material to its business are valid and sufficient in all respects for the business presently carried on by Starfish.

  3.14 Labor Difficulties; No Discrimination.

  (a) Starfish is not engaged in any unfair labor practice and is not in violation of any applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.

  (b) There is no unfair labor practice complaint against Starfish actually pending or, to Starfish's knowledge, threatened before the National Labor Relations Board or any comparable foreign governmental or quasi-governmental authority.

  (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or, to Starfish's knowledge, threatened against Starfish.

                                     A1-19

  (d) No union representation question exists with respect to the employees of Starfish and, to Starfish's knowledge, no union organizing activities are taking place.

  (e) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to Starfish's knowledge, no claims therefor exist.

  (f) No collective bargaining agreement that is binding on Starfish restricts it from relocating or closing any of its operations.

  (g) Starfish has not experienced any work stoppage or other labor difficulty.

  (h) There is not presently, and there has not been within the previous three
(3) years, any claim against Starfish based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to Starfish's knowledge, is there any reasonable basis for any such claim.

  (i) Starfish is not aware of any key Starfish employee who intends to terminate his or her employment with Starfish.

  3.15 Trade Regulation. Starfish has not terminated its relationship with or refused to ship Starfish Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Starfish in excess of Fifty Thousand Dollars ($50,000) over any consecutive twelve (12) month period. The prices charged by Starfish in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations. No claims against Starfish have been communicated or threatened in writing to Starfish with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind and, to Starfish's knowledge, no specific situation, set of facts, or occurrence provides a reasonable basis for any such claim.

  3.16 Insider Transactions. No Affiliate of Starfish has any interest in (i) any equipment or other material property, real or personal, tangible or intangible, including, without limitation, any proprietary asset, used in connection with or pertaining to the business of Starfish or (ii) to Starfish's knowledge, any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Starfish; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of (a) the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized stock exchange or quoted on Nasdaq, or (b) such person's status as a general or limited partner of a venture capital or similar fund, which fund is also a holder of the securities of such creditor, supplier, customer, manufacturer, agent, representative or distributor.

  3.17 Employees, Independent Contractors and Consultants. The Starfish Disclosure Schedule lists all currently effective written or, to Starfish's knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Starfish is a party other than those terminable at will or within thirty (30) days. If oral, Part 3.17 of the Starfish Disclosure Schedule also contains a brief summary of such agreements. True and correct copies of all such written agreements have been provided to Motorola or its representatives. All salaries and wages paid by Starfish are in material compliance, both individually and in the aggregate, with applicable foreign, federal, state and local laws. Part 3.17 of the Starfish Disclosure Schedule lists (i) the names of all persons currently employed by Starfish and the salaries and other compensation arrangements (bonus, deferred compensation, etc.) for each such person. Starfish's aggregate consolidated accrued vacation and severance pay as of March 31, 1998 was approximately Two Hundred and Fifty Thousand Dollars ($250,000).

                                     A1-20

  3.18 Insurance. Part 3.18 of the Starfish Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by Starfish. Each such policy is in full force and effect. Starfish is not in default with respect to its obligations under any insurance policy maintained by it, and Starfish has not been denied insurance coverage. To Starfish's knowledge, the insurance coverage of Starfish is customary for corporations of similar size engaged in similar lines of business. Except as set forth on Part 3.18 of the Starfish Disclosure Schedule, Starfish does not have any self-insurance or co-insurance programs, and the reserves set forth on the balance sheet included in the Starfish unaudited financial statements are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

  3.19 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Starfish's knowledge, threatened against Starfish (or to the best of Starfish's knowledge, pending or threatened against or affecting any of the officers, directors or employees of Starfish with respect to Starfish businesses or proposed business activities), or pending or threatened by Starfish against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor has there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting Starfish during the past three years; Starfish is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of Starfish's knowledge, any governmental investigations or inquiries; and, to the best of Starfish's knowledge, there is no basis for any of the foregoing. Starfish is not subject to any judgment, order or decree of any court or other governmental agency, and Starfish has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may have a material adverse effect on the financial condition or operations of Starfish taken as a whole.

  3.20 Section 341(f)(2). Starfish has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

  3.21 Compliance with Environmental Requirements. For purposes of this Agreement, the term "Environmental, Safety and Health Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any governmental entity, relating to any liability of Starfish or any Subsidiary arising under any Environmental and Safety Requirements.

  (a) Except as set forth in Part 3.21 of the Starfish Disclosure Schedule:

    (i) Starfish has complied with and is currently in compliance with all Environmental and Safety Requirements, and Starfish has not received any oral or written notice, report or information regarding any liabilities or threatened liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to Starfish or any of its properties or facilities.

    (ii) Without limiting the generality of the foregoing, Starfish has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations or notice or warning requirements, including but not limited to the requirements under Proposition 65 that apply to its California Operations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its businesses,

                                     A1-21

  (b) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on Starfish or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

  (c) None of the following exists at any property or facility owned, occupied or operated by Starfish:

    (i) underground storage tanks or surface impoundments;

    (ii) asbestos-containing materials in any form or condition; or

    (iii) materials or equipment containing polychlorinated biphenyls.

  (d) Starfish has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous chemical or substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of Starfish or its Subsidiaries for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or any other Environmental and Safety Requirements.

  (e) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities, leased space or operations of Starfish shall prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements (including, without limitation, those liabilities, including but not limited to third party liabilities, relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage .

  (f) Starfish has not, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

  (g) No Environmental Lien has attached to any property owned, leased or operated by Starfish.

  3.22 Corporate Documents. Starfish has furnished to Motorola for its examination: (i) copies of its articles of incorporation and bylaws, (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof, (iii) all material permits, orders, and consents issued by any regulatory agency with respect to Starfish, or any securities of Starfish, and all applications for such permits, orders, and consents, and (iv) the stock transfer books of Starfish setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Starfish are complete and accurate in all respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the laws of the applicable jurisdiction.

  3.23 No Brokers. Neither Starfish nor, to Starfish's knowledge, any Starfish shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

  3.24 Disclosure. The statements by Starfish contained in this Agreement, the exhibits and schedules thereto, and the certificates or documents required to be delivered by Starfish to Motorola or Sub under this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                     A1-22

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF MOTOROLA AND SUB.

  Motorola and Sub jointly and severally represent and warrant to Starfish that:

  4.1 Organization and Good Standing. Motorola and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and have full power and authority to carry on their businesses as now conducted.

  4.2 Capital Structure. As of the date hereof the authorized capital stock of Motorola consists of one billion, four hundred million (1,400,000,000) shares of Motorola Common Stock, Three Dollars ($3.00) par value per share, and five hundred thousand (500,000) shares of Motorola Preferred Stock, One Hundred Dollars ($100) par value per share. At the close of business on January 31, 1998, 597,503,874 shares of Motorola Common Stock were outstanding and no shares of Motorola Preferred Stock were outstanding. The shares of Motorola Common Stock issuable in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and Agreement of Merger, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of one thousand (1,000) shares of Common Stock, no par value, all of which are validly issued, fully paid and nonassessable and owned by Motorola.

  4.3 Power, Authorization and Validity. Motorola and Sub have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and the other Transaction Documents to which they are a party. The execution and delivery of this Agreement and the other Transaction Documents have been duly and validly approved and authorized by the respective boards of directors of Motorola and Sub and by Motorola as the sole shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable Motorola and Sub to enter into and to perform the terms of this Agreement or the other Transaction Documents on their parts to be performed, except for (i) the filing of the Merger Agreement and all required officers' certificates with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Motorola is qualified to do business, (ii) filings under applicable securities laws, (iii) the termination of the waiting period under the HSR Act and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Motorola or any of Motorola's subsidiaries conducts any business or owns any property or assets. This Agreement is, and the other Transaction Documents when executed and delivered by Motorola and/or Sub shall be, the valid and binding obligations of Motorola and Sub enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in a material breach or violation of, any provision of Motorola's and or Sub's respective articles of incorporation, and bylaws as currently in effect, any instrument or contract to which Motorola or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such party. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated herein or therein will have a Material Adverse Effect on the operations, assets, or financial condition of Motorola.

  4.5 SEC Documents. Motorola has made available to Starfish true, accurate and complete copies of Motorola's most recent Proxy Statement and reports on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent 10-Q (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, and taken together, the SEC Documents contain no untrue statement of a material fact and did not omit to state a

                                     A1-23
material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or superseded by a subsequently filed SEC Document. The financial statements of Motorola included in the Motorola SEC Documents (the "Motorola Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Motorola and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments, provided that the notes and accounts receivable are collectible in the amounts shown thereon and inventories are not subject to write-down, except in either case in an amount not material or for which Motorola has provided adequate reserves). There has been no change in Motorola's accounting policies or estimates except as described in the notes to the Motorola Financial Statements.

  4.6 Compliance with Other Instruments and Laws. Motorola is not in violation of any provisions of its certificate of incorporation or bylaws as currently in effect or any federal, state or local judgment, writ, decree, or order applicable to Motorola.

  4.7 Litigation. There is no suit, action, proceeding, claim or investigation pending or, to Motorola's knowledge, threatened against Motorola and Sub before any court or administrative agency or which questions or challenges the validity of this Agreement and which is not set forth in the SEC Documents (as defined below) which could have a Material Adverse Effect on the operations, assets or financial condition of Motorola or Sub.

  4.8 Disclosure. The statements by Motorola and Sub contained in this Agreement, the exhibits thereto, and the certificates and documents required to be delivered by Motorola or Sub to Starfish under this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

                                   ARTICLE V

                       PRECLOSING COVENANTS OF STARFISH

  5.1 Material Consents. Starfish shall, to the extent requested by Motorola, use reasonable commercial efforts to obtain any and all consents necessary for the assumption by the Surviving Corporation of the Material Contracts.

  5.2 Advice of Changes. Starfish shall promptly advise Motorola in writing
(i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Starfish contained in this Agreement, if made on or as of the date of such event, untrue or inaccurate in any material and adverse respect and (ii) of any Material Adverse Change in Starfish's business or financial condition, taken as a whole.

  5.3 Conduct Of Business. Until the Closing, Starfish will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, except as set forth in the Starfish Disclosure Schedule or with the prior written consent of Motorola, which consent will not be unreasonably withheld,

    (a) borrow any additional money which borrowings exceed in the aggregate One Hundred Thousand Dollars ($100,000);

    (b) incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

    (c) incur or commit to incur any capital expenditures in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate or as to any individual matter in excess of Fifty Thousand Dollars ($50,000) other than capital expenditures and commitments made in the usual and ordinary course of its business, consistent in amount with past practice;

                                     A1-24

    (d) lease, license, sell, transfer, encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of Starfish (including sales or transfers to Affiliates of Starfish), except for licenses granted and products sold in the usual and ordinary course of business and except for cash applied in payment of Starfish's liabilities in the usual and ordinary course of its business;

    (e) dispose of any of its assets, except inventory in the regular and ordinary course of business;

    (f) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

    (g) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

    (h) pay any bonus or special remuneration (excluding sales commissions and bonuses paid pursuant to existing arrangements in the ordinary course of business) to any officer or employee, including any amounts for accrued but unpaid bonuses, or increase the salary of any officer or employee;

    (i) change its accounting methods;

    (j) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock other than repurchases of Starfish Capital Stock at original prices from former employees or consultants pursuant to written agreements providing for their repurchase in the event of termination of employment or consultancy;

    (k) amend or terminate any Material Contract, agreement or license to which it is a party except in the ordinary course of business;

    (l) enter into any material contract except in the ordinary course of business and consistent with past practice;

    (m) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

    (n) waive or release any right or claim, except in the ordinary course of business;

    (o) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options (other than options granted to new employees hired in the ordinary course of business not to exceed options to purchase an aggregate of 200,000 shares of Starfish Common Stock), convertible securities, or other commitments to issue shares of capital stock, except in connection with the exercise of rights existing prior to the date hereof;

    (p) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

    (q) merge, consolidate or reorganize with any entity;

    (r) amend its articles of incorporation or bylaws;

    (s) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Starfish, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Starfish, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Starfish or Motorola;

    (t) Adopt, amend, modify, or terminate any plan, program, policy or arrangement subject to Section 3.9, including the Plan or any Welfare Plan, other than as required under Section 12.3 of this Agreement.

                                     A1-25

    (u) do anything that is not contemplated in this Agreement or would cause there to be a Material Adverse Change in the Starfish Financial Statements (with such Starfish Financial Statements analyzed as if they had been prepared according to GAAP, and including but not limited to cash distributions or material decreases in the net assets of Starfish), except as would occur in the ordinary course of Starfish's business, between the date of the Starfish Financial Statements and the Closing Date; or

    (v) agree to do any of the things described in the preceding clauses
  Section 5.3(a) through (u).

  5.4 Risk Of Loss. Except as otherwise provided in this Agreement or to the extent caused by Motorola or Sub, until the Closing, all risk of loss, damage or destruction to Starfish's assets shall be borne by Starfish.

  5.5 Access To Information. Until the Closing, Starfish shall allow Motorola and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Starfish shall cause its accountants to cooperate with Motorola and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

  5.6 Satisfaction of Conditions Precedent. Starfish will use its Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and Starfish will use its Best Efforts to cause the transactions contemplated in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings (including the HSR application) with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

  5.7 Other Negotiations. Between the date hereof and the date this Agreement is terminated pursuant to Section 10 hereof (the "Expiration Date"), Starfish will not (and it will use its Best Efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Motorola) regarding any acquisition of Starfish, any merger or consolidation with or involving Starfish, or any acquisition of any material portion of the stock or assets of Starfish. Starfish agrees that any such negotiations in progress as of the date hereof will be terminated or suspended during such period. In no event will Starfish accept or enter into an agreement concerning any such third party transaction. Starfish represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Motorola, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Acquisition as contemplated in this Agreement.

  5.8 Registration Statement; Proxy Statement; Prospectus. The information supplied by Starfish for inclusion in the registration statement on Form S-4 pursuant to which the shares of Motorola Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances in which such statements were made, not misleading. The information supplied by Starfish for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the Starfish shareholders in connection with the meeting of Starfish's shareholders to consider approval of this Agreement and the Merger (the "Starfish Shareholders' Meeting") shall not, on the date the Proxy Statement is first mailed to shareholders of Starfish, at the time of the Starfish Shareholder's Meeting and on the Effective Date, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Starfish Shareholders' Meeting which has become false or misleading. If, at any time prior to the Effective Date, Starfish should discover any event or fact relating to Starfish or any of its Affiliates, officers or directors which would be required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Starfish shall promptly inform Motorola of such event or fact.

                                     A1-26

                                  ARTICLE VI

              PRECLOSING AND OTHER COVENANTS OF MOTOROLA AND SUB

  6.1 Material Consents. Motorola shall provide reasonable assistance and cooperation to Starfish in obtaining the Material Consents.

  6.2 Advice of Changes. Motorola and Sub will promptly advise Starfish in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Motorola or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) any Material Adverse Change in Motorola's or Sub's business or financial condition, taken as a whole.

  6.3 Reservation of Motorola Common Stock. Motorola shall reserve for issuance, out of its authorized but unissued capital stock, that number of shares of Motorola Common Stock (as adjusted for any reclassification, split-up, stock dividend or stock combination occurring between the date of this Agreement and the Effective Date) as are issuable upon or after consummation of the Merger.

  6.4 Satisfaction of Conditions Precedent. Motorola and Sub will use their respective Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Motorola and Sub will use their respective Best Efforts to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings (including the HSR Act application) with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

  6.5 Registration Statement; Proxy Statement; Prospectus. The information supplied by Motorola for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Motorola for inclusion in the Proxy Statement shall not, at the time of the Starfish Shareholders Meeting and on the Effective Date, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Starfish Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Date Motorola should discover any event or fact relating to Motorola or any of its Affiliates, officers or directors which would be required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Motorola shall promptly inform Starfish of such event or fact.

  6.6 S-8 Registration. Motorola shall use its Best Efforts to cause the shares of Motorola Common Stock issuable upon the exercise of the Starfish Options to be subject to Motorola's existing Form S-8 (or if not, file a new Form S-8 within thirty days of the Effective Time), and Motorola shall use its Best Efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such Exchanged Options remain outstanding.

  6.7 NYSE Listing. Motorola shall use its Best Efforts to cause the Motorola Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                                     A1-27

                                  ARTICLE VII

                               MUTUAL COVENANTS

  7.1 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The party receiving such Confidential Information (the "Receiving Party") from the party disclosing such confidential information (the "Disclosing Party") shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal, financial or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. These obligations shall not apply to the extent that Confidential Information includes information which:

    (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving by reference to written or electronic records in existence at the time of disclosure;

    (b) is, or through no act or failure to act of the Receiving Party becomes, publicly known;

    (c) is received by the Receiving Party from a third party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentiality obligation by making such disclosure);

    (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

    (e) is approved for release by written authorization of the Disclosing Party; or

    (f) is required to be disclosed by a Government Body to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however, that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

  7.2 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree in writing to the contents of a mutually satisfactory press release. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

  7.3 Regulatory Filings; Consents; Best Efforts. Subject to the terms and conditions of this Agreement, Starfish and Motorola shall use their respective Best Efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith (ii) make other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution

                                     A1-28
and delivery of this Agreement and the consummation of the Merger and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, with the objective of completing the Closing no later than August 30, 1998.

  7.4 HSR Act Application. As soon as practicable after the public announcement of this Agreement, each of Motorola and Starfish shall make or cause to be made any and all required filings pursuant to the HSR Act, with respect to the transactions contemplated herein and in the Transaction Documents. Each of Motorola and Starfish shall use its respective best efforts to respond as promptly as practicable to all inquiries received from the applicable governmental agencies or committees for additional information or documentation. Each of Motorola and Starfish shall notify the other of all correspondence, filings, request or communications between such party or its representatives on the one hand, and the applicable Governmental Body on the other hand, with respect to the transactions contemplated herein and in the Transaction Documents. Each of Motorola and Starfish shall furnish the other with such necessary information and reasonable assistance as such other parties may request in connection with its preparation of all required filings under the HSR Act.

  7.5 Proxy Statement; Prospectus; Registration Statement

  (a) As promptly as practicable after the execution of this Agreement, Motorola and Starfish shall prepare and file with the SEC the Proxy Statement, and Motorola shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Each of Motorola and Starfish shall use its respective Best Efforts to cause the Registration Statement to become effective as soon after such filing as practicable.

  (b) Motorola and Starfish shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

  7.6 Tax Matters. All parties intend the Merger to be a tax-free reorganization within the meaning of Section 368(a) of the Code, and agree to use their respective Best Efforts to take all action required or appropriate to facilitate such tax treatment.

  7.7 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described and contemplated herein and to carry into effect the intents and purposes of this Agreement.

                                 ARTICLE VIII

                     CONDITIONS OF STARFISH'S OBLIGATIONS

  The obligations of Starfish to close the transactions contemplated in this Agreement are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by Starfish, but only in a writing signed by Starfish):

  8.1 Accuracy of Representations and Warranties. The representations and warranties of Motorola and Sub set forth in Section 4 and in any certificate delivered at the Closing by Motorola or Sub in connection with this Agreement shall be true and correct in all material respects when made and on and as of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and Starfish shall receive a certificate to such effect signed by an officer of Motorola and Sub, respectively.

  8.2 Covenants. Motorola and Sub shall have performed and complied in all material respects with all of their covenants contained in Article VI and
Article VII on or before the Closing, and Starfish shall receive a certificate from Motorola and Sub to such effect signed by an officer of Motorola and Sub, respectively.

                                     A1-29

  8.3 Authorizations. Starfish shall have received from Motorola and Sub written evidence that the execution, delivery and performance of Motorola and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Motorola and Sub, respectively, and the shareholder of Sub.

  8.4 Opinion of Motorola's Counsel. Starfish shall receive from Motorola in-house counsel an opinion in form and substance reasonably satisfactory to counsel to Starfish ("Opinion of Counsel to Motorola").

  8.5 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

  8.6 Termination of HSR Waiting Period. The waiting period under the HSR Act shall have terminated.

  8.7 Listing of Motorola Common. The shares of Motorola Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

  8.8 Tax Opinion. Except as contemplated by Section 2.7 of this Agreement, Starfish shall have received a written opinion of Starfish's legal counsel in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Motorola, Sub and Starfish and certain shareholders of Starfish and each of Motorola, Sub and Starfish shall provide counsel such reasonable representations.

  8.9 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  8.10 Blue Sky Laws. Motorola shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of Motorola Common Stock pursuant to the Merger.

                                  ARTICLE IX

                CONDITIONS TO MOTOROLA'S AND SUB'S OBLIGATIONS

  The obligations of Motorola and Sub are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by Motorola, but only in a writing signed by Motorola):

  9.1 Accuracy of Representations and Warranties. The representations and warranties made by Starfish contained in Article III and in any certificate delivered by Starfish in connection with this Agreement shall be true and correct when made except where (i) the failure of such representation or warranty to be true and correct would not have a Material Adverse Effect; (ii) the failure of such representation or warranty to be true and correct has been remedied prior to the Closing Date; or (iii) the failure of such representation or warranty is the result of the announcement of the acquisition of Starfish by Motorola; and Motorola shall receive a certificate to such effect signed by the President or Chief Financial Officer of Starfish.

  9.2 Covenants. Starfish shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing except to the extent any non-performance does not have a Material Adverse Effect.

  9.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against Motorola or Starfish with the probable effect (in the reasonable opinion of Motorola's counsel) of enjoining or preventing the consummation of the Merger or the enforcement of any of the Noncompetition Agreements, or requiring Motorola to divest or hold separate any business in connection with the Merger, and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator shall be outstanding against Starfish that would otherwise have a Material Adverse Effect on Motorola (exclusive of the business of Starfish).

                                     A1-30

  9.4 Authorizations. Motorola shall have received from Starfish written evidence that (i) the execution, delivery and performance of this Agreement have been duly and validly approved and authorized by Starfish's board of directors and by the shareholders of Starfish, and (ii) shareholders of Starfish holding no more than ten percent (10%) of the outstanding shares of Starfish capital stock have, or might be able to perfect, dissenters' rights in connection with the Merger.

  9.5 Voting Agreements and Non-Competition and Non Solicitation Agreements. Each of the Voting Agreements and the Non-Competition and Non-Solicitation Agreements referred to in Section 12.1 shall be in full force and effect and shall not been amended without Motorola's consent.

  9.6 Intentionally omitted.

  9.7 Opinion of Starfish's Counsel. Motorola shall have received from counsel to Starfish, an opinion in substantially the form attached hereto as Exhibit D ("Opinion of Counsel to Starfish").

  9.8 Termination of HSR Waiting Period. The waiting period under the HSR Act shall have been terminated.

  9.9 Listing of Motorola Stock. The shares of Motorola Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

  9.10 Receipt Of Certificate. Motorola shall have received at Closing a certificate signed by the President and Chief Financial Officer of Starfish certifying the accuracy of the matters set forth in Section 9.1, 9.2, 9.3, and 9.4.

  9.11 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  9.12 Blue Sky Laws. Motorola shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Motorola Common Stock pursuant to the Merger.

  9.13 Employees. None of the Key Employees (as defined in Section 12.1), and no more than twenty percent (20%), of Starfish's other employees shall have:
(a) voluntarily terminated their employment with Starfish on or prior to the Closing Date or (b) refused to accept employment with, or given notice that they do not intend to continue employment with, the Surviving Corporation.

  9.14. Exercise of Warrants. The Warrant(s) shall have been exercised in full.

  9.15 Exchange Agent Agreement. Starfish, the Exchange Agent and the Shareholder Representative shall have entered into the Exchange Agent Agreement in form and substance satisfactory to Motorola.

  9.16 Tax Opinion. Except as contemplated by Section 2.7 of this Agreement, Motorola shall have received a written opinion of Motorola's outside legal counsel in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Motorola, Sub and Starfish and certain shareholders of Starfish and each of Motorola, Sub and Starfish shall provide counsel such reasonable representations.

                                   ARTICLE X

                           TERMINATION OF AGREEMENT

  10.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

    (a) By mutual consent, or

    (b) By either Motorola or Starfish for any reason if the Closing has not occurred by October 31, 1998, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing, provided that a party cannot terminate under this provision if the failure to occur of the Closing is

                                     A1-31
  the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control). Any termination of this Agreement under this Section 10.1 shall be effective by the delivery of written notice of the terminating party to the other parties hereto, or

    (c) By either Motorola or Starfish if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable.

  10.2 Effect of Termination. Any termination of this Agreement pursuant to this Article X shall be without further obligation or liability upon any party in favor of any other party hereto; provided, however, that if such termination by one party shall result from the willful failure of the other party to carry out its obligations under this Agreement, then such party shall be liable for Damages incurred by the other party, and such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

  10.3 Certain Effects Of Termination. In the event of the termination of this Agreement by either Starfish or Motorola as provided in Section 10.1 hereof:

    (a) each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or
  (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

    (b) Starfish and Motorola shall continue to abide by the provisions of the Mutual Non-Disclosure and Non-Solicitation Agreement dated as of January 16, 1998 between Motorola and Starfish (the "Nondisclosure Agreement"). This Section 10.3 shall survive any termination of this Agreement.

                                  ARTICLE XI

                          INDEMNIFICATION AND ESCROW

  11.1 Survival of Representations.

  (a) The representations and warranties made by Starfish (including the representations and warranties set forth in Article III hereof and the representations and warranties set forth in any certificate delivered by Starfish in connection with this Agreement) shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period; provided, however, that the termination hereunder of the representations and warranties made by Starfish shall not terminate or limit in any manner whatsoever any rights Motorola has or may have for knowing and intentional misrepresentation. The representations and warranties made by Motorola and Sub shall survive the Closing, shall remain in full force and effect and shall survive until the end of the Indemnification Period, and the holders of Starfish Securities shall be expressly permitted to rely on such representations and warranties as third party beneficiaries; provided, however, that the termination hereunder of the representations and warranties made by Motorola and Sub shall not terminate or limit in any manner whatsoever any rights which Starfish or the Starfish Shareholders or holders of Starfish Options have or may have for knowing and intentional misrepresentation.

                                     A1-32

  (b) As used in this Agreement, Indemnification Period shall mean a period of two (2) years from the Closing Date; provided, however, that the Indemnification Period with respect to claims arising under Section 11.2(iii) shall be three (3) years; provided, further, that the expiration of any Indemnification Period shall not limit the rights any Indemnitees with respect to indemnification under this Article XI in respect of any claim commenced with the applicable Indemnification Period.

  (c) The representations, warranties, covenants and obligations of Starfish, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

  11.2 Indemnification by Shareholders.

  (a) From and after the Closing Date (but subject to Section 11.1(a)), the Shareholders of Starfish shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

    (i) any inaccuracy in or breach of any representation or warranty set forth in Article III hereunder or in any certificate delivered by Starfish in connection with this Agreement;

    (ii) any breach of any covenant or obligation of Starfish hereunder;

    (iii) any claim relating to Intellectual Property for damages above the license fees paid or payable under the agreement of November 15, 1996 between Starfish and Day-Timers, the agreement of May 12, 1997 between Starfish and General Magic, the agreement of March 4, 1998 between Starfish and Open-Text Inc., the agreement of June 6, 1995 between Starfish and Franklin Electronic Publishers, the agreement of August 8, 1996 between Starfish and Franklin Electronic Publishers, the agreement of October 29,1997 between Starfish and Hewlett-Packard, the agreement of March 1, 1997 between Starfish and Acer America, the agreement of September 30, 1997 between Starfish and Sony, the agreement of February 3, 1997 between Starfish and The Media Farm, or the agreement of March 28, 1997 between Starfish and The Media Farm;

    (iv) any claim under the agreement between Starfish and Intuit arising as a result of the agreement between Starfish and Day-Timers or as a result of any modification of that latter agreement entered into before the Closing Date;

    (v) any claim with respect to the fees or expenses of a broker or finder payable by the Starfish Shareholders in accordance with Section 13.8 of this Agreement;

    (vi) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" "(ii)" "(iii)" or "(iv)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article XI if such Indemnitee is the prevailing party in any such Legal Proceeding); or

    (vii) any obligation or duty agreed to or assumed by Starfish in any contract, license or agreement not listed in Part 3.8(k) of the Starfish Disclosure Statement, entered into between Starfish and any other Person, to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by Starfish or such other Person of the Intellectual Property Rights of any other Person.

  (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of Starfish hereunder, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Motorola shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

                                     A1-33

  11.3 Threshold; Ceiling; Exclusivity; Claims Process.

  (a) The Shareholders shall not be required to make any indemnification payment pursuant to Section 11.2(a) or for any other reason or on account of any other provision for any inaccuracy in or breach of any of the representations and warranties set forth in Article III hereof or in any certificate delivered by Starfish in connection with this Agreement until such time as and only to the extent that the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate; provided, however, that the foregoing shall not apply to Damages arising under Section 11.2(a)(v);

  (b) Except with respect to claims based on knowing and intentional misrepresentations of representations and warranties, Motorola and Sub agree on behalf of the Indemnitees that, after the Closing, the sole recourse of the Indemnitees with respect to Damages shall be against the Holdback Amount and the Escrowed Non-Cash Merger Consideration in the manner set forth in Section
2.6 of this Agreement.

  (c) In the event that an Indemnitee shall have incurred any Damages for which Indemnitee wishes to seek adjustment to the Holdback Amount pursuant to
Section 11.1, Indemnitee shall deliver to the Shareholder Representative an Officer's Certificate: (i) stating that Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages,
(ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other adjustment to the Holdback Amount to which such item is related and (iii) indicating that Indemnitee is seeking adjustment to the Holdback Amount under this Article XI.

  (d) In the event that an Indemnitee has elected to pursue adjustment to the Holdback Amount under this Article XI, the Holdback Amount shall be reduced by the amount stated in the Officer's Certificate, unless the Shareholder Representative contests such claim in writing within thirty (30) days of such election. In such event, the parties will follow the procedures set forth in
Section 13.2 below (in which case the Holdback Amount shall be reduced by the amount of Loss as determined pursuant to Section 13.2 with respect to such Damages).

  (e) In the event that an Indemnitee shall have incurred any Damages for which Indemnitee wishes to claim pursuant to Section 11.1 against the Escrowed Non-Cash Merger Consideration in accordance with Section 2.6 of this Agreement, Indemnitee shall deliver to the Shareholder Representative and the Exchange Agent an Officer's Certificate: (i) stating that Indemnitee has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages, (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other adjustment to the Holdback Amount to which such item is related and (iii) indicating that Indemnitee is seeking the release of all or a portion of the Escrowed Non-Cash Merger Consideration under this Article XI.

  (f) In the event that an Indemnitee has elected to pursue the release of all or a portion of the Escrowed Non-Cash Merger Consideration under this Article XI, the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, release to such Indemnitee a number of shares of Motorola Common Stock having a value equal to the amount stated in the Officer's Certificate, unless the Shareholder Representative contests such claim in writing within thirty (30) days of such election. In such event, the parties will follow the procedures set forth in Section 13.2 below (in which case the Exchange Agent shall, in accordance with the terms of the Exchange Agreement, release to such Indemnitee a number of shares of Motorola Common Stock having a value equal to the amount of Loss as determined pursuant to Section 13.2 with respect to such Damages). For the purposes of this Agreement and the Exchange Agreement, the value of each share of Motorola Common Stock constituting the Escrowed Non-Cash Merger Consideration shall be the Valuation Period Stock Price.

                                     A1-34

  11.4 No Contribution. The Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by Starfish in connection with this Agreement.

  11.5 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Motorola or against any other Person) with respect to which the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 11, the procedure set forth in Sections 11.6 and 11.7 below shall be followed.

  11.6 Notice. Motorola shall give prompt written notice to the Shareholder Representative pursuant to Section 11.9 of the commencement of any such Legal Proceeding against Motorola or the Surviving Corporation for which indemnity may be sought under Article XI together with a description of such Legal Proceeding and the specific bases upon which such indemnity may be sought consistent with the provisions of this Agreement; provided, however, that any failure on the part of Motorola to so notify the Shareholder Representative shall not limit any of the obligations of the Shareholders under this Article XI (except to the extent such failure materially prejudices the defense of such Legal Proceeding). The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

  11.7 Defense of Claim. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any third party claim or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing, the Shareholder Representative may elect on behalf of the Shareholders (by written notice by the Shareholder Representative to Motorola within thirty (30) days after receipt of written notice under Section 11.8(a)) to assume the defense of or otherwise control the handling of any such third party claim or Legal Proceeding (other than for matters relating to the intellectual property rights of Motorola (including Starfish), or claims by customers of Motorola) for which indemnity is sought so long as, and only in the event that, the maximum amount reasonably expected to be payable with respect to any such Legal Proceeding by Starfish or Motorola would not exceed the Holdback Amount in Motorola's reasonable determination, subject to the further limitations provided herein.

  (a) If the Shareholder Representative so elects to assume the defense of any such claim or Legal Proceeding:

    (i) the Shareholders shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnitee;

    (ii) the Indemnitee shall make available to the Shareholder
  Representative any documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Legal Proceeding;

    (iii) the Shareholder Representative shall keep the Indemnitee informed of all material developments and events relating to such claim or Legal Proceeding;

    (iv) the Indemnitee shall have the right to participate in the defense of such claim or Legal Proceeding at the Indemnitee's expense; and

    (v) the Shareholder Representative shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of Motorola; provided, however, that Motorola shall not unreasonably withhold such consent.

  (b) If the Shareholder Representative does not (or cannot) elect to assume the defense of any such third party claim or Legal Proceeding, the Indemnitee may proceed with the defense of such claim or Legal Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding on its own:

    (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Shareholders out of the Holdback Amount,

                                     A1-35
  provided, however, that the Shareholders shall not be liable for the costs of more than one counsel on behalf of the Indemnities collectively;

    (ii) the Shareholders shall make available to the Indemnitee any documents and materials in the possession or control of the Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the Shareholders;

    (iii) the Indemnitee shall keep the Shareholder Representative informed of all material developments and events relating to such claim or Legal Proceeding; and

    (iv) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholder Representative; provided, however, that the Shareholders shall not unreasonably withhold such consent.

  11.8 Exercise of Remedies by Indemnitees Other than Motorola. No Indemnitee (other than Motorola or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Motorola (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

  11.9 Shareholder Representative; Approval of Shareholders.

  (a) Philippe Kahn shall be constituted and appointed as agent ("Shareholder Representative") for and on behalf of the Shareholders to give and receive notices and communications, to authorize delivery to Motorola of the Holdback Amount in satisfaction of claims by Motorola, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Holdback Amount from time to time upon not less than ten (10) business days' prior written notice to Motorola. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his/her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

  (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholder Representative and hold him/her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his/her duties hereunder. Subject to the prior right of Motorola to make claims for damages, the Shareholder Representative, with the consent of a majority in interest in the Holdback Amount, may recover from the Holdback Amount prior to any payment to the Shareholders reasonable costs and expenses incurred by the Shareholder Representative in connection with acting as same.

  (c) The approval by the Shareholders of the Merger shall be deemed to be approval of the terms of the provisions of this Article XI, including the appointment of the Shareholder Representative.

  (d) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Starfish Shareholders and shall be final, binding and conclusive upon each such Starfish Shareholder, and Motorola may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each every such Starfish Shareholder. Motorola is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                                     A1-36

                                  ARTICLE XII

                             EMPLOYEE ARRANGEMENTS

  12.1 Non-Competition and Non-Solicitation Agreements. Motorola and Starfish acknowledge that each of Philippe Kahn, Sonia Lee, John Hansen, S. Suresh, Eric Bodnar and Perry Tobin (each a "Key Employee" and collectively the "Key Employees") have executed and delivered non-competition and non-solicitation agreements with Motorola containing, among other things, a three-year non-competition/non-solicitation term with respect to Mr. Kahn and Ms. Lee, and a two-year non-competition/non-solicitation term for the other Key Employees.

  12.2 Bonus Pool. In connection with the Merger, Motorola agrees to establish a bonus pool for employees of Starfish following the Effective Date (the "Bonus Pool"). The Bonus Pool shall be in the amount of $19 million and shall be allocated in three equal installments for the 12-month periods ending on (or at Motorola's discretion before) the first (1st), second (2nd) and third
(3rd) anniversaries of the Closing Date. The Bonus Pool shall be paid out for each period from time to time as may be approved by the Board of Directors of the Surviving Corporation (the "Board"), but in any event the full amount of the Bonus Pool for each period shall be paid within forty-five (45) days after the end of each such period. The Shareholders Representative shall participate with the Board in determining the awards of bonuses, but will not be eligible for any such bonus. It is expressly understood that the principal purpose of the Bonus Pool is to provide additional incentives for the current employees of Starfish. Starfish will establish individual and group business plan objectives for the purposes of such bonuses. Notwithstanding the foregoing, with the approval of the Shareholders Representative, current or future employees of other Motorola divisions who join Starfish and other future employees of Starfish may be eligible to participate in the Bonus Pool.

  12.3 Employee Benefit Plans.

  (a) Motorola covenants and agrees that Starfish shall maintain all existing welfare and retirement benefit plans and arrangements provided to its employees as of the Closing Date until such time as Starfish and Motorola agree to terminate or merge such plans with the existing welfare and retirement benefit plans and arrangements provided by Motorola.

  (b) Motorola agrees that to the extent the existing welfare and retirement benefit plans and arrangements provided by Starfish to its employees are terminated or merged with existing Motorola plans after the Closing Date, such employees shall be entitled to participate in all benefit plans and arrangements which are available and subsequently become available to Motorola's employees of similar position on the same basis as Motorola's employees. For purposes of eligibility to participate and vesting requirements in the Motorola welfare and retirement plans for which any such employee may be eligible after the termination or merger of Starfish's existing welfare and retirement plans, such plans provide that service by such employee with Starfish shall be deemed to have been service with Motorola; provided, however, that Motorola shall not be required to treat service with Starfish as service with Motorola for purposes of benefit accrual under the Motorola, Inc. Pension Plan. To the extent that any Starfish medical plan under section 213
(d) of the Code is terminated, Motorola shall offer continued group health coverage pursuant to COBRA to those individuals receiving COBRA coverage through the Starfish medical plan immediately prior to such termination.

                                 ARTICLE XIII

                                 MISCELLANEOUS

  13.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

  13.2 Amicable Resolution. Motorola and Starfish mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereof.

                                     A1-37

  Excluding Intellectual Property disputes which must be brought before a court of competent jurisdiction, to the extent that any misunderstanding or dispute which arises after the Effective Date cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by Motorola and Starfish within forty-five (45) days after written notice by one of the parties demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement Motorola and Starfish may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution ("ADR") in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

  Any dispute that the parties cannot resolve through negotiation, mediation or other form of ADR within six months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 13.2 will prevent either party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to one party or to others.

  13.3 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

  13.4 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

  13.5 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

  13.6 Entire Agreement; Assignment. This Agreement, the Exhibits hereto and the Starfish Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person (including, without limitation, any employee of Starfish or any such employee's spouse, dependents or beneficiaries) except the Shareholder Representative any rights or remedies hereunder; (c) shall not be assigned by Starfish whether by operation of law or otherwise without the prior written consent of Motorola; and (d) shall not be assigned by Motorola whether by operation of law or otherwise prior to the Effective Date or after the Effective Date unless Motorola remains liable for the obligations of the assignee.

  13.7 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or telefax, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

                                     A1-38

  13.8 Expenses. Whether or not the transactions herein contemplated shall be consummated, Motorola will pay the fees, expenses and disbursements of Motorola and Sub and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto. Whether or not the transactions herein contemplated shall be consummated, Starfish will pay the fees, expenses and disbursements of Starfish and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Starfish under this Agreement. Notwithstanding the foregoing, neither Motorola nor Starfish shall be liable for any fees or expenses payable to any broker or finder contemplated by Section 3.23 of this Agreement, which fees or expenses will be paid by the Starfish Shareholders through a reduction in the Holdback Amount.

  13.9 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

  13.10 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

  13.11 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.11.

    If to Starfish:        Starfish Software, Inc. 1700 Green Hills Road
                           Scotts Valley, CA 95066 Facsimile:(408) 461-5955
                           Attention: President

    With copy to:          Gray Cary Ware Freidenrich, LLP 400 Hamilton Avenue
                           Palo Alto, CA 94301 Facsimile:(650) 327-3699
                           Attention: Peter M. Astiz, Esq.

    If to Motorola:        Motorola, Inc.50 Commerce DriveSchaumburg, IL
                           60173Facsimile: (847) 538-0852Attention: Jerry
                           Upton

    With copy to:          Motorola, Inc. 1303 East Algonquin Road Schaumburg,
                           IL 60196 Facsimile:(847) 576-3628
                           Attention: General Counsel

    If to Shareholder'sRepresentative:
                           Philippe Kahn 333 Spreading Oaks Scotts Valley, CA 95066 Facsimile:(408) 439-0958

  Such notice will be treated as having been received upon actual receipt.

                                     A1-39

  13.12 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

  13.13 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.11.

  13.14 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

  13.15 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.
                     [This space intentionally left blank]



                                     A1-40

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Motorola, Inc.,                           Starfish Software, Inc.,
a Delaware corporation                    a California corporation



By: /s/ Theodore W. Shaffner              By: /s/ Philippe Kahn
    ----------------------------------        --------------------------------
Name: Theodore W. Shaffner                Name: Philippe Kahn
    ---------------------------------          -------------------------------
Title: Corporate Vice President and       Title: President and Chief Executive
     --------------------------------          ------------------------------
       Corporate Director of Business            Officer
    --------------------------------           ------------------------------
       Development_
    --------------------------------


SS Acquisition Corporation, a
California corporation


By: /s/ Garth L. Milne
    --------------------------------
Name: Garth L. Milne
    --------------------------------
Title: Treasurer
     --------------------------------

                                     A1-41

                                                                   EXHIBIT A TO
                                                   AGREEMENT AND PLAN OF MERGER

                              CERTAIN DEFINITIONS

  For purposes of the Agreement (including this Exhibit A):

  "ADR" shall have the meaning set forth in Section 13.2.

  "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

  "Best Efforts" shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such person of this Agreement and the transactions contemplated herein.

  "Board" shall have the meaning set forth in Section 12.2.

  "Bonus Pool" shall have the meaning set forth in Section 12.2.

  "California Code" shall have the meaning set forth in Section 1.1.

  "CERCLA" shall have the meaning set forth in Section 3.21(d).

  "Closing" shall have the meaning set forth in Section 1.2.

  "Closing Date" shall have the meaning set forth in Section 1.2.

  "Code" shall have the meaning set forth in the Recitals.

  "Commission" shall mean the United States Securities and Exchange
Commission.

  "Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party"). Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, blueprints, engineering drawings, schematics, designs, theories of operation, contracts, customer lists, financial information, sales and marketing plans and business information.

  "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

  "Disclosing Party" shall have the meaning set forth in Section 7.1.

  "Dissenting Shareholder" shall have the meaning set forth in Section 2.4.

  "Dissenting Share(s)" shall have the meaning set forth in Section 2.1(c).

  "Effective Time" shall have the meaning set forth in Section 1.2.

  "Excluded Licenses" shall have the meaning set forth in Section 3.8(d).

  "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                                     A1-42

  "Environmental Lien" shall have the meaning set forth in Section 3.21.

  "ERISA" shall have the meaning set forth in Section 3.9.

  "Escrowed Non-Cash Merger Consideration" shall have the meaning set forth in
Section 2.1(a)(iv).

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

  "Exchange Agent" shall have the meaning set forth in Section 2.2(a).

  "Exchange Agreement" shall have the meaning set forth in Section 2.2(a).

  "Exchange Fund" shall have the meaning set forth in Section 2.2(a).

  "Exchanged Option" shall have the meaning set forth in Section 2.3(a).

  "Expiration Date" shall have the meaning set forth in Section 5.7.

  "GAAP" shall have the meaning set forth in Section 3.4(b).

  "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

  "Holdback Amount" shall have the meaning set forth in Section 2.(i) (but shall not include any interest paid on the Holdback Amount).

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnitees" shall mean the following Persons: (a) Motorola; (b) Motorola's current and future affiliates (including, but not limited to, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors of the Persons referred to in clauses "(a)" and "(b)" and "(c)" above; provided, however, that any Person receiving Motorola Common Stock pursuant to this Agreement shall not be deemed to be an "Indemnitee."

  "Initial Cash Merger Consideration" shall have the meaning set forth in
Section 2.1(a)(i).

  "Initial Non-Cash Merger Consideration" shall have the meaning set forth in
Section 2.1(a)(ii).

  "Intellectual Property" shall have the meaning set forth in Section 3.8(a).

  "Issued Registered Intellectual Property" shall have the meaning set forth in Section 3.8(c).

  "Key Employee" shall have the meaning set forth in Section 12.1.

  "Key Employees" shall have the meaning set forth in Section 12.1.

  The terms "knowledge" and "known" when not capitalized shall be construed, except as specifically otherwise provided, to qualify the matter referred to as being to the actual knowledge after diligent inquiry of, with respect to Starfish, Philippe Kahn, Sonia Lee, John Hansen, Norman Cheung and Gregg Armstrong and, with respect to Motorola, the appropriate executive officer.

                                     A1-43

  "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

  "Letter of Transmittal" shall have the meaning set forth in Section 2.2(b).

  "Material Adverse Change" shall mean a change which would have a Material Adverse Effect.

  A violation or other matter will be deemed to have a "Material Adverse Effect" on Starfish or Motorola or Sub, as applicable, if such violation or other matter would be material in impact or amount to Starfish's or Motorola's or Sub's, as applicable, (and in the case of Motorola, together with its subsidiaries), business, intellectual property rights or condition, or, taken as a whole, its assets, liabilities, operations, or financial performance. The definition of "material" for purposes of Article III shall have no bearing upon the interpretation of the term "material" for purposes of this definition.

  "Material Consents" shall have the meaning set forth in Section 5.1.

  "Material Contract" shall have the meaning set forth in Section 3.11(a).

  "Merger" shall have the meaning set forth in Recitals.

  "Merger Articles" shall have the meaning set forth in Section 1.2.

  "Merger Consideration" shall have the meaning set forth in Section 2.1(d).

  "Motorola Common Stock" shall have the meaning set forth in Section
2.1(a)(ii).

  "Motorola Financial Statements" shall have the meaning set forth in Section
4.5.

  "Nondisclosure Agreement" shall have the meaning set forth in Section
10.3(b).

  "Person" shall mean any individual, Entity or Governmental Body.

  "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, logo, technical data, customer list, industrial design or registration, know-how, customer list, franchise, system, computer software (including any source code, object code, firmware, development tools, files, records and data and all media on which any of the foregoing are recorded), computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing and all extensions, renewals and revisions of any of the foregoing and any and all documents relating to the foregoing.

  "Proxy Statement" shall have the meaning set forth in Section 5.8.

  "Receiving Party" shall have the meaning set forth in Section 7.1.

  "Registered Intellectual Property" shall have the meaning set forth in
Section 3.8(b).

  "Registration Statement" shall have the meaning set forth in Section 5.8.

  "Release" shall have the meaning set forth in Section 3.21.

  "SEC" shall mean the Securities and Exchange Commission.

                                     A1-44

  "SEC Documents" shall have the meaning set forth in Section 4.5.

  "Securities Act" shall mean the Securities Act of 1933, as amended, or any substituted federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

  "Shareholder Representative" shall have the meaning set forth in Section 11.9(a).

  "Shareholders" shall mean the record holders of shares of capital stock of Starfish.

  "Software" shall have the meaning set forth in Section 3.8(a).

  "Software Authors" shall have the meaning set forth in Section 3.8(a).

  "Starfish Audited Financial Statements" shall have the meaning set forth in
Section 3.4(a).

  "Starfish Capital Stock" shall have the meaning set forth in the Recitals.

  "Starfish Common Stock" shall mean the common stock, no par value per share, of Starfish.

  "Starfish Disclosure Schedule" shall have the meaning set forth in Article
3.

  "Starfish Financial Statements" shall have the meaning set forth in Section 3.4(a).

  "Starfish Intellectual Property" shall have the meaning set forth in Section 3.8(a).

  "Starfish Option" shall have the meaning set forth in Section 2.3(a).

  "Starfish Preferred Stock" shall mean Starfish Class A Preferred Stock and Starfish Class B Preferred Stock.

  "Starfish Products" shall mean all versions and implementations of any product which has been or is being marketed by Starfish or currently is under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related thereto.

  "Starfish Series A Preferred Stock" shall mean the Class A Preferred Stock, no par value per share, of Starfish.

  "Starfish Series B Preferred Stock" shall mean the Class B Preferred Stock, no par value per share, of Starfish.

  "Starfish Shareholders Meeting" shall have the meaning set forth in Section
5.8.

  "Starfish Shares" shall mean the shares of Starfish capital stock issued and outstanding at the Effective Date of the Merger, other than the Dissenting Shares.

  "Starfish Stock Plans" shall have the meaning set forth in Section 2.3(a).

  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. Unless otherwise indicated or required by the context, the term Subsidiary or Subsidiaries shall be deemed to refer to a Subsidiary or the Subsidiaries of Starfish.

                                     A1-45

  "Surviving Corporation" shall have the meaning set forth in Section 1.1.

  "Surviving Corporation Board" shall have the meaning set forth in Section
1.5.

  "Transaction Documents" shall mean this Agreement (including the Starfish Disclosure Schedule delivered pursuant to Article III hereof) and the following documents or agreements required to be delivered hereunder: the Merger Articles, the Exchange Agreement and the Shareholder Non-Compete Agreements.

  "Valuation Period Stock Price" shall have the meaning set forth in Section 2.1(c)

  "Voting Agreements" shall have the meaning set forth in the Recitals.

                                     A1-46

                                                                       ANNEX A2

                                AMENDMENT NO. 1

  This Agreement (the "Agreement") is entered into as of July 24, 1998 by and between Motorola, Inc., a Delaware corporation ("Motorola"), SS Acquisition Corporation, a California corporation ("Sub"), Starfish Software, Inc., a California corporation and Philippe Kahn and Sonia Lee Kahn (collectively the "Shareholders").

                                   RECITALS

  A. Motorola, Sub and Starfish have entered into an Agreement and Plan of Merger dated as of July 1, 1998 ("Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger (the "Merger") of Starfish into Sub. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned in the Merger Agreement.

  B. The Shareholders own or control a majority of the outstanding shares of Starfish.

  C. Pursuant to the Merger Agreement, Motorola has agreed to fund a bonus pool (the "Bonus Pool") of $19 million as additional compensation to employees of Starfish other than the Shareholders. The Bonus Pool is to be paid over a three year period following the Effective Time.

  D. The Shareholders are prepared to contribute additional sums to the Bonus Pool on the terms and conditions provided herein.

  NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree to amend the Merger Agreement as follows:

  1. Motorola agrees that the amount of the Bonus Pool shall be increased to $24.11 million. The Bonus Pool shall be distributable $8.036 million per year in accordance with Section 12.2 of the Merger Agreement and the provisions set forth herein.

  2. Subject to Section 4 hereof, the Shareholders agree that they shall collectively contribute $5.11 million to the Bonus Pool. Such contribution shall be made at the end of the third year following the Effective Time. The Shareholders' contribution shall be made first by the withholding amounts payable to the Shareholders from the Holdback Amount and second from canceling shares issuable to the Shareholders from the Escrowed Non-Cash Merger Consideration. For the purposes hereof, the Escrowed Non-Cash Merger Consideration shall be valued at $52.97 (as adjusted for stock splits, stock dividends and similar events).

  3. In the event that the amounts remaining in the Holdback Amount and the Escrowed Non-Cash Consideration are less than $5.11 million, the Shareholders shall within 30 days of written request from Motorola, pay to Motorola the difference between $5.11 million and the Holdback Amount and Escrowed Non-Cash Merger Consideration payable to them.

  4. Motorola agrees that unless otherwise agreed by Philippe Kahn as Shareholder Representative pursuant to the Merger Agreement, the allocation of the Bonus Pool as set forth in list delivered to Motorola concurrent with the execution hereof, shall be the target bonuses for the persons specified therein. Such allocation shall be payable to each employee each year on a pro rata basis over the three year Bonus Pool period provided that such employee remains in the employ of Starfish through the relevant period for which payment is made. In the event that the full amount of such Bonus Pool is not payable because Starfish employees leave the employment of Starfish before earning all or a part of the Bonus Pool allocated to them, the amount of the Shareholder contribution shall be reduced for each dollar of the Bonus Pool which is not payable. If the amount of the Bonus

                                     A2-1

Pool otherwise payable would be reduced below $19 million because of terminations of employment, the amount of such reduction up to the $19 million shall be distributed to other Starfish employees as determined by the Board of Directors of Starfish and subject to the approval of the Shareholder Representative as contemplated by Section 12.2 of the Merger Agreement.

  5. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any employee, client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

  6. Except as otherwise provided herein, the terms and conditions of the Merger Agreement remain in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MOTOROLA, INC.,                           Philippe Kahn
a Delaware corporation


By: /s/ Jerry D. Upton                    /s/ Philippe Kahn
    ---------------------------------     -------------------------------------
                                          Address: 333 Spreading Oaks
Name: Jerry D. Upton                      Scotts Valley, CA 95066
      -------------------------------

Title: Vice President                     Sonia Lee Kahn
       ------------------------------

SS ACQUISITION CORPORATION,
a California corporation


                                          /s/ Sonia Lee Kahn
                                          -------------------------------------
By: /s/ Garth L. Milne                    Address: 333 Spreading Oaks
    ---------------------------------     Scotts Valley, CA 95066
Name: Garth L. Milne
      -------------------------------
                                          STARFISH SOFTWARE, INC.,
Title: Treasurer                          a California corporation
       ------------------------------

                                          By: /s/ Philippe Kahn
                                              ---------------------------------
                                          Name: Philippe Kahn
                                                -------------------------------

                                          Title: President and Chief Executive
                                                 Officer
                                                 ------------------------------

                                     A2-2

                                                                        ANNEX B

                                    FORM OF
                              EXCHANGE AGREEMENT

  THIS EXCHANGE AGREEMENT ("Exchange Agreement") is made as of         , 1998,
by and among Motorola, Inc., a Delaware corporation ("Motorola"), SS Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Motorola ("Sub"), Starfish Software, Inc., a California corporation ("Starfish"), Philippe Kahn ("Shareholder Representative"), and
                          ("Exchange Agent").

                                   RECITALS

  A. Pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1998, by and among Motorola, Sub and Starfish, Starfish will be merged with and into Sub and Sub will continue to be the surviving corporation and a wholly-owned subsidiary of Motorola (the "Merger"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

  B. This Exchange Agreement is being entered into pursuant to Section 2.2 of the Merger Agreement. Execution and delivery of this Exchange Agreement is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger.

  C. As set forth in Section 11.9 of the Merger Agreement, by their approval of the Merger Agreement and the Merger, the holders of shares of the capital stock of Starfish (the "Former Holders") have authorized the Shareholder Representative to act as their representative under this Exchange Agreement and the Merger Agreement with the powers and authority provided herein and therein.

  D. Pursuant to the Merger, all of the issued and outstanding shares of the capital stock of Starfish (assuming conversion or exercise of the outstanding warrants to purchase shares of Starfish common stock) ("Starfish Capital Stock"), other than shares owned directly by Motorola and Dissenting Shares (as defined in Section 2.1 of the Merger Agreement), shall, by virtue of the Merger and without any action on the part of Sub, Starfish, or the Former Holders be canceled and converted into the right to receive the Merger Consideration (as defined in Section 2.1 of the Merger Agreement).

  E. Section 2.2 of the Merger Agreement provides that Motorola shall deposit with the Exchange Agent, (i) certificates representing the shares of Motorola Common Stock issuable pursuant to Section 2.1 of the Merger Agreement in exchange for outstanding shares of Starfish Capital Stock and (ii) cash in the amount sufficient to pay the cash portion of the Merger Consideration.

  NOW, THEREFORE, in consideration of the entering into the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                                   AGREEMENT

  1. Exchange Services.

    (a) Merger Consideration Schedule. On or about the Effective Time (as defined in Section 1.2 of the Merger Agreement), Starfish will furnish the Exchange Agent with a copy of a schedule (the "Merger Consideration Schedule"), substantially in the form attached hereto as Exhibit 1(a), showing (i) the name and address of each of the Former Holders (other than Motorola and holders of Dissenting Shares), (ii) the number of shares of Starfish Capital Stock held by each Former Holder (other than Motorola and holders of Dissenting Shares) as of the Effective Time, (iii) the percentage interest of the total Starfish Capital Stock of each Former Holder (other than Motorola and holders of Dissenting Shares) as of the Effective Time (with respect to each Former Holder, its "Percentage Interest"), (iv) the amount of cash payable to each Former Holder (other than Motorola and holders of Dissenting Shares) as the Effective Time (the "Initial Cash Merger Consideration"), (v) the number of shares of Motorola Common Stock to be distributed to each Former Holder (other than Motorola and holders of Dissenting Shares) (the "Initial Non-Cash Merger Consideration"), (vi) the amount of cash payable to certain Former Holders (other than Motorola and holders of Dissenting Shares) in lieu of the aforementioned Motorola Common Stock (the "Fractional-Share Cash Amount"), (vii) the amount of cash payable to each Former Holder (other than Motorola and holders of Dissenting Shares) over the three year period following the Effective Time (the "Holdback Amount") and (viii) the number of shares of Motorola Common Stock to be distributed to each Former Holder (other than Motorola and holders of Dissenting Shares) over the three year period following the Effective Time (the "Escrowed Non-Cash Merger Consideration Shares").

    (b) Initial Deposits by Motorola. At the Effective Time, Motorola shall deposit with the Exchange Agent (i) the Initial Cash Merger Consideration,
  (ii) the Initial Non-Cash Merger Consideration, (iii) the Fractional-Share Cash Amount and (iv) the Escrowed Non-Cash Merger Consideration. Deposits of the Holdback Amount shall be made as provided in Section 2 of the Merger Agreement. In addition, Motorola shall deposit with the Exchange Agent (less the amount of any applicable withholding taxes) all dividends and other distributions with respect to the Initial Non-Cash Merger Consideration and the Escrowed Non-Cash Merger Consideration with a record date on or after the Effective Time. The account into which each of the items referred to in this Section 1(b) is to be deposited shall be referred to hereinafter as the "Exchange Fund."

    (c) Distribution of Transmittal Letters. No later than three (3) business days after the Effective Time, the Exchange Agent will mail by first class mail, postage prepaid, to each Former Holder (i) a letter of transmittal in form and substance reasonably satisfactory to the Shareholder Representative (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of a certificate or certificates which immediately prior to the Effective Time represented a share or shares of Starfish Capital Stock (the "Certificates") in exchange for payments of Merger Consideration.

    (d) Telephone Requests. The Exchange Agent will accept and comply with all telephone requests for information relative to the exchange of Certificates in connection with the Merger.

    (e) Payments to Former Holders. The Exchange Agent will make the following payments out of the Exchange Fund to the Former Holders (other than to Motorola and holders of Dissenting Shares):

      (i) Upon receipt by the Exchange Agent from a Former Holder of (i) the Certificate(s) or affidavits for lost certificate(s) (the "Securities Documentation"), together with a properly completed and executed Letter of Transmittal, (ii) a Form W-9 properly completed and signed by such Former Holder, and (iii) such other documents as may be reasonably required by the Exchange Agent (each, a "Documented Former Holder"), the Exchange Agent will pay to such Former Holder (A) the amount of cash set forth in the "Initial Cash Merger Consideration" column, plus the amount of cash set forth in the "Fractional-Share Cash Amount" column under such Former Holder's name on the Merger Consideration Schedule, (B) a certificate representing the number of shares of Motorola Common Stock set forth in the "Initial Non-Cash Merger Consideration" column under such Former Holder's name on the Merger Consideration Schedule, and (C) any dividends or other distributions deposited by Motorola pursuant to Section 1(b) above with respect to the Initial Non-Cash Merger Consideration. The Exchange Agent shall reserve for future payment to each Former Holder who has not submitted completed Securities Documentation and a Letter of Transmittal (each, an "Undocumented Former Holder") that Former Holder's share of the Initial Cash Merger Consideration, the Former Holder's Fractional-Share Amount and the certificate representing such Former Holder's share of the Initial Non-Cash Merger Consideration. In addition, the Exchange Agent shall reserve for future payment to each Undocumented Former Holder the amount of dividends or other distributions deposited by Motorola pursuant to Section 1(b) above with respect to the Initial Non-Cash Merger Consideration.

      (ii) Subject to the provisions of Section 2.6 and Article XI of the Merger Agreement, as soon as practicable (but in any event within five
    (5) business days) after receipt of such funds from Motorola on the six-month anniversary of the Closing Date, the Exchange Agent will pay to each of the Documented Former Holders, for each share of Starfish Capital Stock held by such holders, (A) an amount of cash equal to (x) Five Million Dollars ($5,000,000), plus interest thereon for the period from the Closing Date until paid at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE], and (B) a number of shares of Motorola Common Stock comprised in the Escrowed Non-Cash Merger Consideration having a value equal to (x) Five Million Dollars ($5,000,000), divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE]. The Exchange Agent shall also reserve for each Undocumented Former Holder his or her share of the amount referred to in this Section 2(f)(ii) (for payment upon becoming a Documented Former Holder).

      (iii) Subject to the provisions of Section 2.6 and Article XI of the Merger Agreement, as soon as practicable (but in any event within five
    (5) days) after receipt of such funds from Motorola on the one-year anniversary of the Closing Date, the Exchange Agent will pay to each of the Documented Former Holders, for each share of Starfish Capital Stock held by such holders, (A) an amount of cash equal to (x) Five Million Dollars ($5,000,000), plus interest thereon from the Closing Date until paid at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE], and (B) a number of shares of Motorola Common Stock comprised in the Escrowed Non-Cash Merger Consideration having a value equal to (x) Five Million Dollars ($5,000,000), divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE]. The Exchange Agent shall also reserve for each Undocumented Former Holder his or her share of the amount referred to in this Section 2(f)(iii) (for payment upon becoming a Documented Former Holder).

      (iv) Subject to the provisions of Section 2.6 and Article XI of the Merger Agreement, as soon as practicable (but in any event within five
    (5) business days) after receipt of such funds from Motorola on the two-year anniversary of the Closing Date, the Exchange Agent will pay to each of the Documented Former Holders, for each share of Starfish Capital Stock held by such holders, (A) an amount of cash equal to (x) Two Million Five Hundred Thousand Dollars ($2,500,000), plus interest thereon from the Closing Date until paid at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE], and (B) a number of shares of Motorola Common Stock comprised in the Escrowed Non-Cash Merger Consideration having a value equal to (x) Two Million Five Hundred Thousand Dollars ($2,500,000), divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK OUTSTANDING ON THE CLOSING DATE]. The Exchange Agent shall also reserve for each Undocumented Former Holder his or her share of the amount referred to in this Section 2(f)(iv) (for payment upon becoming a Documented Former Holder).

      (v) Subject to the provisions of Section 2.6 and Article XI of the Merger Agreement, as soon as practicable (but in any event within five
    (5) business days) after receipt of such funds from Motorola on the three-year anniversary of the Closing Date, the Exchange Agent will pay to each of the Documented Former Holders, for each share of Starfish Capital Stock held by such holders, (A) an amount of cash equal to (x) the balance of the Holdback Amount, plus interest thereon for the period from the Closing Date until paid at the Prime Rate as quoted by the Wall Street Journal on the Closing Date, divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE], and (B) a number of shares of Motorola Common Stock equal to (x) the balance of the Escrowed Non-Cash Merger Consideration divided by (y) [THE NUMBER OF SHARES OF STARFISH CAPITAL STOCK (OTHER THAN MOTOROLA SHARES) OUTSTANDING ON THE CLOSING DATE]. The Exchange Agent shall also reserve for each Undocumented Former Holder his or her share of the amount referred to in this
    Section 2(f)(v) (for payment upon becoming a Documented Former Holder).

  Notwithstanding anything contained in this Section 1(e) to the contrary, the Exchange Agent shall not issue checks to Former Holders for amounts less than $100.00, except that the final payment under this Agreement to any Former Holder shall have no minimum amount. Amounts less than $100.00 allocable to any Former Holder on any scheduled payment date shall be retained in the Exchange Fund and cumulate for the benefit of such Former Holder until the earlier of (i) the first scheduled payment for which the funds in the Exchange Fund allocable to such Former Holder exceed $100.00 or (ii) the final payment to such Former Holder. As used in this Exchange Agreement the value of a share of Motorola Common Stock shall be $52.97.

    (f) Discrepancies. The Exchange Agent will follow its regular procedures to reconcile any discrepancies between the number of shares of Starfish Capital Stock any Letter of Transmittal may indicate are owned by a surrendering Former Holder and the number that the Merger Consideration
  Schedule indicates was owned by the Former Holder immediately prior to the Effective Time. In any instance where the Exchange Agent cannot reconcile such discrepancies by following such procedures, the Exchange Agent will consult with Motorola for instructions as to the number of shares of Starfish Capital Stock, if any, the Exchange Agent is authorized to accept for payment. In the absence of such instructions, the Exchange Agent is instructed not to make any payment.

    (g) Processing Letters of Transmittal. The Exchange Agent will examine the Letters of Transmittal and Securities Documentation delivered or mailed to the Exchange Agent to ascertain whether they have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal and are in proper form for surrender. In the event any Letter of Transmittal has not been properly completed or executed, or the Securities Documentation is not in proper form for surrender or there is some other irregularity in connection with the surrender, the Exchange Agent will follow its regular procedures to cause such irregularity to be corrected. In instances where any such irregularity is neither corrected nor waived, as soon as practicable, the Exchange Agent will return to the surrendering Former Holder (by first class mail under a blanket surety bond or insurance protecting the Exchange Agent and Shareholder Representative or by registered mail insured separately for replacement value, as the Exchange Agent in its sole discretion determines) any Securities Documentation in connection therewith, together with the Letters of Transmittal and any other documents relating thereto and a letter of notice explaining the reasons for the return of the Securities Documentation and other documents.

    (h) Date and Time Stamp. Each document received by the Exchange Agent relating to the Exchange Agent's duties under this Agreement will be date and time stamped when received.

    (i) Payment to Person Other than Registered Holder. If payment is to be made by the Exchange Agent to a person other than the person in whose name the Securities Documentation is registered, the Exchange Agent will make no payment until the Letter of Transmittal accompanying the Securities Documentation has been properly endorsed (or otherwise put in proper form for transfer), with a proper form of signature guaranty, and the person requesting such payment has established to the Exchange Agent's satisfaction either (i) that any transfer and other taxes or governmental charges required by reason of such payment in a name other than that of the registered holder of the Securities Documentation have been paid or (ii) that no such tax or charge is payable.

    (j) Lost, Stolen or Destroyed Certificates. If any Former Holder reports to the Exchange Agent that his, her or its failure to surrender the Certificate(s) registered in his, her or its name immediately prior to the Effective Time according to the Merger Consideration Schedule is due to the loss, theft or destruction of the Certificate(s), the Exchange Agent will require such Former Holder to furnish an affidavit for such lost or destroyed Certificate(s) in the form of Exhibit 1(j) hereto (and, if required by Motorola, the posting by such Former Holder of a bond in such reasonable amount as Motorola may direct as indemnity against any claim that may be made against it with respect to such Certificate(s)). The Exchange Agent will notify Motorola prior to making any payment under this
  Section 1(j), and if Motorola does not require the posting of a bond within five (5) business days of such notification, upon receipt of any such affidavit, the Exchange Agent may effect payment to the Former Holder pursuant to Section 1(e) above as though he, she or it had surrendered his, her or its Certificate(s).

    (k) Cancellation of Certificates. Upon the first payment to a Former Holder by the Exchange Agent under Section 1(e)(i) above, the Certificate(s) surrendered by such Former Holder will be physically canceled by the Exchange Agent and delivered to Motorola for posting to the stockholder records of the Starfish.

    (l) Exchange Reports. The Exchange Agent will forward to Motorola and the Shareholder Representative a quarterly report of the Securities
  Documentation surrendered and the aggregate amount of cash paid therefor. If so instructed by the Shareholder Representative, the Exchange Agent will prepare and forward such a report on a monthly basis.

    (m) Tax Reporting. On or before January 31, 1999, 2000, 2001 and 2002, the Exchange Agent will prepare and mail to each Former Holder, other than Former Holders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations, a Form 1099-B and a Form 1099-INT, in accordance with Treasury Regulations. The Exchange Agent will also prepare and file copies of such Forms 1099-B and 1099-INT by magnetic tape with the Internal Revenue Service, in accordance with Treasury Regulations. If the Exchange Agent has not received notice from the surrendering Former Holder of that Former Holder's certified Taxpayer Identification Number, the Exchange Agent shall deduct and withhold backup withholding tax from any cash payment pursuant to Treasury Regulations. Should any issue arise regarding federal income tax reporting or withholding, the Exchange Agent will take such action as Motorola and the Shareholder Representative jointly instruct the Exchange Agent in writing. The Shareholder Representative and Motorola jointly may modify or supplement the federal tax reporting instructions to the Exchange Agent at any time by notice in writing and the Exchange Agent shall comply with such modified or supplemented instructions.

    (n) Follow-up Letters. No later than six (6) months after the Effective Time, the Exchange Agent will mail or cause to be mailed a follow-up letter to all Former Holders who did not theretofore surrender their Certificates. The follow up letter will be mailed with a Letter of Transmittal and return envelope.

  2. Escrow Services.

    (a) Deposits by Motorola of the Holdback Amount. Subject to Section 2.6 and Article XI of the Merger Agreement Motorola shall deposit the Holdback Amount into the Exchange Fund in accordance with Section 2 of the Merger Agreement.

    (b) Dividends; Voting and Rights of Ownership. Except for tax free dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Code ("Additional Shares"), any cash dividends, dividends payable in securities or other distributions (each a "Dividend") of any kind made in respect of the Shares comprising the Escrowed Non-Cash Merger Consideration will be deposited by Motorola in the Exchange Fund. Such Dividends will be distributed to the Former Holders by the Exchange Agent as soon as practicable (but in no event later than five (5) days) after receipt from Motorola. The Exchange Agent, on behalf of the Former Holders, will have the right to vote, or not vote, the Shares comprising the Escrowed Non-Cash Merger Consideration, or any portion thereof for the account of the Former Holders so long as such Shares comprising the Escrowed Non-Cash Merger Consideration are held in escrow, and Motorola will take all steps necessary to allow the exercise of such rights and the Exchange Agent shall promptly forward, or cause to be forwarded, copies of any proxies, proxy statements and other soliciting materials to the Shareholder Representative, and shall vote the Shares comprising the Escrowed Non-Cash Merger Consideration in accordance with any written instructions timely received by the Exchange Agent from the Shareholder Representative. While the Shares comprising the Escrowed Non-Cash Merger Consideration remain in the Exchange Agent's possession pursuant to this Agreement, the Former Holders will retain and will be able to exercise all other incidents of ownership of said Shares comprising the Escrowed Non-Cash Merger Consideration that are not inconsistent with the terms and conditions hereof.

    (c) Release of Shares. The Shares comprising the Escrowed Non-Cash Merger Consideration will be held by Exchange Agent until required to be released pursuant to Section 1(f) above or Article XI of the Merger Agreement. The delivery of the Shares comprising the Escrowed Non-Cash Merger Consideration, or any portion thereof, will be in the form of stock certificates issued in the name of such Holder. Motorola will take such action as may be necessary to cause stock certificates to he issued in the name of the Holder. Certificates representing Shares comprising the Escrowed Non-Cash Merger Consideration held for the account of the Documented Former Holders will bear a legend indicating that they are subject to resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended. Cash will be paid in lieu of fractions of Shares comprising the Escrowed Non-Cash Merger Consideration in an amount equal to the product determined by multiplying such fraction by the Valuation Period Stock Price.

    (d) No Encumbrance. No Shares comprising the Escrowed Non-Cash Merger Consideration or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Documented Former Holders, prior to the delivery to such Holder of the Shares comprising the Escrowed Non-Cash Merger Consideration by the Exchange Agent.

    (e) Power to Transfer Shares comprising the Escrowed Non-Cash Merger Consideration. The Exchange Agent is hereby granted the power to effect any transfer of Shares comprising the Escrowed Non-Cash Merger Consideration contemplated by this Agreement. Motorola will cooperate with the Exchange Agent in promptly causing its transfer agent to issue stock certificates to effect such transfers.

    (f) Establishment and Investment of the Exchange Fund; Taxation of Interest. The Exchange Agent agrees to establish the Exchange Fund and to hold the funds deposited by Motorola into the Exchange Fund in escrow until such time as it is required to disburse the funds in such Exchange Fund as herein provided. The Exchange Agent agrees to invest and reinvest the funds in the Exchange Fund in U.S. government securities, as directed by Motorola, on a daily basis. Any interest and other earnings on the Exchange Fund shall be paid to Motorola.

    (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates more than six months after the third anniversary of the Closing Date shall be delivered to Motorola, upon demand, and any Former Holders who have not theretofore complied with the requirements of Section 1(e)(i) above shall thereafter look only to Motorola for payment of their claim for the Merger Consideration and any cash in lieu of fractional shares or other dividends or distributions payable to such Former Holders pursuant to Section 2.1 of the Merger Agreement, in each case without interest thereon, except as may apply with respect to the Holdback Amount.

  3. Shareholder Representative.

    (a) Authorization; Removal. From and after the Effective Time, the Former Holders shall be represented hereunder by the Shareholder Representative. The Shareholder Representative has been duly authorized to act on the Former Holder's behalf by the affirmative vote of the holders of a majority of the shares of the Company capital stock outstanding immediately prior to the Effective Time. The Shareholder Representative has the power and authority to bind all of the Former Holders with respect to the Shareholder Representative's performance of this Agreement. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Former Holders, and Motorola and the Exchange Agent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Former Holder. Notice or communications to or from the Shareholder Representative shall constitute notice to or from each of the Former Holders. The Shareholder Representative may be changed by the Former Holders from time to time upon not less than ten (10) business days prior written notice to Motorola; provided the Shareholder Representative may not be removed unless a majority in interest of the Former Holders agree to such removal and to the identity of the substituted Shareholder Representative. In such event, the substitute Shareholder Representative shall agree in writing to abide by the terms of this Agreement, and, upon such written agreement, all parties hereto shall recognize the substitute as the Shareholder Representative hereunder. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for his or her services.

    (b) Powers and Duties. The Shareholder Representative shall have the following powers and duties: (A) to give and receive notices and communications, (B) to employ accountants, attorneys, and other such agents as the Shareholder Representative may deem available and to pay reasonable compensation for their services, (C) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for damages under Article XI of the Merger Agreement, and (D) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in a manner not constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Shareholders shall severally indemnify the Shareholder Representative and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder. The Shareholder Representative, with the consent of a majority in interest in the Holdback Amount, may recover from the Holdback Amount the reasonable costs and expenses incurred by the Shareholder Representative in connection with acting as same.

  4. Indemnification of the Exchange Agent. Motorola shall reimburse, indemnify and hold harmless the Exchange Agent, its employees and agents (referred to in this Section 5 severally and collectively as the "Exchange Agent"), from and against any loss, damage, liability or claim suffered, incurred by, or asserted against the Exchange Agent (including any amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including expenses of legal counsel) arising out of, in connection with or based upon any act or omission by the Exchange Agent relating in any way to this Agreement or its services hereunder, so long as the Exchange Agent has acted in good faith and in a manner not constituting gross negligence. The right of the Exchange Agent to indemnification hereunder shall survive its resignation or removal as the Exchange Agent and shall survive the termination of this Agreement by lapse of time or otherwise. The Exchange Agent shall have no right to indemnification from the Former Holders.

  5. Fees. All fees and costs of the Exchange Agent shall be paid or reimbursed from Motorola when and as incurred. A copy of the fee schedule of the Exchange Agent is attached hereto as Exhibit 5 and incorporated herein by this reference.

  6. Limitations Upon the Exchange Agent's Duties. As the Exchange Agent under this Agreement, the Exchange Agent:

    (a) will have no duties or obligations other than those specifically set forth in this Agreement or in a written supplement to this Agreement delivered by the Shareholder Representative;

    (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any Securities Documentation surrendered to the Exchange Agent under this Agreement and will not be required to and will make no representations as to the validity, value or genuineness of the Merger;

    (c) will not be obligated to take any legal action under this Agreement which might, in the Exchange Agent's judgment, involve any expense or liability unless the Exchange Agent has been furnished with indemnity satisfactory to the Exchange Agent;

    (d) may rely on and be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent and reasonably believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties and may take the statements made therein as correct without any affirmative duty of inquiry or investigation;

    (e) will not be liable or responsible for any recital or statement contained in the Letter of Transmittal or any other documents which are prepared by persons other than the Exchange Agent or its counsel;

    (f) will not be liable or responsible for any failure on the part of Motorola, Starfish or the Shareholder Representative to comply with any of their covenants and obligations contained in the Merger Agreement or any other documents;

    (g) may rely on and will be protected in acting upon the written or oral instructions of the Company and its counsel prior to the Effective Time of the Merger and the Shareholder Representative and its counsel after the Effective Time of the Merger with respect to the Exchange Agent's duties under this Agreement, and will not be liable for any action taken, suffered or omitted by the Exchange Agent under this Agreement in accordance with any such instructions; and

    (h) may consult with counsel satisfactory to the Exchange Agent, and the opinion of such counsel will be full and complete authorization and protection with respect to action taken, suffered or omitted by the Exchange Agent under this Agreement in good faith and in accordance with the opinion of such counsel.

  In the event any question or dispute arises with respect to the proper interpretation of the Merger Consideration Schedule, the Merger Agreement, the Exchange Agent's duties under this Agreement or the rights of any party hereto or of any Former Holder under the Merger Agreement, the Exchange Agent will not be required to act and will not be held liable for refusal to act until the question or dispute has been judicially settled (and the Exchange Agent may, if the Exchange Agent in its sole discretion deems it advisable, but will not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding upon Motorola, Starfish, the Shareholder Representative and relevant Former Holders, which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Exchange Agent and executed by each of such parties and Former Holders which, in the Exchange Agent's opinion, is relevant to the matter. At the Exchange Agent's option, the Exchange Agent may additionally require for such purpose, but will not be obligated to require for such purpose, the execution of such written settlement by the relevant Former Holders and any other parties that may have an interest in the settlement.

  7. Termination of Exchange Agreement. Motorola and the Shareholder Representative may jointly terminate this Agreement at any time by so notifying the Exchange Agent in writing. Unless so terminated, this Agreement shall continue in effect until the date that the Exchange Fund has been finally distributed pursuant to the terms of this Agreement. In the event of a termination of this Agreement by Motorola prior to the time date that the Exchange Fund has been finally distributed, Motorola shall appoint a successor Exchange Agent that will be reasonably acceptable to the Shareholder Representative and inform the Exchange Agent of the name and address of any successor Exchange Agent, provided that no failure by Motorola to appoint such a successor Exchange Agent shall affect the termination of this Agreement or the discharge of the Exchange Agent as the Exchange Agent hereunder. Upon any such termination, the Exchange Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder (other than the Exchange Agent's responsibility to deliver the Former Holder's property to the Shareholder Representative and to forward documents to Motorola pursuant to the following sentence hereof). Upon payment of all of the Exchange Agent's outstanding fees and expenses (other than fees and expenses of counsel of the Exchange Agent arising from any dispute under this Agreement), the Exchange Agent will, upon the Motorola's instruction, deliver to the Former Holders any remaining funds which have been deposited with the Exchange Agent pursuant to this Agreement, deliver to Motorola any records concerning prior payments to and distributions from the Exchange Fund and exchanges of Certificates for Merger Consideration and promptly forward, pursuant to Motorola's instructions, any Certificates, Letters of Transmittal, or other documents relating to its previous duties hereunder that the Exchange Agent may receive after its appointment has so terminated. Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall survive for one year after the termination of this Agreement. In the event of a termination of the Exchange Agent or any successor of the Exchange Agent, the Exchange Agent will promptly notify any Former Holders who have not been paid hereunder of such termination, and, if a successor Exchange Agent has been appointed, of the name and address of such successor.

  8. Address for Notices. Any notice or other communication required or permitted to be given to the parties hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail (return receipt requested), by overnight courier or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address as the addressed party may have substituted by notice pursuant to this Section):

If to Motorola or Starfish:               Motorola, Inc.
                                          50 Commerce Drive
                                          Schaumburg, IL 60173
                                          Facsimile: (847) 538-0852
                                          Attention: Jerry Upton


Copy to:                                  Motorola, Inc.
                                          Law Department
                                          1303 E. Algonquin Road
                                          Schaumburg, IL 60196
                                          Facsimile: (847) 576-3628
                                          Attention: General Counsel

If to the Former Holders or Shareholder   Philippe Kahn
Representative:                           333 Spreading Oaks
                                          Scotts Valley, CA 95066
                                          Facsimile: (408) 439-0958

Copy to:                                  Gray Cary Ware & Freidenrich, LLP
                                          400 Hamilton Avenue
                                          Palo Alto, CA 94301
                                          Facsimile: (650) 327-3699
                                          Attention: Peter M. Astiz, Esq.

If to the Exchange Agent:
                                          -------------------------------------
                                          -------------------------------------
                                          -------------------------------------
                                          Facsimile: __________________________
                                          Attention: __________________________
  9. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the respective parties hereto and their respective heirs, executors, administrators, successors and permitted assigns; provided, however, that any heirs, executors, administrators, successors and assigns shall only be liable for any liabilities hereunder to the extent of the value of the property or assets received from their respective predecessor in interest. No party may assign its duties and responsibilities hereunder without the written consent of the other parties thereto. Any company into which the Exchange Agent may be merged or with which it may be consolidated, or any company to whom the Exchange Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Exchange Agent without the execution or filing of any paper or any further act on the part of any party, anything herein to the contrary notwithstanding.

  10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

  11. Amicable Resolution.

    (a) To the extent that any misunderstanding or dispute which arises among the parties hereto cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually-acceptable mediator to be chosen by Motorola, the Shareholder Representative and the Exchange Agent within forty-five (45) days after written notice by one of the parties demanding mediation. No party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement the parties may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution ("ADR") in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

    (b) Any dispute that the parties cannot resolve through negotiation, mediation or other form of ADR within six (6) months of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 11 will prevent any party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to a party or to others.

  12. Amendments. Any provision of this Agreement may be amended only by agreement in writing signed by all of the signatories hereto.

  13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

  14. Attorneys' Fees. In the event that any dispute arises with respect to the subject matter of this Agreement, including a dispute resolved through arbitration, the prevailing party(ies) shall be entitled to recover from the losing party(ies) its or their reasonable attorneys' fees and legal costs and expenses incurred in resolving or settling the dispute.

                     (This space intentionally left blank)

  IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed on the day and year first above written.

EXCHANGE AGENT                            MOTOROLA, INC.,
                                          a Delaware corporation

-------------------------------------


                                          By: _________________________________
By: _________________________________     Name: _______________________________
Name: _______________________________     Title: ______________________________
Title: ______________________________


                                          SS ACQUISITION CORPORATION,
STARFISH SOFTWARE, INC.,                  a California corporation
a California corporation


                                          By: _________________________________
By: _________________________________     Name: _______________________________
Name: _______________________________     Title: ______________________________
Title: ______________________________

SHAREHOLDER REPRESENTATIVE

-------------------------------------
Philippe Kahn

                                                                        ANNEX C

                         CALIFORNIA CORPORATIONS CODE

                                  CHAPTER 13

                              DISSENTERS' RIGHTS

(S) 1300 RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED

  a. If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

  b. As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  c. As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301 DEMAND FOR PURCHASE

  a. If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
Section 1300, unless they lose their status as dissenting shares under Section 1309.

  b. Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  c. The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302 ENDORSEMENT OF SHARES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303 AGREED PRICE--TIME FOR PAYMENT

  a. If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  b. Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304 DISSENTER'S ACTION TO ENFORCE PAYMENT

  a. If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  b. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  c. On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305 APPRAISER'S REPORT--PAYMENT--COSTS

  a. If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  b. If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  c. Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  d. Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  e. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S) 1306 DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307 DIVIDENDS PAID AS CREDIT AGAINST PAYMENT

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308 CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309 TERMINATION OF DISSENTING SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    a. The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    b. The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    c. The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    d. The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310 SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311 EXEMPT SHARES

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312 ATTACKING VALIDITY OF REORGANIZATION OR MERGER

  a. No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  b. If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  c. If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Motorola is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  Article 7 of the Restated Certificate of Incorporation of Motorola provides that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its shareholders to the fullest extent permitted by the Delaware General Corporation Law.

  Article 7 of the Restated Certificate of Incorporation further provides that Motorola shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may be hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights then said law permitted the corporation to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representatives is or was a director or officer of the corporation or is or was serving (at such time as such person is or was a director or officer of the corporation) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal than such indemnitee is not entitled to be indemnified for such expenses.

  Article 7 also provides that the corporation may, by action of the Board of Directors or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the corporation with the same scope and effect as the indemnification of officers and directors.

  The rights to indemnification and to the advancement of expenses conferred in Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under the Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Article 7 of the Restated Certificate of Incorporation and further provides that the corporation may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  All of the directors and officers of Motorola are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

     EXHIBIT NO.                          EXHIBIT
     -----------                          -------
       1         Underwriting Agreement dated October 7, 1997, by and
                 among Motorola, Inc., Merrill Lynch, Pierce, Fenner &
                 Smith Incorporated, Goldman, Sachs & Co. and Morgan
                 Stanley & Co. Incorporated (incorporated by reference to
                 Exhibit 1 to Motorola's Quarterly Report on Form 10-Q
                 for the fiscal quarter ended September 27, 1997).
       2.1       Agreement and Plan of Merger, dated July 1, 1998, by and
                 among Motorola, Inc., SS Acquisition Corporation and
                 Starfish Software, Inc.
       2.2       Amendment No. 1 to the Agreement and Plan of Merger,
                 dated July 24, 1998, by and among Motorola, Inc., SS Ac-
                 quisition Corporation, Phillippe Kahn, Sonia Lee Kahn
                 and Starfish Software, Inc.
       3(i)      Restated Certificate of Incorporation of Motorola, Inc.,
                 as amended, including Certificate of Designation, Pref-
                 erences and Rights for Junior Participating Preferred
                 Stock, Series A (incorporated by reference to Exhibit
                 3(i)(b) to Motorola's Quarterly Report on Form 10-Q for
                 the fiscal quarter ended April 2, 1994).

     EXHIBIT NO.                          EXHIBIT
     -----------                          -------
       3(ii)     Bylaws of Motorola, Inc., as amended through July 16,
                 1997 (incorporated by reference to Exhibit 3(ii) to
                 Motorola's Quarterly Report on Form 10-Q for the fiscal
                 quarter ended June 27, 1998).
       4.1       Rights Agreement dated November 9, 1988 (incorporated by
                 reference to Exhibit (1) to Motorola's Registration
                 Statement on Form 8-A dated November 15, 1988).
       4.2       Amendment to Rights Agreement dated August 7, 1990 (in-
                 corporated by reference to Exhibit 2 to Motorola's Form
                 8 dated August 9, 1990 amending Motorola's Registration
                 Statement on Form 8-A dated November 15, 1988).
       4.3       Amendment No. 2 on Form 8 dated December 2, 1992, amend-
                 ing Motorola's Registration Statement on Form 8-A dated
                 November 15, 1988 (incorporated by reference to
                 Motorola's Form 8 dated December 2, 1992).
       4.3(a)    Amendment No. 3 on Form 8-A/A dated February 28, 1994,
                 amending Motorola's Registration Statement on Form 8-A
                 dated November 15, 1988 (incorporated by reference to
                 Motorola's Amendment No. 3 on Form 8-A/A dated February
                 28, 1994).
       4.4       LYONs Indenture dated September 1, 1989 (incorporated by
                 reference to Exhibit 4(a) to Motorola's Registration
                 Statement on Form S-3, Registration No. 33-30662).
       4.5       Indenture dated as of March 15, 1985, between Motorola,
                 Inc. and Harris Trust and Savings Bank, as Trustee, and
                 specimen of 8.40% Debentures due August 15, 2031 under
                 the Indenture (incorporated by reference to Exhibits
                 4(C) and 4(B), respectively, to Motorola's Current Re-
                 port on Form 8-K dated August 12, 1991).
       4.6       Indenture dated as of October 1, 1991, between Motorola,
                 Inc. and Harris Trust and Savings Bank, as Trustee (in-
                 corporated by reference to Exhibit 4.5 to Motorola's An-
                 nual Report on Form 10-K for the fiscal year ended De-
                 cember 31, 1991).
       4.7       Specimen of 7.60% Notes due January 1, 2007 (incorpo-
                 rated by reference to Exhibit 4.6 to Motorola's Annual
                 Report on Form 10-K for the fiscal year ended December
                 31, 1991).
       4.8       Specimen of 6 1/2% Notes due March 1, 2008 (incorporated
                 by reference to Exhibit 4(B) to Motorola's Current Re-
                 port on Form 8-K dated March 1, 1993).
       4.9       LYONs Indenture dated as of September 1, 1993 (incorpo-
                 rated by reference to Exhibit 4(v) to Motorola's Quar-
                 terly Report on Form 10-Q for the quarter ended October
                 2, 1993).
       4.10      Indenture dated as of May 1, 1995, between Motorola,
                 Inc. and Harris Trust and Savings Bank, as Trustee (in-
                 corporated by reference to Exhibit 4(d) to Motorola's
                 Registration Statement on Form S-3, Registration No. 33-
                 56055).
       4.11      Specimen of 7 1/2% Debentures due May 15, 2025 (incorpo-
                 rated by reference to Exhibit 4(B) to Motorola's Current
                 Report on Form 8-K dated May 15, 1995).
       4.12      Specimen of 6 1/2% Debentures due September 1, 2025 (in-
                 corporated by reference to Exhibit 4.12 to Motorola's
                 Annual Report on Form 10-K for the fiscal year ended De-
                 cember 31, 1995).
       4.13      Specimen of 5.22% Debentures due October 1, 2097 (incor-
                 porated by reference to Exhibit 4 to Motorola's Quar-
                 terly Report on Form 10-Q for the fiscal quarter ended
                 September 27, 1997).
       5.1       Opinion of Carol H. Forsyte, Senior Counsel, Motorola
                 Corporate Law Department, regarding the legality of the
                 securities being registered.
       8.1       Form of Opinion of Gray Cary Ware & Freidenrich LLP as
                 to tax matters.
       8.2       Form of Opinion of Jackson Tufts Cole & Black, LLP as to
                 tax matters.

     EXHIBIT NO.                          EXHIBIT
     -----------                          -------
      10.1       Motorola Executive Incentive Plan, as amended through
                 February 4, 1998 (incorporated by reference to Exhibit
                 3(ii) to Motorola's Quarterly Report on Form 10-Q for
                 the fiscal quarter ended June 27, 1998).
      10.2       Motorola Long Range Incentive Plan of 1994, as amended
                 through February 4, 1998 (incorporated by reference to
                 Exhibit 3(ii) to Motorola's Quarterly Report on Form
                 10-Q for the fiscal quarter ended June 27, 1998).
      10.3       Share Option Plan of 1982, as amended through March 24,
                 1992 (incorporated by reference to Exhibit 10.3 to
                 Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1990, Exhibit 10.2(a) to
                 Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1991 and Exhibit 10.3 to
                 Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1992).
      10.4       Share Option Plan of 1991, as amended through August 7,
                 1995 (incorporated by reference to Exhibit 10.4 to
                 Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1993 and Exhibit 10.4 to
                 Motorola's Report on Form 10-K for the fiscal year ended
                 December 31, 1995).
      10.5       Resolutions Amending Sections 8 and 10(2) of the Share
                 Option Plan of 1982, and Resolutions Amending Sections 7
                 and 9(b) of the Share Option Plan of 1991, effective Au-
                 gust 15, 1996 (incorporated by reference to Exhibit 10.5
                 to Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1996).
      10.6       Share Option Plan of 1996, as amended through May 7,
                 1997 (incorporated by reference to Exhibit 10 to
                 Motorola's Quarterly Report on Form 10-Q for the fiscal
                 quarter ended June 28, 1997).
      10.7       Motorola Elected Officers Supplementary Retirement Plan,
                 as amended through February 6, 1995 (incorporated by
                 reference to Exhibit 10.5 to Motorola's Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1994).
      10.8       Executive Health Plan (incorporated by reference to Ex-
                 hibit 10.8 to Motorola's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1996).
      10.9       Accidental death and dismemberment insurance for MEIP
                 participants (incorporated by reference to Exhibit 10.7
                 to Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1990).
      10.10      Arrangement for directors' fees and retirement plan for
                 non-employee directors (description incorporated by ref-
                 erence from pages 6 and 7 of Motorola's Proxy Statement
                 for the 1998 annual meeting of shareholders).
      10.11      Deferred Fee Plan for Outside Directors, as amended Feb-
                 ruary 6, 1996 (incorporated by reference to Exhibit 10.9
                 to Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1995).
      10.12      Motorola Non-Employee Directors Stock Plan, as amended
                 and restated on February 4, 1998. (incorporated by ref-
                 erence to Exhibit 3(ii) to Motorola's Quarterly Report
                 on Form 10-Q for the fiscal quarter ended June 27,
                 1998).
      10.13      Officers' Group Life Insurance Policy (incorporated by
                 reference to Exhibit 10.10 to Motorola's Annual Report
                 on Form 10-K for the fiscal year ended December 31,
                 1990).
      10.14      Form of Termination Agreement in respect of a change in
                 control (incorporated by reference to Exhibit 10.15 to
                 Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1989).

     EXHIBIT NO.                          EXHIBIT
     -----------                          -------
      10.15      Policy protecting salary and medical benefits of employ-
                 ees in the event of an unsolicited change in control
                 (incorporated by reference to Exhibit 10.16 to
                 Motorola's Annual Report on Form 10-K for the fiscal
                 year ended December 31, 1990).
      10.16      Insurance policy covering non-employee Directors (incor-
                 porated by reference to the description on page 7 of
                 Motorola's Proxy Statement for the 1998 annual meeting
                 of shareholders and to Exhibit 10.16 to Motorola's An-
                 nual Report on Form 10-K for the fiscal year ended De-
                 cember 31, 1989).
      10.17      Iridium Space System Contract between Motorola, Inc. and
                 Iridium, Inc., as amended to date, and Iridium Communi-
                 cations Systems Operations and Maintenance Contract be-
                 tween Motorola, Inc. and Iridium, Inc., as amended to
                 date (incorporated by reference to Exhibits 99.2 and
                 99.3, respectively, to Motorola's Current Report on Form
                 8-K dated August 2, 1993 and Exhibits 99(a) and 99(b),
                 respectively, to Motorola's Quarterly Report on Form 10-
                 Q for the quarter ended October 1, 1994).
      10.18      Motorola Incentive Plan of 1998 (incorporated by refer-
                 ence to Exhibit 10 to Motorola's Quarterly Report on
                 Form 10-Q for the quarter ended March 28, 1998).
      11         Motorola, Inc. and Subsidiaries Basic and Diluted Earn-
                 ings Per Common Share.
      21         Subsidiaries of Motorola (incorporated by reference to
                 Exhibit 21 of Motorola's Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1997).
      23.1       Consent of KPMG Peat Marwick LLP.
      23.2       Consent of PricewaterhouseCoopers LLP.
      23.3       Consent of Carol H. Forsyte, Senior Counsel, Motorola
                 Corporate Law Department (included in Exhibit 5.1).
      23.4       Consent of Gray Cary Ware & Freidenrich LLP (included in
                 Exhibit 8.1).
      23.5       Consent of Jackson Tufts Cole & Black, LLP (included in
                 Exhibit 8.2).
      24         Powers of Attorney (included on Page II-7).
      99.1       Starfish Software, Inc. Proxy Card.

  (b) FINANCIAL STATEMENT SCHEDULE

  The following schedule of Motorola for the three fiscal years ended December 31, 1997, 1996 and 1995 is incorporated by reference from Motorola's Annual Report on Form 10-K for the year ended December 31, 1997 in this Registration Statement on Form S-4. All other schedules have been omitted because they are not applicable, or because the required information required is shown in the consolidated financial statements or notes thereto.

  Schedule II--Valuation and Qualifying Accounts.

ITEM 22. UNDERTAKINGS

  (a) Motorola hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or event s arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Motorola hereby undertakes that, for purposes of determining any liability under the securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Motorola hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Motorola undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (d) Motorola undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Motorola hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the Registration Statement through the date of responding to the request.

  (f) Motorola hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Motorola pursuant to the foregoing provisions, or otherwise, Motorola has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Motorola of expenses incurred or paid by a director, officer or controlling person of Motorola in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Motorola will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, MOTOROLA HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF SCHAUMBURG, ILLINOIS, AS OF JULY 24, 1998.

                                          Motorola, Inc.

                                               /s/ Christopher B. Galvin
                                          By: _________________________________
                                                   Christopher B. Galvin
                                                  Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl F. Koenemann and Kenneth J. Johnson and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


   /s/ Christopher B. Galvin         Chief Executive Officer and        7/21/98
____________________________________  Director (Principal
       Christopher B. Galvin          Executive Officer)

     /s/ Carl F. Koenemann           Executive Vice President and       7/21/98
____________________________________  Chief Financial Officer
         Carl F. Koenemann            (Principal Financial
                                      Officer)

     /s/ Kenneth J. Johnson          Senior Vice President and          7/20/98
____________________________________  Controller (Principal
         Kenneth J. Johnson           Accounting Officer)

       /s/ Ronnie C. Chan            Director                           7/22/98
____________________________________
           Ronnie C. Chan

     /s/ H. Laurance Fuller          Director                           7/23/98
____________________________________
         H. Laurance Fuller

      /s/ Robert W. Galvin           Director                           7/22/98
____________________________________
          Robert W. Galvin

     /s/ Robert L. Growney           Director                           7/20/98
____________________________________
         Robert L. Growney

       /s/ Anne P. Jones             Director                           7/20/98
____________________________________
           Anne P. Jones


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/ Donald R. Jones            Director                           7/22/98
____________________________________
          Donald R. Jones

       /s/ Judy C. Lewent            Director                           7/21/98
____________________________________
           Judy C. Lewent

      /s/ Walter E. Massey           Director                           7/21/98
____________________________________
          Walter E. Massey

      /s/ Thomas J. Murrin           Director                           7/21/98
____________________________________
          Thomas J. Murrin

    /s/ Nicholas Negroponte          Director                           7/24/98
____________________________________
        Nicholas Negroponte

    /s/ John E. Pepper, Jr.          Director                           7/20/98
____________________________________
        John E. Pepper, Jr.

    /s/ Samuel C. Scott III          Director                           7/21/98
____________________________________
        Samuel C. Scott III

       /s/ Gary L. Tooker            Director                           7/20/98
____________________________________
           Gary L. Tooker

      /s/ B. Kenneth West            Director                           7/23/98
____________________________________
          B. Kenneth West

       /s/ John A. White             Director                           7/24/98
____________________________________
           John A. White


                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1      Underwriting Agreement dated October 7, 1997, by and among Motorola,
         Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman,
         Sachs & Co. and Morgan Stanley & Co. Incorporated (incorporated by reference to Exhibit 1 to Motorola's Quarterly Report on Form 10-Q for
         the fiscal quarter ended September 27, 1997).
  2.1    Agreement and Plan of Merger, dated July 1, 1998, by and among
         Motorola, Inc., SS Acquisition Corporation and Starfish Software, Inc.
  2.2    Amendment No. 1 to the Agreement and Plan of Merger, dated July 24,
         1998, by and among Motorola, Inc., SS Acquisition Corporation,
         Phillippe Kahn, Sonia Lee Kahn and Starfish Software, Inc.
  3(i)   Restated Certificate of Incorporation of Motorola, Inc., as amended, including Certificate of Designation, Preferences and Rights for
         Junior Participating Preferred Stock, Series A (incorporated by reference to Exhibit 3(i)(b) to Motorola's Quarterly Report on Form
         10-Q for the fiscal quarter ended April 2, 1994).
  3(ii)  Bylaws of Motorola, Inc., as amended through July 16, 1997
         (incorporated by reference to Exhibit 3(ii) to Motorola's Quarterly
         Report on Form 10-Q for the fiscal quarter ended June 27, 1998).
  4.1    Rights Agreement dated November 9, 1988 (incorporated by reference to
         Exhibit (1) to Motorola's Registration Statement on Form 8-A dated
         November 15, 1988).
  4.2    Amendment to Rights Agreement dated August 7, 1990 (incorporated by reference to Exhibit 2 to Motorola's Form 8 dated August 9, 1990 amending Motorola's Registration Statement on Form 8-A dated November
         15, 1988).
  4.3    Amendment No. 2 on Form 8 dated December 2, 1992, amending Motorola's
         Registration Statement on Form 8-A dated November 15, 1988
         (incorporated by reference to Motorola's Form 8 dated December 2,
         1992).
  4.3(a) Amendment No. 3 on Form 8-A/A dated February 28, 1994, amending
         Motorola's Registration Statement on Form 8-A dated November 15,1988
         (incorporated by reference to Motorola's Amendment No. 3 on Form 8-A/A dated February 28, 1994).
  4.4    LYONs Indenture dated September 1, 1989 (incorporated by reference to
         Exhibit 4(a) to Motorola's Registration Statement on Form S-3,
         Registration No. 33-30662).
  4.5    Indenture dated as of March 15, 1985, between Motorola, Inc. and
         Harris Trust and Savings Bank, as Trustee, and specimen of 8.40%
         Debentures due August 15, 2031 under the Indenture (incorporated by reference to Exhibits 4(C) and 4(B), respectively, to Motorola's
         Current Report on Form 8-K dated August 12, 1991).
  4.6    Indenture dated as of October 1, 1991, between Motorola, Inc. and
         Harris Trust and Savings Bank, as Trustee (incorporated by reference to Exhibit 4.5 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1991).
  4.7    Specimen of 7.60% Notes due January 1, 2007 (incorporated by reference to Exhibit 4.6 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1991).
  4.8    Specimen of 6 1/2% Notes due March 1, 2008 (incorporated by reference to Exhibit 4(B) to Motorola's Current Report on Form 8-K dated March
         1, 1993).
  4.9    LYONs Indenture dated as of September 1, 1993 (incorporated by reference to Exhibit 4(v) to Motorola's Quarterly Report on Form 10-Q
         for the quarter ended October 2, 1993).
  4.10   Indenture dated as of May 1, 1995, between Motorola, Inc. and Harris
         Trust and Savings Bank, as Trustee (incorporated by reference to
         Exhibit 4(d) to Motorola's Registration Statement on Form S-3,
         Registration No. 33-56055).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  4.11   Specimen of 7 1/2% Debentures due May 15, 2025 (incorporated by reference to Exhibit 4(B) to Motorola's Current Report on Form 8-K
         dated May 15, 1995).
  4.12   Specimen of 6 1/2% Debentures due September 1, 2025 (incorporated by reference to Exhibit 4.12 to Motorola's Annual Report on Form 10-K for
         the fiscal year ended December 31, 1995).
  4.13   Specimen of 5.22% Debentures due October 1, 2097 (incorporated by reference to Exhibit 4 to Motorola's Quarterly Report on Form 10-Q for
         the fiscal quarter ended September 27, 1997).
  5.1    Opinion of Carol H. Forsyte, Senior Counsel, Motorola Corporate Law
         Department, regarding the legality of the securities being registered.
  8.1    Form of Opinion of Gray Cary Ware & Freidenrich LLP as to tax matters.
  8.2    Form of Opinion of Jackson Tufts Cole & Black, LLP as to tax matters.
 10.1    Motorola Executive Incentive Plan, as amended through February 4, 1998
         (incorporated by reference to Exhibit 3(ii) to Motorola's Quarterly
         Report on Form 10-Q for the fiscal quarter ended June 27, 1998).
 10.2    Motorola Long Range Incentive Plan of 1994, as amended through
         February 4, 1998 (incorporated by reference to Exhibit 3(ii) to
         Motorola's Quarterly Report on Form 10-Q for the fiscal quarter ended
         June 27, 1998).
 10.3    Share Option Plan of 1982, as amended through March 24, 1992
         (incorporated by reference to Exhibit 10.3 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1990, Exhibit
         10.2(a) to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 and Exhibit 10.3 to Motorola's Annual Report
         on Form 10-K for the fiscal year ended December 31, 1992).
 10.4    Share Option Plan of 1991, as amended through August 7, 1995
         (incorporated by reference to Exhibit 10.4 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and Exhibit
         10.4 to Motorola's Report on Form 10-K for the fiscal year ended
         December 31, 1995).
 10.5    Resolutions Amending Sections 8 and 10(2) of the Share Option Plan of
         1982, and Resolutions Amending Sections 7 and 9(b) of the Share Option
         Plan of 1991, effective August 15, 1996 (incorporated by reference to
         Exhibit 10.5 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).
 10.6    Share Option Plan of 1996, as amended through May 7, 1997
         (incorporated by reference to Exhibit 10 to Motorola's Quarterly
         Report on Form 10-Q for the fiscal quarter ended June 28, 1997).
 10.7    Motorola Elected Officers Supplementary Retirement Plan, as amended through February 6, 1995 (incorporated by reference to Exhibit 10.5 to
         Motorola's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1994).
 10.8    Executive Health Plan (incorporated by reference to Exhibit 10.8 to
         Motorola's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1996).
 10.9    Accidental death and dismemberment insurance for MEIP participants
         (incorporated by reference to Exhibit 10.7 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1990).
 10.10   Arrangement for directors' fees and retirement plan for non-employee directors (description incorporated by reference from pages 6 and 7 of
         Motorola's Proxy Statement for the 1998 annual meeting of
         shareholders).
 10.11   Deferred Fee Plan for Outside Directors, as amended February 6, 1996
         (incorporated by reference to Exhibit 10.9 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.12   Motorola Non-Employee Directors Stock Plan, as amended and restated on
         February 4, 1998 (incorporated by reference to Exhibit 3(ii) to
         Motorola's Quarterly Report on Form 10-Q for the fiscal quarter ended
         June 27, 1998).
 10.13   Officers' Group Life Insurance Policy (incorporated by reference to
         Exhibit 10.10 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1990).
 10.14   Form of Termination Agreement in respect of a change in control
         (incorporated by reference to Exhibit 10.15 to Motorola's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1989).
 10.15   Policy protecting salary and medical benefits of employees in the event of an unsolicited change in control (incorporated by reference to Exhibit 10.16 to Motorola's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1990).
 10.16   Insurance policy covering non-employee Directors (incorporated by reference to the description on page 7 of Motorola's Proxy Statement for the 1998 annual meeting of shareholders and to Exhibit 10.16 to
         Motorola's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1989).
 10.17   Iridium Space System Contract between Motorola, Inc. and Iridium,
         Inc., as amended to date, and Iridium Communications Systems
         Operations and Maintenance Contract between Motorola, Inc. and
         Iridium, Inc., as amended to date (incorporated by reference to
         Exhibits 99.2 and 99.3, respectively, to Motorola's Current Report on
         Form 8-K dated August 2, 1993 and Exhibits 99(a) and 99(b), respectively, to Motorola's Quarterly Report on Form 10-Q for the
         quarter ended October 1, 1994).
 10.18   Motorola Incentive Plan of 1998 (incorporated by reference to Exhibit
         10 to Motorola's Quarterly Report on Form 10-Q for the quarter ended
         March 28, 1998).
 11      Motorola, Inc. and Subsidiaries Basic and Diluted Earnings Per Common
         Share.
 21      Subsidiaries of Motorola (incorporated by reference to Exhibit 21 of
         Motorola's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1997.
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of Carol H. Forsyte, Senior Counsel, Motorola Corporate Law
         Department (included in Exhibit 5.1).
 23.4    Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 8.1).
 23.5    Consent of Jackson Tufts Cole & Black, LLP (included in Exhibit 8.2).
 24      Powers of Attorney (included on Page II-7).
 99.1    Starfish Software, Inc. Proxy Card.